CREDIT AGREEMENT

                          Dated as of December 7, 1999

                                      among

                       TAKE-TWO INTERACTIVE SOFTWARE, INC.
                                as the Borrower,

                      CERTAIN SUBSIDIARIES AND AFFILIATES,
                                 as Guarantors,

                            THE LENDERS NAMED HEREIN

                                       AND

                             BANK OF AMERICA, N.A.,
                             as Administrative Agent

                                  Arranged by:

                         BANK OF AMERICA SECURITIES LLC,
                   as Sole Lead Arranger and Sole Book Manager

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                                TABLE OF CONTENTS

                                                                           Page

SECTION 1  DEFINITIONS.......................................................1
      1.1      Definitions...................................................1
      1.2      Computation of Time Periods..................................28
      1.3      Accounting Terms.............................................28
SECTION 2  CREDIT FACILITIES................................................28
      2.1      Commitments..................................................29
      2.2      Method of Borrowing..........................................30
      2.3      Interest.....................................................32
      2.4      Repayment....................................................32
      2.5      Notes........................................................32
      2.6      Additional Provisions relating to Letters of Credit..........32
      2.7      Additional Provisions relating to Swingline Loans............37
SECTION 3  OTHER PROVISIONS RELATING TO CREDIT FACILITIES...................38
      3.1      Default Rate.................................................38
      3.2      Extension and Conversion.....................................38
      3.3      Prepayments..................................................39
      3.4      Reduction and Termination of Commitments.....................39
      3.5      Fees.........................................................40
      3.6      Capital Adequacy.............................................40
      3.7      Limitation on Eurodollar Loans...............................41
      3.8      Illegality...................................................41
      3.9      Requirements of Law..........................................42
      3.10     Treatment of Affected Loans..................................43
      3.11     Taxes........................................................43
      3.12     Compensation.................................................45
      3.13     Pro Rata Treatment...........................................46
      3.14     Sharing of Payments..........................................47
      3.15     Payments, Computations, Etc..................................47
      3.16     Certain Limitations..........................................49
      3.17     Evidence of Debt.............................................50
SECTION 4  GUARANTY.........................................................51
      4.1      The Guaranty.................................................51
      4.2      Obligations Unconditional....................................52
      4.3      Reinstatement................................................53
      4.4      Certain Additional Waivers...................................53
      4.5      Remedies.....................................................53
      4.6      Rights of Contribution.......................................54
      4.7      Guarantee of Payment; Continuing Guarantee...................54
SECTION 5  CONDITIONS.......................................................55
      5.1      Closing Conditions...........................................55
      5.2      Conditions to all Extensions of Credit.......................57
SECTION 6  REPRESENTATIONS AND WARRANTIES...................................58
      6.1      Financial Condition..........................................58

      6.2      No Changes or Restricted Payments............................58
      6.3      Organization; Existence; Compliance with Law.................59
      6.4      Power; Authorization; Enforceable Obligations................59
      6.5      No Legal Bar.................................................59
      6.6      No Material Litigation and Disputes..........................60
      6.7      No Defaults..................................................60
      6.8      Ownership and Operation of Property..........................60
      6.9      Intellectual Property........................................60
      6.10     Taxes........................................................61
      6.11     ERISA........................................................62
      6.12     Governmental Regulations, Etc................................63
      6.13     Subsidiaries.................................................64
      6.14     Purpose of Extensions of Credit..............................64
      6.15     Environmental Matters........................................64
      6.16     Year 2000 Compliance.........................................65
      6.17     No Material Misstatements....................................65
      6.18     Labor Matters................................................66
      6.19     Security Documents...........................................66
      6.20     Location of Real Property and Leased Premises................67
      6.21     Solvency.....................................................67
      6.22     No Other Broker's Fees.......................................67
SECTION 7  AFFIRMATIVE COVENANTS............................................68
      7.1      Information Covenants........................................68
      7.2      Preservation of Existence and Franchises.....................72
      7.3      Books and Records............................................72
      7.4      Compliance with Law..........................................72
      7.5      Payment of Taxes and Other Indebtedness......................72
      7.6      Insurance....................................................72
      7.8      Performance of Obligations...................................73
      7.9      Use of Proceeds..............................................73
      7.10     Audits/Inspections...........................................73
      7.11     Financial Covenants..........................................74
      7.12     Additional Guarantors........................................74
      7.14     Year 2000 Compliance.........................................76
SECTION 8  NEGATIVE COVENANTS...............................................76
      8.1      Indebtedness.................................................76
      8.2      Liens........................................................78
      8.3      Nature of Business...........................................78
      8.4      Merger and Consolidation, Dissolution and Acquisitions.......78
      8.5      Asset Dispositions...........................................79
      8.6      Investments..................................................80
      8.7      Restricted Payments..........................................80
      8.8      Modifications and Payments in respect of Funded Debt.........80
      8.9      Transactions with Affiliates.................................80
      8.10     Fiscal Year; Organizational Documents........................81

      8.11     Limitation on Restricted Actions.............................81
      8.12     Ownership of Subsidiaries....................................81
      8.13     Sale Leasebacks..............................................82
      8.14     No Further Negative Pledges..................................82
SECTION 9  EVENTS OF DEFAULT................................................82
      9.1      Events of Default............................................82
      9.2      Acceleration; Remedies.......................................85
SECTION 10  AGENCY PROVISIONS...............................................86
      10.1     Appointment, Powers and Immunities...........................86
      10.2     Reliance by Agents...........................................86
      10.3     Defaults.....................................................87
      10.4     Rights as a Lender...........................................87
      10.5     Indemnification..............................................87
      10.6     Non-Reliance on Agents and Other Lenders.....................88
      10.7     Successor Agent..............................................88
SECTION 11  MISCELLANEOUS...................................................89
      11.1     Notices......................................................89
      11.2     Right of Set-Off; Adjustments................................89
      11.3     Benefit of Agreement.........................................90
      11.4     No Waiver; Remedies Cumulative...............................92
      11.5     Expenses; Indemnification....................................92
      11.6      Amendments, Waivers and Consents............................93
      11.7     Counterparts.................................................95
      11.8     Headings.....................................................95
      11.9     Survival.....................................................95
      11.10    Governing Law; Submission to Jurisdiction; Venue.............95
      11.11    Severability.................................................96
      11.12    Entirety.....................................................96
      11.13    Binding Effect; Termination..................................96
      11.14    Confidentiality..............................................96
      11.15    Source of Funds..............................................97
      11.16    Conflict.....................................................98


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

                                    SCHEDULES

Schedule 2.1               Lenders and Commitments
Schedule 2.2(a)(i)         Form of Notice of Borrowing for Revolving Loans
Schedule 2.2(a)(ii)        Form of Notice of Request of Letter of Credit
Schedule 2.2(a)(iii)       Form of Notice of Borrowing for Swingline Loans
Schedule 2.5               Form of Revolving Note
Schedule 2.6(b)            Existing Letters of Credit
Schedule 3.2               Form of Notice of Extension/Conversion
Schedule 5.1(g)(v)         Form of Officer's Certificate
Schedule 6.6               Litigation
Schedule 6.8               Liens
Schedule 6.9               Intellectual Property
Schedule 6.13              North American Subsidiaries
Schedule 6.19              Labor Matters
Schedule 6.20(a)           Locations of Owned and Leased Real Property
Schedule 6.20(b)           Locations of Tangible Personal Property
Schedule 6.20(c)           Locations of Chief Executive Office/Principal
                             Place of Business
Schedule 7.1(c)            Form of Officer's Compliance Certificate
Schedule 7.6               Insurance
Schedule 7.12              Form of Joinder Agreement
Schedule 8.1               Indebtedness
Schedule 8.6               Investments
Schedule 11.1              Lenders' Addresses
Schedule 11.3(b)           Form of Assignment and Acceptance

                                CREDIT AGREEMENT

     THIS CREDIT AGREEMENT, dated as of December 7, 1999 (the "Credit Agreement"), is by and among TAKE-TWO INTERACTIVE SOFTWARE, INC., a Delaware corporation, certain of its subsidiaries party hereto, the lenders identified herein, and BANK OF AMERICA, N.A., as Administrative Agent (in such capacity, the "Administrative Agent").

                               W I T N E S S E T H

     WHEREAS, the Credit Parties have requested that the Lenders provide $75 million in credit facilities for the purposes hereinafter set forth; and

     WHEREAS, the Lenders have agreed to make the requested credit facilities available on the terms and conditions hereinafter set forth;

     NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    SECTION 1

                                   DEFINITIONS

1.1 Definitions.

     As used in this Credit Agreement, the following terms shall have the meanings specified below unless the context otherwise requires:

          "Acquisition", by any Person, means the purchase or acquisition by such Person of any Capital Stock of another Person or all or any substantial portion of the Property (other than Capital Stock) of another Person, whether or not involving a merger or consolidation with such other Person.

          "Adjusted Base Rate" means the Base Rate plus the Applicable
     Percentage.

          "Adjusted Eurodollar Rate" means the Eurodollar Rate plus the Applicable Percentage.

          "Administrative Agent" means Bank of America, together with its successors in such capacity.

          "Administrative Agent's Fee Letter" means that letter agreement dated as of September 9, 1999, between the Administrative Agent and the Borrower, as amended, modified, supplemented or replaced from time to time.

          "Administrative Agent's Fees" shall have the meaning assigned to such term in Section 3.5(c).

          "Affiliate" means, with respect to any Person, any other Person (i) directly or indirectly controlling or controlled by or under direct or indirect common control with such Person or (ii) directly or indirectly owning or holding ten percent (10%) or more of the Capital Stock in such Person. For purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

          "Agency Services Address" means the notice address for the Administrative Agent set forth in Section 11.1 or such other address as may be identified by written notice from the Administrative Agent to the Borrower.

          "Agents" means the Administrative Agent and the Collateral Agent.

          "Aggregate Revolving Committed Amount" shall have the meaning provided such term in Section 2.1(a).

          "Applicable Lending Office" means, for each Lender, the office of such Lender (or of an Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrower by written notice as the office by which its Eurodollar Loans are made and maintained.

          "Applicable Percentage" means for any day, the rate per annum set forth below opposite the applicable Consolidated Leverage Ratio then in effect, it being understood that the Applicable Percentage for (i) Base Rate Loans shall be the percentage set forth under the column "Base Rate Margin", (ii) Eurodollar Loans shall be the percentage set forth under the column "Eurodollar Margin and Letter of Credit Fee", (iii) the Letter of Credit Fee shall be the percentage set forth under the column "Eurodollar Margin and Letter of Credit Fee", and (iv) the Commitment Fee shall be the percentage set forth under the column "Commitment Fee":

          Consolidated Leverage Eurodollar Margin Pricing Ratio Base Rate And Commitment Level Margin Letter of Credit Fee Fee

              Consolidated Leverage               Eurodollar Margin
     Pricing          Ratio          Base Rate           And         Commitment
      Level                           Margin    Letter of Credit Fee     Fee

        I             <1.25             0%              2.00%           0.50%
       II        >1.25 but <1.75       0.25%            2.25%           0.50%
       III       >1.75 but <2.25       0.50%            2.50%           0.50%
       IV        >2.25 but <2.75       0.75%            2.75%           0.50%
        V             >2.75            1.25%            3.25%           0.50%

The Applicable Percentage shall be determined and adjusted quarterly on the date (each a "Rate Determination Date") five (5) Business Days after the date by which each annual and quarterly compliance certificates and related financial statements and information are required in accordance with the provisions of Sections 7.1(a), (b) and (c), as appropriate; provided that:

          (i) the initial Applicable Percentages shall be based on pricing level III and shall remain in effect at such pricing level until the first Rate Determination Date to occur in connection with the delivery of the quarterly financial statements and appropriate compliance certificate for the fiscal quarter ending January 31, 2000, and

          (ii) notwithstanding the foregoing, in the event an annual or quarterly compliance certificate and related financial statements and information are not delivered timely to the Agency Services Address by the date required by Section 7.1(a), (b) or (c), as appropriate, the Applicable Percentages shall be based on pricing level V until such time as an appropriate compliance certificate and related financial statements and information are delivered, whereupon the applicable pricing level shall be adjusted based on the information contained in such compliance certificate and related financial statements and information.

Subject to the qualifications set forth above, each Applicable Percentage shall be effective from a Rate Determination Date until the next such Rate Determination Date. The Administrative Agent shall determine the appropriate Applicable Percentages in the pricing matrix promptly upon receipt of and based on the quarterly or annual compliance certificate and related financial information and shall promptly notify the Borrower and the Lenders of any change thereof. Such determinations by the Administrative Agent shall be conclusive absent manifest error. Adjustments in the Applicable Percentages shall be effective as to existing Extensions of Credit as well as new Extensions of Credit made thereafter.

          "Asset Disposition" shall mean and include the sale, lease or other disposition of any Property by any member of the North American Group (including the Capital Stock of a Subsidiary); but for purposes hereof shall not include, in any event, (A) the sale of inventory in the ordinary course of business, (B) the sale, lease or other disposition of machinery and equipment no longer used or useful in the conduct of business and (C) a sale, lease, transfer or disposition of Property to a Domestic Credit Party.

          "Bank of America" means Bank of America, N.A., and its successors.

          "Bankruptcy Code" means the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

          "Bankruptcy Event" means, with respect to any Person, the occurrence of any of the following with respect to such Person: (i) a court or governmental agency having jurisdiction in the premises shall enter a decree or order for relief in respect of such Person in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or ordering the winding up or liquidation of its affairs; or (ii) there shall be commenced against such Person an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or any case, proceeding or other action for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or for the winding up or liquidation of its affairs, and such involuntary case or other case, proceeding or other action shall remain undismissed, undischarged or unbonded for a period of sixty (60) consecutive days; or (iii) such Person shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or make any general assignment for the benefit of creditors; or (iv) such Person shall be unable to, or shall admit in writing its inability to, pay its debts generally as they become due.

          "Base Rate" means, for any day, the rate per annum equal to the higher of (a) the Federal Funds Rate for such day plus one-half of one percent (0.5%) and (b) the Prime Rate for such day. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective on the effective date of such change in the Prime Rate or Federal Funds Rate.

          "Base Rate Loan" means any Loan bearing interest at a rate determined by reference to the Base Rate.

          "Borrower" means Take-Two Interactive Software, Inc., a Delaware corporation, as referenced in the opening paragraph, and its successors and permitted assigns.

          "Business Day" means a day other than a Saturday, Sunday or other day on which commercial banks in Charlotte, North Carolina or New York, New York are authorized or required by law to close, except that, when used in connection with a Eurodollar Loan, such day shall also be a day on which dealings between banks are carried on in Dollar deposits in London, England.

          "Canadian Eligible Inventory" means, as of any date of determination, the aggregate book value (based on an average cost valuation) of all inventory owned by any of the Canadian Subsidiaries on a consolidated basis after deducting allowances or reserves relating thereto, as shown on the books and records of the Canadian Subsidiaries, but excluding in any event
     (a) inventory which is subject to any other Lien that is not a Permitted Lien, (b) inventory which is not in good condition or fails to meet standards for sale or use imposed by governmental agencies, departments or divisions having regulatory authority over such goods, (c) inventory which is leased or on consignment, (d) displays, (e) inventory in possession of a Person other than a Canadian Subsidiary, and (f) inventory which fails to meet such other specifications and requirements as may from time to time be established by the Administrative Agent in its reasonable discretion.

          "Canadian Eligible Receivables" means, as of any date of determination, the aggregate book value of all Receivables owned by or owing to any of the Canadian Subsidiaries on a consolidated basis after deducting retainage and allowances or reserves relating thereto, as shown on the books and records of the Canadian Subsidiaries, but excluding in any event (a) Receivables owing by an account debtor which is not solvent or is subject to any bankruptcy or insolvency proceeding of any kind, (b) any Receivable which is subject to any Lien that is not a Permitted Lien, (c) any insured Receivable which is more than 60 days past due or any uninsured Receivable which is more than 90 days past invoice date (in each case net of reserves for bad debts in connection with any such Receivables), (d) any Receivable not otherwise excluded by clause (c) above if more than 50% of the other Receivables owing from the applicable account debtor are excluded by clause (c) above, (e) the sum of all credit balances carried on Receivables that are more than 90 days past due, (f) Receivables that are more than 90 days past the original invoice date but that have been re-aged as a result of a dispute by the account debtor, (g) Receivables for which any Subsidiary or any Affiliate of a member of the Consolidated Group is the account debtor, (h) any Receivable if and to the extent the amount of such Receivable, together with all other Receivables of the applicable account debtor, exceeds an amount equal to 25% of all Receivables owned by or owing to the members of the North American Group, and (i) Receivables which fail to meet such other specifications and requirements as may from time to time be established by the Administrative Agent in its reasonable discretion.

          "Canadian Subsidiary" means any Subsidiary which is incorporated or organized under the laws of Canada or any province thereof.

          "Capital Lease" means, as applied to any Person, any lease of any Property by that Person as lessee which, in accordance with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

          "Capital Stock" means (i) in the case of a corporation, capital stock,
     (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (iii) in the case of a partnership, partnership interests (whether general or limited) and (iv) in the case of a limited liability company, membership interests.

          "Cash Equivalents" means (a) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) U.S. Dollar denominated time deposits and certificates of deposit of (i) any Lender, (ii) any domestic commercial bank of recognized standing having capital and surplus in excess of

     $500,000,000 or (iii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody's is at least P-1 or the equivalent thereof (any such bank being an "Approved Bank"), in each case with maturities of not more than 270 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody's and maturing within six months of the date of acquisition, (d) repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations and (e) Investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940, as amended, which are administered by reputable financial institutions having capital of at least $500,000,000 and the portfolios of which are limited to Investments of the character described in the foregoing subdivisions (a) through (d).

          "Change of Control" means the occurrence of any of the following events after the Closing Date: (i) any Person or two or more Persons acting in concert shall have acquired beneficial ownership, directly or indirectly, of, or shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of or control over, Voting Stock of the Borrower (or other securities convertible into such Voting Stock) representing 25% or more of the combined voting power of all Voting Stock of the Borrower or (ii) during any period of up to 24 consecutive months, commencing after the Closing Date, individuals who at the beginning of such 24 month period were directors of the Borrower (together with any new director whose election by the Borrower's board of directors or whose nomination for election by the Borrower's shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors of the Borrower then in office. As used herein, "beneficial ownership" shall have the meaning provided in Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act.

          "Closing Date" means the date hereof.

          "Collateral" means a collective reference to the collateral which is identified in, and at any time will be covered by, the Collateral Documents.

          "Collateral Agent" means Bank of America, together with its successors in such capacity.

          "Collateral Documents" means a collective reference to the Security Agreement, the Pledge Agreement and such other documents executed and delivered in connection with the attachment and perfection of the security interests and liens arising thereunder, including without limitation, UCC financing statements and patent and trademark filings.

          "Commitment Fee" shall have the meaning provided in Section 3.5(a).

          "Commitment Period" means the period from and including the Closing Date to but not including the earlier of (i) the Termination Date or (ii) the date on which the Commitments terminate in accordance with the provisions of this Credit Agreement.

          "Commitments" means the Revolving Commitment, the LOC Commitment and the Swingline Commitment.

          "Committed Amount" means any of the Revolving Committed Amount, the LOC Committed Amount and/or the Swingline Committed Amount.

          "Consolidated Adjusted EBITDAR" means, for any period for the Consolidated Group, the sum of (i) Consolidated EBITDA, plus (ii) rent and Operating Lease expense, minus (iii) cash taxes paid, minus (iv) earn-out and other payments based on performance made in connection with Acquisitions permitted hereunder and Acquisitions consummated prior to the Closing Date, in each case on a consolidated basis in accordance with GAAP. Except as otherwise expressly provided, the applicable period shall be for the four consecutive fiscal quarters ending as of the date of determination.

          "Consolidated EBITDA" means, for any period for the Consolidated Group, the sum of Consolidated Net Income, plus, to the extent deducted in determining Consolidated Net Income, the sum of (i) Consolidated Interest Expense, (ii) all provisions for federal, state and local income taxes,
     (iii) depreciation and amortization, and (iv) one-time non-cash charges approved by the Administrative Agent in its sole discretion, in each case on a consolidated basis in accordance with GAAP. Except as otherwise expressly provided, the applicable period shall be for the four consecutive fiscal quarters ending as of the date of determination.

          "Consolidated Fixed Charge Coverage Ratio" means, for any period, the ratio of Consolidated Adjusted EBITDAR to Consolidated Fixed Charges.

          "Consolidated Fixed Charges" means, for any period for the Consolidated Group, the sum of (i) the cash portion of Consolidated Interest Expense, plus (ii) lease and rent expense, in each case on a consolidated basis in accordance with GAAP. Except as otherwise expressly provided, the applicable period shall be for the four consecutive fiscal quarters ending as of the date of determination.

          "Consolidated Funded Debt" means Funded Debt of the Consolidated Group on a consolidated basis in accordance with GAAP.

          "Consolidated Group" means the Borrower and its consolidated subsidiaries as determined in accordance with GAAP.

          "Consolidated Interest Expense" means, for any period for members of the Consolidated Group, all interest expense, including the amortization of debt discount and premium, the interest component under capital leases and the implied interest component under securitization transactions (without deduction or reduction for interest income), on a consolidated basis in accordance with GAAP. Except as otherwise expressly provided, the applicable period shall be for the four consecutive fiscal quarters ending as of the date of determination.

          "Consolidated Leverage Ratio" means, as of the last day of each fiscal quarter, the ratio of (i) Consolidated Funded Debt on such day to (ii) Consolidated EBITDA for the period of four consecutive fiscal quarters ending as of such day.

          "Consolidated Net Income" means, for any period for the Consolidated Group, net income (or loss) determined on a consolidated basis in accordance with GAAP, but excluding for purposes of determining the Consolidated Leverage Ratio and the Consolidated Fixed Charge Coverage Ratio, any extraordinary gains or losses and related tax effects thereon. Except as otherwise expressly provided, the applicable period shall be for the four consecutive fiscal quarters ending as of the date of determination.

          "Consolidated Net Worth" means, as of any day, shareholders' equity or net worth of the Consolidated Group determined in accordance with GAAP.

          "Continue", "Continuation", and "Continued" shall refer to the continuation pursuant to Section 3.2 hereof of a Eurodollar Loan from one Interest Period to the next Interest Period.

          "Contractual Obligation" means, as to any Person, any material provision of any security issued by such Person or of any material provision of any material agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.

          "Convert", "Conversion", and "Converted" shall refer to a conversion pursuant to Section 3.2 or Sections 3.7 through 3.12, inclusive, of a Base Rate Loan into a Eurodollar Loan.

          "Credit Documents" means, collectively, this Credit Agreement, the Notes, the LOC Documents, the Collateral Documents, each Joinder Agreement, the Administrative Agent's Fee Letter, and all other related agreements and documents issued or delivered hereunder or thereunder or pursuant hereto or thereto.

          "Credit Party" means any of Borrower and the Guarantors.

          "Default" means any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

          "Defaulting Lender" means, at any time, any Lender that (a) has failed to make a Loan or purchase a Participation Interest required pursuant to the terms of this Credit Agreement within one Business Day of when due, (b) other than as set forth in (a) above, has failed to pay to the Administrative Agent or any Lender an amount owed by such Lender pursuant to the terms of this Credit Agreement within one Business Day of when due, unless such amount is subject to a good faith dispute or (c) has been deemed insolvent or has become subject to a bankruptcy or insolvency proceeding or with respect to which (or with respect to any of the assets of which) a receiver, trustee or similar official has been appointed.

          "Domestic Credit Party" means any Credit Party which is incorporated or organized under the laws of any State of the United States or the District of Columbia.

          "Domestic Subsidiary" means any Subsidiary which is incorporated or organized under the laws of any State of the United States or the District of Columbia.

          "Eligible Assignee" means (i) a Lender; (ii) an Affiliate of a Lender; and (iii) any other Person approved by the Administrative Agent and, unless an Event of Default has occurred and is continuing at the time any assignment is effected in accordance with Section 11.3, the Borrower (such approval by the Administrative Agent or the Borrower not to be unreasonably withheld or delayed and such approval to be deemed given by the Borrower if no objection is received by the assigning Lender and the Administrative Agent from the Borrower within five (5) Business Days after notice of such proposed assignment has been provided by the assigning Lender to the Borrower); provided, however, that neither the Borrower nor an Affiliate of the Borrower shall qualify as an Eligible Assignee.

          "Environmental Laws" means any and all lawful and applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to the environment or to emissions, discharges, releases or threatened releases of Materials of Environmental Concern into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Materials of Environmental Concern.

          "Equity Transaction" means, with respect to any member of the Consolidated Group, any issuance of shares of its capital stock or other equity interest, other than an issuance (i) to a member of the Consolidated Group, (ii) in connection with a conversion of debt securities to equity,
     (iii) in connection with exercise by a present or former employee, officer, director or other eligible participant under a stock incentive plan, stock option plan or other equity-based compensation plan or arrangement, (iv) in connection with the exercise by any Person of stock options or warrants issued to such Person as consideration for the licensing or acquisition of intellectual property rights, or (v) of the capital stock of the Borrower in connection with an Acquisition permitted hereunder.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto, as interpreted by the rules and regulations thereunder, all as the same may be in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

          "ERISA Affiliate" means an entity which is under common control with any member of the Consolidated Group within the meaning of Section 4001(a)(14) of ERISA, or is a member of a group which includes any member of the Consolidated Group and which is treated as a single employer under Sections 414(b) or (c) of the Internal Revenue Code.

          "ERISA Event" means (i) with respect to any Plan, the occurrence of a Reportable Event or the substantial cessation of operations (within the meaning of Section 4062(e) of ERISA); (ii) the withdrawal by any member of the Consolidated Group or any ERISA Affiliate from a Multiple Employer Plan during a plan year in which it was a substantial employer (as such term is defined in Section 4001(a)(2) of ERISA), or the termination of a Multiple Employer Plan; (iii) the distribution of a notice of intent to terminate or the actual termination of a Plan pursuant to Section 4041(a)(2) or 4041A of ERISA; (iv) the institution of proceedings to terminate or the actual termination of a Plan by the PBGC under Section 4042 of ERISA; (v) any event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (vi) the complete or partial withdrawal of any member of the Consolidated Group or any ERISA Affiliate from a Multiemployer Plan;
     (vii) the conditions for imposition of a lien under Section 302(f) of ERISA exist with respect to any Plan; or (viii) the adoption of an amendment to any Plan requiring the provision of security to such Plan pursuant to
     Section 307 of ERISA.

          "Eurodollar Loan" means any Loan that bears interest at a rate based upon the Eurodollar Rate.

          "Eurodollar Rate" means, for any Eurodollar Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by the Administrative Agent to be equal to the quotient obtained by dividing (a) the Interbank Offered Rate for such Eurodollar Loan for such Interest Period by (b) 1 minus the Eurodollar Reserve Requirement for such Eurodollar Loan for such Interest Period.

          "Eurodollar Reserve Requirement" means, at any time, the maximum rate at which reserves (including, without limitation, any marginal, special, supplemental, or emergency reserves) are required to be maintained under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) by member banks of the Federal Reserve System against "Eurocurrency liabilities" (as such term is used in Regulation D). Without limiting the effect of the foregoing, the Eurodollar Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (i) any category of liabilities which includes deposits by reference to which the Eurodollar Rate is to be determined, or (ii) any category of extensions of credit or other assets which include Eurodollar Loans. The Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Eurodollar Reserve Requirement.

          "Event of Default" shall have the meaning assigned to such term in
     Section 9.1.

          "Excluded Property" means, with respect to any member of the Consolidated Group, including any Person joined as a Credit Party pursuant to Section 7.12,

          (i) any Property which, subject to the terms of Section 8.11 and
     Section 8.14, is subject to a Lien of the type described in clause (ix) of the definition of "Permitted Liens" pursuant to documents which prohibit such member of the Consolidated Group from granting any other Liens in such Property; and

          (ii) any Contract (including any license or use agreement), any Trademark License for which a Grantor is licensee or any Copyright License for which a Grantor is licensee if the terms thereof prohibit the assignment thereof or grant of a security interest or lien therein; and

          (iii) any Property (including any Trademark, Copyright or Work) subject to a Contract (including any license or use agreement), Trademark License for which a Grantor is licensee or Copyright License for which a Grantor is licensee if the terms thereof prohibit the assignment of such Property or grant of a security interest or lien in such Property.

          "Executive Officer" of any Person means any of the chief executive officer, chief operating officer, president, vice president, chief financial officer or treasurer of such Person.

          "Existing Letters of Credit" means those Letters of Credit outstanding on the Closing Date and identified on Schedule 2.6(b).

          "Extension of Credit" means, as to any Lender, the making of, or participation in, a Loan by such Lender (including Continuations and Conversions thereof) or the issuance or extension of, or participation in, a Letter of Credit by such Lender.

          "Federal Funds Rate" means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New

     York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Administrative Agent (in its individual capacity) on such day on such transactions as determined by the Administrative Agent.

          "Fees" means all fees payable pursuant to Section 3.5.

          "Foreign Subsidiary" means a Subsidiary which is not a Domestic Subsidiary.

          "Funded Debt" means, with respect to any Person, without duplication,
     (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (iii) all purchase money Indebtedness (including for purposes hereof, indebtedness and obligations in respect of conditional sale or title retention arrangements described in clause (c) of the definition of "Indebtedness" and obligations in respect of the deferred purchase price of property or services described in clause (d) of the definition of "Indebtedness") of such Person, including without limitation the principal portion of all obligations of such Person under Capital Leases, (iv) all Support Obligations of such Person with respect to Funded Debt of another Person, (v) the maximum available amount of all standby letters of credit or acceptances issued or created for the account of such Person, (vi) all Funded Debt of another Person secured by a Lien on any Property of such Person, whether or not such Funded Debt has been assumed, provided that for purposes hereof the amount of such Funded Debt shall be limited to the amount of such Funded Debt as to which there is recourse to such Person or the fair market value of the property which is subject to the Lien, if less, (vii) the outstanding attributed principal amount under any Securitization Transaction, and (viii) the principal balance outstanding under Synthetic Leases. The Funded Debt of any Person shall include the Funded Debt of any partnership or joint venture in which such Person is a general partner or joint venturer, but only to the extent to which there is recourse to such Person for the payment of such Funded Debt.

          "GAAP" means generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of Section 1.3.

          "Governmental Authority" means any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

          "Guaranteed Obligations" means, without duplication, (i) all obligations of the Borrower (including interest accruing after a Bankruptcy Event regardless of whether such interest is allowed as a claim under the Bankruptcy Code) to the Lenders and the Agents, whenever arising, under this Credit Agreement, the Notes or the other Credit Documents, and (ii) all liabilities and obligations, whenever arising, under any Hedging

     Agreement between a Lender, or an Affiliate of a Lender, and a Credit Party relating to the Obligations.

          "Guarantors" means (i) the subsidiaries and affiliates identified as Guarantors on the signature pages hereto and (ii) any other Persons which may hereafter join as a Guarantor.

          "Hedging Agreements" means any interest rate protection agreement or foreign currency exchange or option agreement.

          "Indebtedness" means, with respect to any Person, without duplication,
     (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all obligations of such Person under conditional sale or other title retention agreements relating to Property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations of such Person issued or assumed as the deferred purchase price of Property or services purchased by such Person (other than trade debt incurred in the ordinary course of business and due within six months of the incurrence thereof) which would appear as liabilities on a balance sheet of such Person, (e) all obligations of such Person under take-or-pay or similar arrangements or under commodities agreements, (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured
     by) any Lien on, or payable out of the proceeds of production from, Property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Support Obligations of such Person with respect to Indebtedness of another Person, (h) the principal portion of all obligations of such Person under Capital Leases, (i) all obligations of such Person under Hedging Agreements, (j) the maximum amount of all standby letters of credit issued or bankers' acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (k) all preferred Capital Stock issued by such Person and which by the terms thereof would be (at the request of the holders thereof or otherwise) subject to mandatory sinking fund payments, redemption or other acceleration (other than as a result of a Change of Control or an Asset Disposition that does not in fact result in a redemption of such preferred Capital Stock) at any time during the term of the Credit Agreement, (l) the principal portion of all obligations of such Person under Synthetic Leases, (m) the Indebtedness of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer and (n) with respect to any member of the Consolidated Group, the outstanding attributed principal amount under any Securitization Transaction.

          "Interbank Offered Rate" means, for any Eurodollar Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100th of 1%) appearing on Telerate Page 3750 (or any successor or equivalent page) as the London interbank offered rate for deposits in U.S. Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such

     Interest Period. If for any reason such rate is not available, the term "Interbank Offered Rate" shall mean, for any Eurodollar Loan for any Interest Period therefor,

               (i) the rate per annum (rounded upwards, if necessary, to the nearest 1/100th of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in U.S. Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates, or

               (ii) if no rate is available on the Reuters Screen, then the rate determined by the Administrative Agent at which U.S. Dollars is offered by leading banks at approximately 11:00 a.m. (London time) two Business Days prior to the first day of the applicable Interest Period.

          "Interest Payment Date" means (i) as to any Base Rate Loan (other than a Swingline Loan), the last day of each March, June, September and December, and the Termination Date, (ii) as to any Swingline Loan, the last day of each Interest Period for such Loan, the date of repayment of principal of such Loan and the Termination Date, or such other days as may be mutually agreed upon by the Borrower and the Swingline Lender, and (iii) as to any Eurodollar Loan, the last day of each Interest Period for such Loan, the date of repayment of principal of such Loan and the Termination Date, and in addition where the applicable Interest Period is more than three months, then also on the date three months from the beginning of the Interest Period, and each three months thereafter. If an Interest Payment Date falls on a date which is not a Business Day, such Interest Payment Date shall be deemed to be the next succeeding Business Day.

          "Interest Period" means (i) as to any Eurodollar Loan, a period of one, two, three or six months' duration, as the Borrower may elect, commencing in each case on the date of the borrowing (including Conversions, Continuations and renewals) and (ii) as to any Swingline Loan, a period of such duration as the Borrower may request and the Swingline Lender may agree in accordance with the provisions of Section 2.2(a)(iii), commencing in each case on the date of borrowing; provided, however, (A) if any Interest Period would end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day (except that in the case of Eurodollar Loans where the next succeeding Business Day falls in the next succeeding calendar month, then on the next preceding Business Day), (B) no Interest Period shall extend beyond the Termination Date, and (C) in the case of Eurodollar Loans, where an Interest Period begins on a day for which there is no numerically corresponding day in the calendar month in which the Interest Period is to end, such Interest Period shall end on the last day of such calendar month.

          "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as interpreted by the rules and regulations issued thereunder, in each case as in effect from time to time. References to sections of the Internal Revenue Code shall be construed also to refer to any successor sections.

          "Investment" in any Person means (a) the acquisition (whether for cash, property, services, assumption of Indebtedness, securities or otherwise) of Capital Stock, bonds, notes, debentures, partnership, joint ventures or other ownership interests or other securities of such other Person, (b) any deposit with, or advance, loan or other extension of credit to, such Person (other than deposits made in connection with the purchase of equipment or other assets in the ordinary course of business) or (c) any other capital contribution to or investment in such Person, including, without limitation, any Support Obligations (including any support for a letter of credit issued on behalf of such Person) incurred for the benefit of such Person, but excluding any Restricted Payment to such Person.

          "Issuing Lender" means Bank of America and its successors in such capacity.

          "Joinder Agreement" means a joinder agreement substantially in the form of Schedule 7.12 hereto, in each case executed and delivered by such Subsidiary in accordance with the provisions of Section 7.12.

          "Lenders" means each of the Persons identified as a "Lender" on the signature pages hereto, and their successors and assigns.

          "Letter of Credit" means any Existing Letter of Credit and any standby letter of credit issued by the Issuing Lender for the account of the Borrower in accordance with the terms of Section 2.1(b).

          "Letter of Credit Fee" shall have the meaning assigned such term in
     Section 3.5(b)(i).

          "Lien" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance, lien (statutory or otherwise), preference, priority or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the Uniform Commercial Code as adopted and in effect in the relevant jurisdiction or other similar recording or notice statute, and any lease in the nature thereof).

          "Loan" or "Loans" means the Revolving Loans and/or the Swingline Loans, and the Base Rate Loans, Eurodollar Loans and Quoted Rate Swingline Loans comprising such Loans.

          "LOC Commitment" means the commitment of the Issuing Lender to issue, and to honor payment obligations under, Letters of Credit hereunder and with respect to each Lender, the commitment of each Lender to purchase participation interests in the Letters of Credit up to such Lender's LOC Committed Amount.

          "LOC Committed Amount" shall have the meaning assigned to such term in
     Section 2.1(b).

          "LOC Documents" means, with respect to any Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any application therefor, and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (i) the rights and obligations of the parties concerned or at risk or (ii) any collateral security for such obligations.

          "LOC Obligations" means, at any time, the sum of (i) the maximum amount which is, or at any time thereafter may become, available to be drawn under Letters of Credit then outstanding, assuming compliance with all requirements for drawings referred to in such Letters of Credit plus
     (ii) the aggregate amount of all drawings under Letters of Credit honored by the Issuing Lender but not theretofore reimbursed.

          "Material Adverse Effect" means a material adverse effect on (i) the condition (financial or otherwise), operations, business, assets or liabilities of the Consolidated Group taken as a whole, (ii) the ability of the Credit Parties taken as a whole to perform any material obligation under the Credit Documents or (iii) the material rights and remedies of the Agents and the Lenders under the Credit Documents.

          "Materials of Environmental Concern" means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Laws, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

          "Moody's" means Moody's Investors Service, Inc., or any successor or assignee of the business of such company in the business of rating securities.

          "Multiemployer Plan" means a Plan which is a "multiemployer plan" as defined in Sections 3(37) or 4001(a)(3) of ERISA.

          "Multiple Employer Plan" means a Plan (other than a Multiemployer
     Plan) which any member of the Consolidated Group or any ERISA Affiliate and at least one employer other than the members of the Consolidated Group or any ERISA Affiliate are contributing sponsors.

          "North American Borrowing Base" means the sum of:

               (a) the sum of (i) eighty percent (80%) of U.S. Eligible Receivables plus (ii) fifty percent (50%) of U.S. Eligible Inventory, plus

               (b) the lesser of (i) $5,000,000 and (ii) the sum of (A) eighty percent (80%) of Canadian Eligible Receivables plus (ii) fifty percent (50%) of Canadian Eligible Inventory, in each case as set forth in the most recent North American Borrowing Base Certificate delivered to the Administrative Agent and the Lenders in accordance with the terms of Section 7.1(d), provided that, for purposes of calculating the North American Borrowing Base, the sum of
          (a) fifty percent (50%) of U.S. Eligible Inventory plus (b) fifty percent (50%) of Canadian Eligible Inventory shall not at any time comprise more than an amount equal to thirty percent (30%) of the North American Borrowing Base.

          "North American Borrowing Base Certificate" shall have the meaning assigned to such term in Section 7.1(d).

          "North American Group" means, collectively, the Borrower, its Domestic Subsidiaries and its Canadian Subsidiaries.

          "North American Subsidiaries" means, collectively, the Domestic Subsidiaries of the Borrower and the Canadian Subsidiaries of the Borrower.

          "Note" or "Notes" means any of the Revolving Notes.

          "Notice of Borrowing" means a written notice of borrowing in substantially the form of (a) with respect to Revolving Loans, Schedule 2.2(a)(i), and (b) with respect to Swingline Loans, Schedule 2.2(a)(iii).

          "Notice of Continuation/Conversion" means the written notice of Continuation or Conversion in substantially the form of Schedule 3.2, as required by Section 3.2.

          "Obligations" means, collectively, the Revolving Loans, the LOC Obligations and the Swingline Loans.

          "Operating Lease" means, as applied to any Person, any lease (including, without limitation, leases which may be terminated by the lessee at any time) of any Property which is not a Capital Lease other than any such lease in which that Person is the lessor.

          "Other Taxes" shall have the meaning assigned to such term in Section 3.11.

          "Participation Interest" means the purchase by a Lender of a participation in LOC Obligations as provided in Section 2.6(b), in Swingline Loans as provided in Section 2.7, in Loans as provided in Section 3.16.

          "PBGC" means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA and any successor thereof.

          "Permitted Acquisition" means any Acquisition by a member of the North American Group, provided (i) in the case of an Acquisition of Capital Stock, the Person which is the subject of such Acquisition shall be in the same or similar line of business as that of any member of the Consolidated Group or otherwise consistent with its strategic objectives, (ii) in the case of a merger or consolidation, and in other cases where appropriate, the board of directors or other governing body of the other Person which is the subject of the transaction of merger or consolidation shall have approved such Acquisition, (iii) no Default or Event of Default shall exist immediately after giving effect to such Acquisition, (iv) the Borrower shall have delivered to the Administrative Agent a Pro Forma Compliance Certificate demonstrating that, upon giving effect to such Acquisition on a Pro Forma Basis, the Credit Parties shall be in compliance with all of the covenants set forth in Section 7.11, (v) if the Acquisition involves an interest in a partnership and a requirement that a member of the North American Group be a general partner, the general partner shall be a newly formed special purpose Subsidiary of the Borrower, (vi) if the Acquisition involves acquisition of more than 50% of the Capital Stock of a Person, the Credit Parties shall, and shall cause the party which is the subject of the Acquisition, to execute and deliver such joinder and pledge agreements and take such other action as may be necessary for compliance with the provisions of Sections 7.12 and 7.13, (vii) the consideration (including cash consideration and any assumption of Indebtedness, but excluding consideration consisting of any Capital Stock of the Borrower issued to the seller of the Capital Stock or other Property which is the subject of the Acquisition) paid shall not exceed $10 million in any instance (or series of related transactions) or $20 million in the aggregate in any twelve month period.

          "Permitted Investments" means Investments which are (i) cash and Cash Equivalents; (ii) accounts receivable created, acquired or made in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; (iii) Investments consisting of Capital Stock, obligations, securities or other Property received in settlement of accounts receivable (created in the ordinary course of business) from bankrupt obligors; (iv) Investments existing as of the Closing Date and set forth in Schedule 8.6; (v) advances or loans to directors, officers and employees that do not exceed $500,000 in the aggregate at any one time outstanding; (vi) Investments consisting of Capital Stock of developers in an amount not to exceed in the aggregate an amount equal to ten percent (10%) of Consolidated Net Worth as of the end of the immediately preceding fiscal year, (vii) advances to customers and suppliers in the ordinary course of business that do not exceed $1,000,000 in the aggregate at any one time outstanding; (viii) recoupable advances, guarantees or payments made to third parties in the ordinary course of business with respect to the licensing or acquisition of intellectual property rights or for development services for specific titles, (viii) Investments by members of the North American Group in their Subsidiaries and Affiliates existing on the Closing Date, (ix) Investments by members of the North American Group in and to Domestic Credit Parties, (x) Investments (including loans and advances) in Canadian Subsidiaries of up to $5,000,000 outstanding at any time; (xi) Investments (including loans and advances) in UK Subsidiaries in amount not to exceed in the aggregate an amount equal to the sum of the UK Borrowing Base minus amounts outstanding under the UK Subsidiary Credit Facility; (xii) Investments which constitute Permitted Acquisitions and
     (xiii) Investments of a nature not contemplated in the foregoing subsections in an amount not to exceed $3,000,000 in the aggregate at any time outstanding.

          "Permitted Liens" means:

          (i) Liens in favor of the Administrative Agent granted under the Collateral Documents;

          (ii) Liens in favor of Bank of America Distribution Finance on all Property of Jack of All Games, Inc. to secure obligations of Jack of All Games, Inc. under the floor planning line of credit for Nintendo inventory described in Section 8.1(g);

          (iii) Liens in favor of a Lender or an Affiliate of a Lender pursuant to a Hedging Agreement permitted hereunder, but only (A) to the extent such Liens secure obligations under such agreements permitted under Section 8.1,
     (B) to the extent such Liens are on the same collateral as to which the Lenders hereunder also have a Lien, and (C) so long as the obligations under such Hedging Agreement and the loans and obligations hereunder and under the other Credit Documents shall share pari passu in the collateral subject to such Liens;

          (iv) Liens (other than Liens created or imposed under ERISA) for taxes, assessments or governmental charges or levies not yet due or Liens for taxes being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the Property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof);

          (v) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business, provided that such Liens secure only amounts not yet due and payable or, if due and payable, are unfiled and no other action has been taken to enforce the same or are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the Property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof);

          (vi) Liens (other than Liens created or imposed under ERISA) incurred or deposits made by any member of the Consolidated Group in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

          (vii) Liens in connection with attachments or judgments (including judgment or appeal bonds) provided that the judgments secured shall, within 45 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall have been discharged within 45 days after the expiration of any such stay;

          (viii) easements, rights-of-way, restrictions (including zoning restrictions), minor defects or irregularities in title and other similar charges or encumbrances not, in any material respect, impairing the use of the encumbered Property for its intended purposes;

          (ix) Liens on Property of any Person securing purchase money Indebtedness (including Capital Leases and Synthetic Leases) of such Person to the extent permitted under Section 8.1(c), provided that any such Lien attaches only to the Property financed or leased and such Lien attaches concurrently with or within 90 days after the acquisition thereof;

          (x) leases or subleases granted to others not interfering in any material respect with the business of any member of the Consolidated Group;

          (xi) any interest or title of a lessor under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases permitted by this Credit Agreement;

          (xii) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

          (xiii) Liens deemed to exist in connection with Investments in repurchase agreements which constitute Permitted Investments;

          (xiv) normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions;

          (xv) Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;

          (xvi) Liens on Property of the UK Subsidiaries securing the UK Subsidiary Credit Facility referenced in Section 8.1(f);

          (xvii) Liens existing as of the Closing Date and set forth on Schedule 6.8; provided that (a) no such Lien shall at any time be extended to or cover any Property other than the Property subject thereto on the Closing Date and (b) the principal amount of the Indebtedness secured by such Liens shall not be extended, renewed, refunded or refinanced.

          "Person" means any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise (whether or not incorporated) or any Governmental Authority.

          "Plan" means any employee benefit plan (as defined in Section 3(3) of ERISA) which is covered by ERISA and with respect to which any member of the Consolidated Group or any ERISA Affiliate is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" within the meaning of Section 3(5) of ERISA.

          "Pledge Agreement" means the Pledge Agreement dated as of the Closing Date given by the Borrower and certain other Credit Parties identified therein to the Collateral Agent to secure the obligations of the Credit Parties under the Credit Documents, as such Pledge Agreement may be amended and modified from time to time.

          "Prime Rate" means the rate of interest per annum publicly announced from time to time by Bank of America as its prime rate in effect at its principal office in Charlotte, North Carolina, with each change in the Prime Rate being effective on the date such change is publicly announced as effective (it being understood and agreed that the Prime Rate is a reference rate used by Bank of America in determining interest rates on certain loans and is not intended to be the lowest rate of interest charged on any extension of credit by Bank of America to any debtor).

          "Pro Forma Basis" means, for purposes of calculating (utilizing the principles set forth in the second paragraph of Section 1.3 and subject thereto) the applicable pricing level under the definition of "Applicable Percentage" and determining compliance with each of the financial covenants set forth in Section 7.11, that any transaction shall be deemed to have occurred as of the first day of the four fiscal-quarter period ending as of the most recent fiscal quarter end preceding the date of such transaction with respect to which the Administrative Agent has received the Required Financial Information. As used herein, "transaction" shall mean (i) any merger or consolidation as referred to in Section 8.4, (ii) any Asset Disposition as referred to in Section 8.5, (iii) any Acquisition as referred to in the definition of "Permitted Acquisition" or (iv) any Restricted Payment as referred to in Section 8.7. In connection with any calculation of the financial covenants set forth in Section 7.11 upon giving effect to a transaction on a Pro Forma Basis:

               (A) for purposes of any such calculation in respect of any material Asset Disposition referred to in Section 8.5, (1) income statement items (whether positive or negative) attributable to the Property disposed of in such Asset Disposition shall be excluded and
          (2) any Indebtedness which is retired in connection with such Asset Disposition shall be excluded and deemed to have been retired as of the first day of the applicable period; and

               (B) for purposes of any such calculation in respect of any merger or consolidation referred to in Section 8.4 or any Acquisition referred to in the definition of "Permitted Acquisition", (1) any Indebtedness incurred by any member of the Consolidated Group in connection with such transaction (x) shall be deemed to have been incurred as of the first day of the applicable period and

          (y) if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination, and (2) income statement items (whether positive or negative) attributable to the Property acquired in such transaction or to the Acquisition comprising such transaction, as applicable, shall be included beginning as of the first day of the applicable period.

          "Pro Forma Compliance Certificate" means a certificate of an Executive Officer of the Borrower delivered to the Administrative Agent in connection with (i) any merger or consolidation referred to in Section 8.4, (ii) any Asset Disposition referred to in Section 8.5, (iii) any Acquisition referred to in the definition of "Permitted Acquisition" or (iv) any Restricted Payment as referred to in Section 8.7, as applicable, and containing reasonably detailed calculations, upon giving effect to the applicable transaction on a Pro Forma Basis, of the Consolidated Fixed Charge Coverage Ratio and the Consolidated Leverage Ratio as of the most recent fiscal quarter end preceding the date of the applicable transaction with respect to which the Administrative Agent shall have received the Required Financial Information.

          "Property" means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

          "Quoted Rate" means, with respect to a Quoted Rate Swingline Loan, the fixed or floating percentage rate per annum, if any, offered by the Swingline Lender and accepted by the Borrower in accordance with the provisions hereof.

          "Quoted Rate Swingline Loan" means a Swingline Loan bearing interest at the Quoted Rate.

          "Rate Determination Date" shall have the meaning assigned to such term in the definition of "Applicable Percentage".

          "Receivables" means all accounts, accounts receivable, receivables, and obligations for payment created or arising from the sale of inventory or the rendering of services in the ordinary course of business.

          "Register" shall have the meaning given such term in Section
     11.3(c)(i).

          "Regulation D, O, T, U, or X" means Regulation D, O, T, U or X, respectively, of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

          "Reportable Event" means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the notice requirement has been waived by regulation.

          "Required Financial Information" means the annual and quarterly compliance certificates and related financial statements and information required by the provisions of Sections 7.1(a), (b) and (c), as referenced in the definition of "Applicable Percentage".

          "Required Lenders" means, at any time, Lenders having at least sixty-six and two-thirds percent (66-2/3%) of the Commitments, or if the Commitments have been terminated, Lenders having at least sixty-six and two-thirds percent (66-2/3%) of the aggregate principal amount of the Obligations outstanding (taking into account in each case Participation Interests or obligation to participate therein); provided that the Commitments of, and outstanding principal amount of Obligations (taking into account Participation Interests therein) owing to, a Defaulting Lender shall be excluded for purposes hereof in making a determination of Required Lenders.

          "Requirement of Law" means, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule, regulation or ordinance (including, without limitation, Environmental Laws) or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or to which any of its material Property is subject.

          "Restricted Payment" means (i) any dividend or other payment or distribution, direct or indirect, on account of any shares of any class of Capital Stock of any member of the North American Group, now or hereafter outstanding (including without limitation any payment in connection with any dissolution, merger, consolidation or disposition involving any member of the North American Group), or to the holders, in their capacity as such, of any shares of any class of Capital Stock of any member of the North American Group, now or hereafter outstanding (other than (A) dividends or distributions payable in Capital Stock, or options in respect thereof, of the applicable Person, (B) distributions of rights to purchase Capital Stock as part of an anti-takeover plan, or (C) dividends or distributions payable to any Credit Party (directly or indirectly through Subsidiaries)),
     (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of any member of the North American Group, now or hereafter outstanding, (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of any member of the North American Group, now or hereafter outstanding.

          "Revolving Commitment" means, with respect to each Lender, the commitment of such Lender to make Revolving Loans in an aggregate principal amount at any time outstanding of up to such Lender's Revolving Commitment Percentage of the Aggregate Revolving Committed Amount, as such amount may be reduced from time to time in accordance with the provisions hereof.

          "Revolving Commitment Percentage" means, with respect to each Lender, a fraction (expressed as a percentage) the numerator of which is the Revolving

     Commitment of such Lender at such time and the denominator of which is the Aggregate Revolving Committed Amount at such time. The initial Revolving Commitment Percentages are set out on Schedule 2.1.

          "Revolving Committed Amount" means, with respect to each Lender, the amount of each Lender's Revolving Commitment, as specified in Schedule 2.1, as such amount may be reduced from time to time in accordance with the provisions hereof.

          "Revolving Loans" shall have the meaning assigned to such term in
     Section 2.1(a).

          "Revolving Note" or "Revolving Notes" means the promissory notes of the Borrower in favor of each of the Lenders evidencing the Revolving Loans and the Swingline Loans in substantially the form attached as Schedule 2.5, individually or collectively, as appropriate, as such promissory notes may be amended, modified, supplemented, extended, renewed or replaced from time to time.

          "S&P" means Standard & Poor's Ratings Group, a division of The McGraw Hill Companies, Inc., or any successor or assignee of the business of such division in the business of rating securities.

          "Sale and Leaseback Transaction" means any arrangement pursuant to which any member of the North American Group, directly or indirectly, becomes liable as lessee, guarantor or other surety with respect to any lease, whether an Operating Lease or a Capital Lease, of any Property (a) which such member of the North American Group has sold or transferred (or is to sell or transfer) to a Person which is not a member of the North American Group or (b) which such member of the North American Group intends to use for substantially the same purpose as any other Property which has been sold or transferred (or is to be sold or transferred) by such member of the North American Group to another Person which is not a member of the North American Group in connection with such lease.

          "Securities Exchange Act" means the Securities Exchange Act of 1934.

          "Securitization Transaction" means any financing transaction or series of financing transactions that have been or may be entered into by a member of the Consolidated Group pursuant to which such member of the Consolidated Group may sell, convey or otherwise transfer to (i) a Subsidiary or affiliate (a "Securitization Subsidiary"), or (ii) any other Person, or may grant a security interest in, any accounts receivable, notes receivable, rights to future lease payments or residuals or other similar rights to payment (the "Securitization Receivables") (whether such Securitization Receivables are then existing or arising in the future) of such member of the Consolidated Group, and any assets related thereto, including without limitation, all security interests in merchandise or services financed thereby, the proceeds of such Securitization Receivables, and other assets which are customarily sold or in respect of which security interests are customarily granted in connection with securitization transactions involving such assets.

          "Security Agreement" means the Security Agreement dated as of the Closing Date given by the Credit Parties to the Collateral Agent to secure the obligations of the Credit Parties under the Credit Documents, as such Security Agreement may be amended and modified from time to time.

          "Single Employer Plan" means any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan or a Multiple Employer Plan.

          "Subordinated Debt" means any Indebtedness of a member of the Consolidated Group which by its terms is expressly subordinated in right of payment to the prior payment of the loans and obligations under the Credit Agreement and the other Credit Documents on terms and conditions and evidenced by documentation satisfactory to the Administrative Agent and the Required Lenders.

          "Subsidiary" means, as to any Person at any time, (a) any corporation more than 50% of whose Capital Stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at such time, any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at such time owned by such Person directly or indirectly through Subsidiaries, and (b) any partnership, association, joint venture or other entity of which such Person directly or indirectly through Subsidiaries owns at such time more than 50% of the Capital Stock. Except as expressly provided otherwise, references to "Subsidiary" and "Subsidiaries" shall be deemed to mean Subsidiaries of the Borrower.

          "Support Obligations" means, with respect to any Person, without duplication, any obligations of such Person (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or intended to guarantee any Indebtedness of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent, (i) to purchase any such Indebtedness or any Property constituting security therefor, (ii) to advance or provide funds or other support for the payment or purchase of any such Indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person (including without limitation keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements) for the benefit of any holder of Indebtedness of such other Person, (iii) to lease or purchase Property, securities or services primarily for the purpose of assuring the holder of such Indebtedness, or (iv) to otherwise assure or hold harmless the holder of such Indebtedness against loss in respect thereof. The amount of any Support Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Support Obligation is made.

          "Swingline Commitment" means the commitment of the Swingline Lender to make Swingline Loans in an aggregate principal amount at any time outstanding up to the Swingline Committed Amount and the commitment of the Lenders to purchase participation interests in the Swingline Loans up to their respective Revolving Commitment Percentage as provided in Section 2.7, as such amounts may be reduced from time to time in accordance with the provisions hereof.

          "Swingline Committed Amount" means the amount of the Swingline Lender's Swingline Commitment as specified in Section 2.1(c).

          "Swingline Lender" means Bank of America and its successors in such capacity.

          "Swingline Loan" means a swingline revolving loan made by the Swingline Lender pursuant to the provisions of Section 2.1(c).

          "Synthetic Lease" means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an Operating Lease under GAAP.

          "Taxes" shall have the meaning assigned to such term in Section 3.11.

          "Termination Date" means December 7, 2002, or such later date as to which all of the Lenders may in their sole discretion by written consent agree.

          "UK Borrowing Base" means an amount equal to eighty percent (80%) of the aggregate book value of all Receivables owed or owing to the UK Subsidiaries on a consolidated basis as shown on the books and records of the UK Subsidiaries, as set forth in the most recent UK Borrowing Base Certificate delivered to the Administrative Agent in accordance with the terms of Section 7.1(e).

          "UK Borrowing Base Certificate" shall have the meaning assigned to such term in Section 7.1(e).

          "UK Subsidiary" means any Subsidiary which is incorporated or organized under the laws of the United Kingdom or its member states.

          "U.S. Eligible Inventory" means, as of any date of determination, the aggregate book value (based on an average cost valuation) of all inventory owned by the Borrower or any of its Domestic Subsidiaries on a consolidated basis after deducting allowances or reserves relating thereto, as shown on the books and records of the Borrower and its Domestic Subsidiaries, but excluding in any event (a) inventory which is (i) not subject to a perfected, first priority Lien in favor of the Collateral Agent to secure the obligations under the Security Agreement (including, without limitation, inventory which constitutes Excluded Property), or (ii) subject to any other Lien that is not a Permitted Lien, (b) inventory which is not in good condition or fails to meet standards for sale or use imposed by governmental agencies, departments or divisions having regulatory authority over such goods, (c) inventory which is leased or on consignment, (d) displays, (e) inventory which is subject to Liens of the type described in clause (ii) of the definition of "Permitted Liens", (f) inventory located outside of the United States, (g) inventory in possession of a Person other than the Borrower or any of its Domestic Subsidiaries, and (h) inventory which fails to meet such other specifications and requirements as may from time to time be established by the Administrative Agent in its reasonable discretion.

          "U.S. Eligible Receivables" means, as of any date of determination, the aggregate book value of all Receivables owned by or owing to the Borrower or any of its Domestic Subsidiaries on a consolidated basis after deducting retainage and allowances or reserves relating thereto, as shown on the books and records of the Borrower and its Domestic Subsidiaries, but excluding in any event (a) Receivables owing by an account debtor which is not solvent or is subject to any bankruptcy or insolvency proceeding of any kind, (b) any Receivable which is (i) not subject to a perfected, first priority Lien in favor of the Collateral Agent to secure the obligations under the Security Agreement, or (ii) subject to any other Lien that is not a Permitted Lien, (c) any insured Receivable which is more than 60 days past due or any uninsured Receivable which is more than 90 days past invoice date (in each case net of reserves for bad debts in connection with any such Receivables), (d) any Receivable not otherwise excluded by clause
     (c) above if more than 50% of the other Receivables owing from the applicable account debtor are excluded by clause (c) above, (e) the sum of all credit balances carried on Receivables that are more than 90 days past due, (f) Receivables that are more than 90 days past the original invoice date but that have been re-aged as a result of a dispute by the account debtor, (g) Receivables for which any Subsidiary or any Affiliate is the account debtor, (h) any Receivable if and to the extent the amount of such Receivable, together with all other Receivables of the applicable account debtor, exceeds an amount equal to 25% of all Receivables owned by or owing to the members of the North American Group, (i) any Receivable which is subject to Liens of the type described in clause (ii) of the definition of "Permitted Liens", and (j) Receivables which fail to meet such other specifications and requirements as may from time to time be established by the Administrative Agent in its reasonable discretion.

          "Voting Stock" means, with respect to any Person, Capital Stock issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

          "Wholly Owned Subsidiary" of any Person means any Subsidiary 100% of whose Voting Stock is at the time owned by such Person directly or indirectly through other Wholly Owned Subsidiaries.

          "Year 2000 Compliant" shall have the meaning assigned to such term in
     Section 6.16.

1.2 Computation of Time Periods.

     For purposes of computation of periods of time hereunder, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding."

1.3 Accounting Terms.

     Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lenders hereunder shall be prepared, in accordance with GAAP applied on a consistent basis. All calculations made for the purposes of determining compliance with this Credit Agreement shall (except as otherwise expressly provided herein) be made by application of GAAP applied on a basis consistent with the most recent annual or quarterly financial statements delivered pursuant to Section 7.1 (or, prior to the delivery of the first financial statements pursuant to Section 7.1, consistent with the annual audited financial statements referenced in Section 6.1(i)); provided, however, if (a) the Borrower shall object to determining such compliance on such basis at the time of delivery of such financial statements due to any change in GAAP or the rules promulgated with respect thereto or (b) the Administrative Agent or the Required Lenders shall so object in writing within 60 days after delivery of such financial statements, then such calculations shall be made on a basis consistent with the most recent financial statements delivered by the Borrower to the Lenders as to which no such objection shall have been made.

     Notwithstanding the above, the parties hereto acknowledge and agree that, for purposes of all calculations made under the financial covenants set forth in
Section 7.11 (including without limitation for purposes of the definitions of "Applicable Percentage" and "Pro Forma Basis"), (i) in connection with any Asset Disposition referred to in Section 8.5, (A) income statement items (whether positive or negative) attributable to the Property disposed of shall be excluded to the extent relating to any period occurring prior to the date of such transaction and (B) Indebtedness which is retired shall be excluded and deemed to have been retired as of the first day of the applicable period and (ii) in connection with any merger or consolidation referred to in Section 8.4 or any Acquisition referred to in the definition of "Permitted Acquisition", (A) income statement items attributable to the Person or Property acquired shall, to the extent not otherwise included in such income statement items for the members of the Consolidated Group in accordance with GAAP or in accordance with any defined terms set forth in Section 1.1, be included to the extent relating to any period applicable in such calculations, (B) Indebtedness of the Person or Property acquired shall be deemed to have been incurred as of the first day of the applicable period and (C) pro forma adjustments may be included to the extent that such adjustments would be permitted under GAAP and give effect to items that are (x) directly attributable to such transaction, (y) expected to have a continuing impact on the Consolidated Group and (z) factually supportable.

                                    SECTION 2

                                CREDIT FACILITIES

2.1 Commitments.

     (a) Revolving Commitment. During the Commitment Period, subject to the terms and conditions hereof, each Lender severally agrees to make revolving credit loans (the " Revolving Loans") to the Borrower in U.S. Dollars from time to time in the amount of such Lender's Revolving Commitment Percentage of such Revolving Loans for the purposes hereinafter set forth; provided that (i) with regard to the Lenders collectively, the aggregate principal amount of Obligations outstanding at any time shall not exceed the lesser of (A) SEVENTY-FIVE MILLION DOLLARS ($75,000,000) (as such amount may be reduced from time to time in accordance with the provisions hereof, the "Aggregate Revolving Committed Amount") or (B) the North American Borrowing Base, and (ii) with regard to each Lender individually, such Lender's Revolving Commitment Percentage of Obligations outstanding at any time shall not exceed the lesser of
(A) such Lender's Revolving Committed Amount or (B) an amount equal to such Lender's Revolving Commitment Percentage of the North American Borrowing Base. Revolving Loans may consist of Base Rate Loans or Eurodollar Loans, or a combination thereof, as the Borrower may request, and may be repaid and reborrowed in accordance with the provisions hereof.

     (b) Letter of Credit Commitment. During the Commitment Period, subject to the terms and conditions hereof and of the LOC Documents, if any, and such other terms and conditions which the Issuing Lender may reasonably require, the Issuing Lender shall issue, and the Lenders shall participate in, such standby Letters of Credit in U.S. Dollars as the Borrower may request for its own account or for the account of another Domestic Credit Party as provided herein, in a form acceptable to the Issuing Lender, for the purposes hereinafter set forth; provided that (i) the aggregate amount of LOC Obligations shall not exceed TWENTY MILLION DOLLARS ($20,000,000) at any time (as such amount may be reduced from time to time in accordance with the provisions hereof, the "LOC Committed Amount"), (ii) with regard to the Lenders collectively, the aggregate principal amount of Obligations outstanding at any time shall not exceed the lesser of (A) the Aggregate Revolving Committed Amount or (B) the North American Borrowing Base, and (iii) with regard to each Lender individually, such Lender's Revolving Commitment Percentage of Obligations outstanding at any time shall not exceed the lesser of (A) such Lender's Revolving Committed Amount or (B) an amount equal to such Lender's Revolving Commitment Percentage of the North American Borrowing Base. Letters of Credit issued hereunder shall not have an original expiry date more than one year from the date of issuance or extension. No Letter of Credit issued hereunder shall have an expiry date, whether as originally issued or by extension, extending beyond the Termination Date. Each Letter of Credit shall comply with the related LOC Documents. The issuance date of each Letter of Credit shall be a Business Day.

     (c) Swingline Commitment. During the Commitment Period, subject to the terms and conditions hereof, the Swingline Lender agrees to make certain revolving credit loans (the "Swingline Loans") to the Borrower in U.S. Dollars from time to time for the purposes hereinafter set forth; provided that (i) the aggregate principal amount of Swingline Loans shall not exceed FIVE MILLION DOLLARS ($5,000,000) (as such amount may be reduced from time to time in accordance with the provisions hereof, the "Swingline Committed Amount"), and
(ii)
with regard to the Lenders collectively, the aggregate principal amount of Obligations outstanding at any time shall not exceed the lesser of (A) the Aggregate Revolving Committed Amount or (B) the North American Borrowing Base. Swingline Loans may consist of Base Rate Loans or Quoted Rate Swingline Loans, or a combination thereof, as the Borrower may request, and may be repaid and reborrowed in accordance with the provisions hereof.

     (d) Increase in Revolving Commitments. Upon thirty (30) days advance written notice to the Administrative Agent, the Borrower shall have the right, at any time and from time to time from the Closing Date until the Termination Date, to increase the Aggregate Revolving Committed Amount to an amount not to exceed $100,000,000 by requesting such additional Revolving Commitments from existing Lenders and/or other commercial banks and financial institutions reasonably acceptable to the Administrative Agent; provided that (i) any such increase shall be in a minimum principal amount of $5,000,000 and integral multiples of $1,000,000 in excess thereof (or the remaining amount, if less),
(ii) if any Revolving Loans are outstanding at the time of any such increase, the Borrower shall make such payments on the Revolving Loans (including payment of any break-funding amount owing under Section 3.12) as necessary to give effect to the revised Revolving Commitment Percentages resulting from such increase, (iii) the conditions to Extensions of Credit in Sections 5.2(a), (b) and (c) shall be satisfied as of the date of such increase, (iv) if any bank or other financial institution providing additional Revolving Commitments is not already a Lender hereunder, such new Lender shall enter into a joinder agreement and such other documents as the Administrative Agent and the Borrower may reasonably request, (v) no Lender shall be required to increase its Commitment without such Lender consenting to such increase, and (vi) any increases in the Aggregate Revolving Committed Amount to an amount in excess of $85,000,000 shall require the written consent of the Required Lenders. In connection with any increase in the Aggregate Revolving Committed Amount pursuant to this Section 2.1(d), Schedule 2.1 shall be revised to reflect the modified Revolving Commitment Percentages and Revolving Committed Amounts of the Lenders.

2.2 Method of Borrowing.

     (a) Notice of Request for Extensions of Credit. The applicable Borrower shall request an Extension of Credit hereunder by written notice (or telephonic notice promptly confirmed in writing) as follows:

          (i) Revolving Loans. In the case of Revolving Loans, by the Borrower to the Administrative Agent not later than 11:00 A.M. (Charlotte, North Carolina time) on the Business Day prior to date of the requested borrowing in the case of Base Rate Loans, and on the third Business Day prior to the date of the requested borrowing in the case of Eurodollar Loans. Each such request for borrowing shall be irrevocable and shall specify (A) that a Revolving Loan is requested, (B) the date of the requested borrowing (which shall be a Business Day), (C) the aggregate principal amount to be borrowed, and (D) whether the borrowing shall be comprised of Base Rate Loans, Eurodollar Loans or a combination thereof, and if Eurodollar Loans are requested, the Interest Period(s) therefor. A form of Notice of Borrowing is attached as Schedule 2.2(a)(i). The Administrative Agent shall give notice to each Lender promptly upon receipt of each Notice of Borrowing pursuant to this Section 2.2(a)(i), the contents thereof and each Lender's share of any borrowing to be made pursuant thereto.

          (ii) Letters of Credit. In the case of Letters of Credit, by the Borrower to the Issuing Lender with a copy to the Administrative Agent not later than 11:00 A.M. (Charlotte, North Carolina time) on the third Business Day prior to the date of the requested issuance or extension (or such shorter period as may be agreed by the Issuing Lender). Each such request for issuance or extension of a Letter of Credit shall be irrevocable and shall specify, among other things, (A) that a Letter of Credit is requested, (B) the date of the requested issuance or extension,
     (C) the type, amount, expiry date and terms on which the Letter of Credit is to be issued or extended, and (D) the beneficiary. A form of Notice of Request for Letter of Credit is attached as Schedule 2.2(a)(ii).

          (iii) Swingline Loans. In the case of Swingline Loans, by the Borrower to the Swingline Lender with a copy to the Administrative Agent not later than 11:00 A.M. (Charlotte, North Carolina time) on the Business Day of the requested borrowing. Each such request for borrowing shall be irrevocable and shall specify (A) that a Swingline Loan is requested, (B) the date of the requested borrowing (which shall be a Business Day), (C) the aggregate principal amount to be borrowed, and (D) the interest rate option and maturity requested therefor. A form of Notice of Borrowing is attached as
     Schedule 2.2(a)(iii). Notwithstanding the foregoing, however, in the event that an "auto borrow" or "zero balance" or similar arrangement shall then be in place with the Swingline Lender, the Borrower shall request Swingline Loans pursuant to such alternative notice arrangements, if any, provided thereunder or in connection therewith. Each Swingline Loan shall have a maturity date as the Borrower may request and the Swingline Lender may agree.

     (b) Minimum Amounts. Each Revolving Loan advance shall be in a minimum principal amount of $5,000,000, in the case of Eurodollar Loans, or $1,000,000 (or, if less, the Aggregate Revolving Committed Amount), in the case of Base Rate Loans, and integral multiples of $250,000 in excess thereof. Each Swingline Loan advance shall be in a minimum principal amount of $1,000,000 and integral multiples of $100,000 in excess thereof (or the remaining amount of the Swingline Committed Amount, if less) provided that in the event that an "auto borrow" or "zero balance" or similar arrangement shall then be in place with the Swingline Lender, each Swingline Loans advance shall be in such minimum amounts, if any, provided by such agreement

     (c) Information Not Provided. If in connection with any request for a Revolving Loan, the applicable Borrower shall fail to specify (i) an applicable Interest Period in the case of a Eurodollar Loan, the applicable Borrower shall be deemed to have requested an Interest Period of one month, or (ii)the type of Loan requested in the case of a Revolving Loan or a Swingline Loan, the Borrower shall be deemed to have requested a Base Rate Loan.

     (d) Maximum Number of Eurodollar Loans. In connection with any request for a Revolving Loan, Revolving Loans may be comprised of no more than five (5) Eurodollar Loans outstanding at any time. For purposes hereof, Eurodollar Loans with separate or different Interest Periods will be considered as separate Eurodollar Loans even if their Interest Periods expire on the same date.

2.3 Interest.

     Subject to Section 3.1, the Loans hereunder shall bear interest at a per annum rate, payable in arrears on each applicable Interest Payment Date (or at such other times as may be specified herein), as follows:

          (a) Base Rate Loans. During such periods as the Loans shall be comprised of Base Rate Loans, the Adjusted Base Rate;

          (b) Eurodollar Loans. During such periods as the Loans shall be comprised of Eurodollar Loans, the Adjusted Eurodollar Rate; and

          (c) Quoted Rate Swingline Loans. During such periods as the Swingline Loans shall be comprised of Quoted Rate Swingline Loans, the Quoted Rate.

2.4 Repayment.

          (a) Revolving Loans. The principal amount of all Revolving Loans shall be due and payable in full on the Termination Date.

          (b) Swingline Loans. The principal amount of all Swingline Loans shall be due and payable on the earlier of (A) the maturity date agreed to by the Swingline Lender and the Borrower with respect to such Loan, or (B) the Termination Date.

2.5 Notes.

     The Revolving Loans and Swingline Loans shall be evidenced by the Revolving Notes.

2.6 Additional Provisions relating to Letters of Credit.

     (a) Reports. The Issuing Lender will provide to the Administrative Agent and the Borrower at least monthly, and more frequently upon request, a detailed summary report on the Letters of Credit and the activity thereon, in form and substance acceptable to the Administrative Agent. In addition, the Issuing Lender will provide to the Administrative Agent and the Borrower for dissemination to the Lenders at least quarterly, and more frequently upon request, a detailed summary report on the Letters of Credit and the activity thereon, including, among other things, the Credit Party for whose account the Letter of Credit is issued, the beneficiary, the face amount, and the expiry date. Further, the Issuing Lender will provide to the Administrative Agent for dissemination to the Borrower and the Lenders promptly after the issuance of a Letter of Credit a detailed summary report on such Letter of Credit including the Credit Party for whose account the Letter of Credit is issued, the beneficiary, the face amount, and the expiry date. The Issuing Lender will provide copies of the Letters of Credit to the Administrative Agent and the Lenders promptly upon request.

     (b) Participation. Each Lender, with respect to the Existing Letters of Credit, hereby purchases a participation interest in the Existing Letters of Credit, and with respect to Letters of Credit issued on or after the Closing Date, upon issuance of a Letter of Credit, shall be deemed to have purchased without recourse a risk participation from the Issuing Lender in such Letter of Credit and the obligations arising thereunder, in each case in an amount equal to its pro rata share of the obligations under such Letter of Credit (based on the respective Revolving Commitment Percentages of the Lenders) and shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and be obligated to pay to the Issuing Lender therefor and discharge when due, its pro rata share of the obligations arising under such Letter of Credit. Without limiting the scope and nature of each Lender's participation in any Letter of Credit, to the extent that the Issuing Lender has not been reimbursed as required hereunder or under any such Letter of Credit, each Lender shall pay to the Issuing Lender its pro rata share of such unreimbursed drawing in same day funds on the day of notification by the Issuing Lender of an unreimbursed drawing pursuant to the provisions of subsection (d) hereof. The obligation of each Lender to so reimburse the Issuing Lender shall be absolute and unconditional and shall not be affected by the occurrence of a Default, an Event of Default or any other occurrence or event. Any such reimbursement shall not relieve or otherwise impair the obligation of the Borrower to reimburse the Issuing Lender under any Letter of Credit, together with interest as hereinafter provided.

     (c) Reimbursement. In the event of any drawing under any Letter of Credit, the Issuing Lender will promptly notify the Borrower. Unless the Borrower shall immediately notify the Issuing Lender that the Borrower intends to otherwise reimburse the Issuing Lender for such drawing, the Borrower shall be deemed to have requested that the Lenders make a Revolving Loan in the amount of the drawing as provided in subsection (d) hereof on the related Letter of Credit, the proceeds of which will be used to satisfy the related reimbursement obligations. The Borrower promises to reimburse the Issuing Lender on the day of drawing under any Letter of Credit (either with the proceeds of a Revolving Loan obtained hereunder or otherwise) in same day funds. If the Borrower shall fail to reimburse the Issuing Lender as provided hereinabove, the unreimbursed amount of such drawing shall bear interest at a per annum rate equal to the Adjusted Base Rate plus two percent (2%). The Borrower's reimbursement obligations hereunder shall be absolute and unconditional under all circumstances irrespective of any rights of setoff, counterclaim or defense to payment the Borrower may claim or have against the Issuing Lender, the Agents, the Lenders, the beneficiary of the Letter of Credit drawn upon or any other Person, including without limitation any defense based on any failure of the Borrower or any other Credit Party to receive consideration or the legality, validity, regularity or unenforceability of the Letter of Credit. The Issuing Lender will promptly notify the other Lenders of the amount of any unreimbursed drawing and each Lender shall promptly pay to the Administrative Agent for the account of the Issuing Lender in U.S. Dollars and in immediately available funds, the amount of such Lender's Revolving Commitment Percentage of such unreimbursed drawing. Such payment shall be made on the day such notice is received by such Lender from the Issuing Lender if such notice is received at or before 2:00 P.M.

(Charlotte, North Carolina time) otherwise such payment shall be made at or before 12:00 Noon (Charlotte, North Carolina time) on the Business Day next succeeding the day such notice is received. If such Lender does not pay such amount to the Issuing Lender in full upon such request, such Lender shall, on demand, pay to the Administrative Agent for the account of the Issuing Lender interest on the unpaid amount during the period from the date of such drawing until such Lender pays such amount to the Issuing Lender in full at a rate per annum equal to, if paid within two (2) Business Days of the date that such Lender is required to make payments of such amount pursuant to the preceding sentence, the Federal Funds Rate and thereafter at a rate equal to the Base Rate. Each Lender's obligation to make such payment to the Issuing Lender, and the right of the Issuing Lender to receive the same, shall be absolute and unconditional, shall not be affected by any circumstance whatsoever and without regard to the termination of this Credit Agreement or the Commitments hereunder, the existence of a Default or Event of Default or the acceleration of the obligations of the Borrower hereunder and shall be made without any offset, abatement, withholding or reduction whatsoever. Simultaneously with the making of each such payment by a Lender to the Issuing Lender, such Lender shall, automatically and without any further action on the part of the Issuing Lender or such Lender, acquire a participation in an amount equal to such payment (excluding the portion of such payment constituting interest owing to the Issuing Lender) in the related unreimbursed drawing portion of the LOC Obligation and in the interest thereon and in the related LOC Documents, and shall have a claim against the Borrower with respect thereto.

     (d) Repayment with Revolving Loans. On any day on which the Borrower shall have requested, or been deemed to have requested, a Revolving Loan advance to reimburse a drawing under a Letter of Credit, the Administrative Agent shall give notice to the Lenders that a Revolving Loan has been requested or deemed requested by the Borrower to be made in connection with a drawing under a Letter of Credit, in which case a Revolving Loan advance comprised of Base Rate Loans shall be immediately made to the Borrower by all Lenders (notwithstanding any termination of the Commitments pursuant to Section 9.2) pro rata based on the respective Revolving Commitment Percentages of the Lenders (determined before giving effect to any termination of the Commitments pursuant to Section 9.2) and the proceeds thereof shall be paid directly to the Issuing Lender for application to the respective LOC Obligations. Each such Lender hereby irrevocably agrees to make its pro rata share of each such Revolving Loan immediately upon any such request or deemed request in the amount, in the manner and on the date specified in the preceding sentence notwithstanding (i) the amount of such borrowing may not comply with the minimum amount for advances of Revolving Loans otherwise required hereunder, (ii) whether any conditions specified in Section 5.2 are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) failure for any such request or deemed request for Revolving Loan to be made by the time otherwise required hereunder, (v) whether the date of such borrowing is a date on which Revolving Loans are otherwise permitted to be made hereunder or (vi) any termination of the Commitments relating thereto immediately prior to or contemporaneously with such borrowing. In the event that any Revolving Loan cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code with respect to the Borrower or any other Credit Party), then each such Lender hereby agrees that it shall forthwith purchase (as of the date such borrowing would otherwise have occurred, but adjusted for any payments received from the Borrower on or after such date and prior to such purchase) from the Issuing Lender such participation in the outstanding LOC Obligations as shall be necessary to cause each such Lender to share in such LOC Obligations ratably (based upon the respective Revolving Commitment Percentages of the Lenders (determined before giving effect to any termination of the Commitments pursuant to Section 9.2)), provided that in the event such payment is not made by any Lender on the day of drawing, such Lender shall pay in addition to the Issuing Lender interest on the amount of its unfunded Participation Interest at a rate equal to, if paid within two (2) Business Days of the date of drawing, the Federal Funds Rate, and thereafter at the Base Rate.

     (e) Designation of other Credit Parties as Account Parties. Notwithstanding anything to the contrary set forth in this Credit Agreement, including without limitation Section 2.2(a)(ii) hereof, a Letter of Credit issued hereunder may contain a statement to the effect that such Letter of Credit is issued for the account of a Domestic Credit Party other than the Borrower, provided that notwithstanding such statement, the Borrower shall be the actual account party for all purposes of this Credit Agreement for such Letter of Credit and such statement shall not affect the Borrower's reimbursement obligations hereunder with respect to such Letter of Credit.

     (f) Renewal, Extension. The renewal or extension of any Letter of Credit shall, for purposes hereof, be treated in all respects the same as the issuance of a new Letter of Credit hereunder.

     (g) Uniform Customs and Practices. The Issuing Lender may have the Letters of Credit be subject to The Uniform Customs and Practice for Documentary Credits (the "UCP") or the International Standby Practices 1998 (the "ISP98"), in either case as published as of the date of issue by the International Chamber of Commerce, in which case the UCP or the ISP98, as applicable, may be incorporated therein and deemed in all respects to be a part thereof.

     (h) Indemnification; Nature of Issuing Lender's Duties.

          (i) In addition to its other obligations under this Section 2.6, the Borrower hereby agrees to protect, indemnify, pay and save the Issuing Lender harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys' fees) that the Issuing Lender may incur or be subject to as a consequence, direct or indirect, of (A) the issuance of any Letter of Credit or (B) the failure of the Issuing Lender to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority (all such acts or omissions, herein called "Government Acts").

          (ii) As between the Borrower and the Issuing Lender, the Borrower shall assume all risks of the acts, omissions or misuse of any Letter of Credit by the beneficiary thereof. The Issuing Lender shall not be responsible: (A) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (B) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (C) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (D) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under a Letter of Credit or of the proceeds thereof; and (E) for any consequences arising from causes beyond the control of the Issuing Lender, including, without limitation, any Government Acts. None of the above shall affect, impair, or prevent the vesting of the Issuing Lender's rights or powers hereunder.

          (iii) In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by the Issuing Lender, under or in connection with any Letter of Credit or the related certificates, if taken or omitted in good faith, shall not put such Issuing Lender under any resulting liability to the Borrower or any other Credit Party. It is the intention of the parties that this Credit Agreement shall be construed and applied to protect and indemnify the Issuing Lender against any and all risks involved in the issuance of the Letters of Credit, all of which risks are hereby assumed by the Borrower (on behalf of itself and each of the other Credit Parties), including, without limitation, any and all Government Acts. The Issuing Lender shall not, in any way, be liable for any failure by the Issuing Lender or anyone else to pay any drawing under any Letter of Credit as a result of any Government Acts or any other cause beyond the control of the Issuing Lender.

          (iv) Nothing in this subsection (h) (except as provided in clause (v) below) is intended to limit the reimbursement obligations of the Borrower contained in subsection (d) above. The obligations of the Borrower under this subsection (h) shall survive the termination of this Credit Agreement. No act or omissions of any current or prior beneficiary of a Letter of Credit shall in any way affect or impair the rights of the Issuing Lender to enforce any right, power or benefit under this Credit Agreement.

          (v) Notwithstanding anything to the contrary contained in this subsection (h), the Borrower shall have no obligation to indemnify the Issuing Lender in respect of any liability incurred by the Issuing Lender
     (A) arising solely out of the gross negligence or willful misconduct of the Issuing Lender, as determined by a court of competent jurisdiction, or (B) caused by the Issuing Lender's failure to pay under any Letter of Credit after presentation to it of a request strictly complying with the terms and conditions of such Letter of Credit, as determined by a court of competent jurisdiction, unless such payment is prohibited by any law, regulation, court order or decree.

     (i) Responsibility of Issuing Lender. It is expressly understood and agreed that the obligations of the Issuing Lender hereunder to the Lenders are only those expressly set forth in this Credit Agreement and that the Issuing Lender shall be entitled to assume that the conditions precedent set forth in Section
5.2 have been satisfied unless it shall have acquired actual knowledge that any such condition precedent has not been satisfied; provided, however, that nothing set forth in this Section 2.6 shall be deemed to prejudice the right of any Lender to recover from the Issuing

Lender any amounts made available by such Lender to the Issuing Lender pursuant to this Section 2.6 in the event that it is determined by a court of competent jurisdiction that the payment with respect to a Letter of Credit constituted gross negligence or willful misconduct on the part of the Issuing Lender.

     (j) Conflict with LOC Documents. In the event of any conflict between this Credit Agreement and any LOC Document (including any letter of credit application), this Credit Agreement shall control.

2.7 Additional Provisions relating to Swingline Loans.

     The Swingline Lender may, at any time, in its sole discretion, by written notice to the Borrower and the Lenders, demand repayment of its Swingline Loans by way of a Revolving Loan advance, in which case the Borrower shall be deemed to have requested a Revolving Loan advance comprised solely of Base Rate Loans in the amount of such Swingline Loans; provided, however, that any such demand shall be deemed to have been given one Business Day prior to the Termination Date and on the date of the occurrence of any Event of Default described in
Section 9.1 and upon acceleration of the indebtedness hereunder and the exercise of remedies in accordance with the provisions of Section 9.2. Each Lender hereby irrevocably agrees to make its Revolving Commitment Percentage of each such Revolving Loan in the amount, in the manner and on the date specified in the preceding sentence notwithstanding (I) the amount of such borrowing may not comply with the minimum amount for advances of Revolving Loans otherwise required hereunder, (II) whether any conditions specified in Section 5.2 are then satisfied, (III) whether a Default or an Event of Default then exists, (IV) failure of any such request or deemed request for Revolving Loan to be made by the time otherwise required hereunder, (V) whether the date of such borrowing is a date on which Revolving Loans are otherwise permitted to be made hereunder or
(VI) any termination of the Commitments relating thereto immediately prior to or contemporaneously with such borrowing. In the event that any Revolving Loan cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code with respect to the Borrower or any other Credit Party), then each Lender hereby agrees that it shall forthwith purchase (as of the date such borrowing would otherwise have occurred, but adjusted for any payments received from the Borrower on or after such date and prior to such purchase) from the Swingline Lender such Participation Interests in the outstanding Swingline Loans as shall be necessary to cause each such Lender to share in such Swingline Loans ratably based upon its Revolving Commitment Percentage, provided that (A) all interest payable on the Swingline Loans shall be for the account of the Swingline Lender until the date as of which the respective Participation Interest is funded and (B) at the time any purchase of Participation Interests pursuant to this sentence is actually made, the purchasing Lender shall be required to pay to the Swingline Lender, to the extent not paid to the Swingline Lender by the Borrower in accordance with the terms of Section 2.4(b), interest on the principal amount of Participation Interests purchased for each day from and including the day upon which such borrowing would otherwise have occurred to but excluding the date of payment by such lender for such Participation Interests, at the rate equal to the Federal Funds Rate.

                                    SECTION 3

                 OTHER PROVISIONS RELATING TO CREDIT FACILITIES

3.1 Default Rate.

     Upon the occurrence, and during the continuance, of an Event of Default,
(i) the principal of and, to the extent permitted by law, interest on the Loans and any other amounts owing hereunder or under the other Credit Documents shall bear interest, payable on demand, at a per annum rate 2% greater than the rate which would otherwise be applicable (or if no rate is applicable, whether in respect of interest, fees or other amounts, then the Adjusted Base Rate plus 2%) and (ii) the Letter of Credit Fee shall accrue at a per annum rate 2% greater than the rate which would otherwise be applicable.

3.2 Extension and Conversion.

     The Borrower shall have the option, on any Business Day, to extend existing Loans into a subsequent permissible Interest Period or to convert Loans into Loans of another interest rate type; provided, however, that (i) except as provided in Section 3.8, Eurodollar Loans may be converted into Base Rate Loans or extended as Eurodollar Loans for new Interest Periods only on the last day of the Interest Period applicable thereto, (ii) Eurodollar Loans may be extended, and Base Rate Loans may be converted into Eurodollar Loans, only if the conditions precedent set forth in Section 5.2 are satisfied on the date of Continuation or Conversion, (iii) Loans extended as, or converted into, Eurodollar Loans shall be subject to the terms of the definition of "Interest Period" and shall be in such minimum amounts as provided in Section 2.2(b) and
(iv) any request for Continuation or Conversion of a Eurodollar Loan which shall fail to specify an Interest Period shall be deemed to be a request for an Interest Period of one month. Each such Continuation or Conversion shall be effected by the applicable Borrower by giving a Notice of Extension/Conversion (or telephonic notice promptly confirmed in writing) to the office of the Administrative Agent specified in Section 11.1, or at such other office as the Administrative Agent may designate in writing, prior to 11:00 A.M. (Charlotte, North Carolina time), on the Business Day of, in the case of the Conversion of a Eurodollar Loan into a Base Rate Loan, and on the third Business Day prior to, in the case of the Continuation of a Eurodollar Loan as, or Conversion of a Base Rate Loan into, a Eurodollar Loan, the date of the proposed Continuation or Conversion, the Loans to be so extended or converted, the types of Loans into which such Loans are to be converted and, if appropriate, the applicable Interest Periods with respect thereto. Each request for Continuation or Conversion shall be irrevocable and shall constitute a representation and warranty by the applicable Borrower of the matters specified in Section 5.2. In the event the applicable Borrower fails to request Continuation or Conversion of any Eurodollar Loan in accordance with this Section, or any such Conversion or Continuation is not permitted or required by this Section, then such Eurodollar Loan shall be automatically Converted into a Base Rate Loan at the end of the Interest Period applicable thereto. The Administrative Agent shall give each Lender notice as promptly as practicable of any such proposed Continuation or Conversion affecting any Revolving Loan.

3.3 Prepayments.

     (a) Voluntary Prepayments. The Loans may be repaid in whole or in part without premium or penalty; provided that (i) Eurodollar Loans may be prepaid only upon three (3) Business Days' prior written notice to the Administrative Agent and must be accompanied by payment of any amounts owing under Section 3.12, and (ii) partial prepayments shall be minimum principal amounts of (A) in the case of Revolving Loans which are Eurodollar Loans, a minimum aggregate principal amount of $1,000,000 and integral multiples of $250,000 in excess thereof, (B) in the case of Revolving Loans which are Base Rate Loans, a minimum aggregate principal amount of $1,000,000 and integral multiples of $250,000 in excess thereof, and (C) in the case of Swingline Loans, a minimum aggregate principal amount of $1,000,000 and integral multiples of $100,000 in excess thereof, provided that in the event that an "auto borrow" or "zero balance" or other similar arrangement shall then be in place with the Swingline Lender, Swingline Loans may be prepaid in such other minimum amounts, if any, provided under such arrangement.

     (b) Mandatory Prepayments. If at any time, (i) the aggregate principal amount of Obligations shall exceed the lesser of (A) the Aggregate Revolving Committed Amount or (B) the North American Borrowing Base, (ii) the aggregate principal amount of LOC Obligations shall exceed the LOC Committed Amount, or
(iii) the aggregate principal amount of Swingline Loans shall exceed the Swingline Committed Amount, the Borrower shall immediately make payment on the Revolving Loans, the Swingline Loans and/or to a cash collateral account in respect of the LOC Obligations, in the amount of the difference.

     (c) Application. Unless otherwise specified by the applicable Borrower, prepayments on the Obligations shall be applied first to Swingline Loans, then to Revolving Loans which are Base Rate Loans, then to Revolving Loans which are Eurodollar Loans in direct order of Interest Period maturities, and then to a cash collateral account to secure LOC Obligations.

3.4 Reduction and Termination of Commitments.

     (a) Voluntary Reduction of Commitments. The Commitments may be terminated or permanently reduced in whole or in part by the Borrower upon three (3) Business Days' prior written notice by the Borrower to the Administrative Agent (and the Administrative Agent shall promptly notify the Lenders), provided that after giving effect to any voluntary reduction in the Revolving Commitments, the aggregate principal amount of Obligations shall not exceed the Aggregate Revolving Committed Amount, as reduced, and (ii) partial reductions shall be in a minimum aggregate principal amount of in the case of Aggregate Revolving Committed Amount, $5,000,000 and integral multiples of $1,000,000 in excess thereof.

     (b) Termination of Commitments. The Commitments shall terminate on the Termination Date.

3.5 Fees.

     (a) Commitment Fee. In consideration of the Revolving Commitments, the Borrower agrees to pay to the Administrative Agent for the ratable benefit of the Lenders a commitment fee (the "Commitment Fee") equal to the Applicable Percentage per annum on the average daily unused amount of the Aggregate Revolving Committed Amount for the applicable period. The Commitment Fee shall be payable quarterly in arrears on the 15th day following the last day of each calendar quarter for the immediately preceding calendar quarter (or portion thereof) beginning with the first such date to occur after the Closing Date (as well as on the Termination Date). For purposes of computation of the Commitment Fee, (A) Swingline Loans shall not be counted toward or considered usage of the Aggregate Revolving Committed Amount and (B) LOC Obligations shall be counted toward and considered usage of the Aggregate Revolving Committed Amount.

     (b) Letter of Credit Fees.

          (i) Letter of Credit Issuance Fee. In consideration of the issuance of Letters of Credit, the Borrower promises to pay to the Administrative Agent for the account of each Lender a fee (the "Letter of Credit Fee") on such Lender's Revolving Commitment Percentage of the average daily maximum amount available to be drawn under each such Letter of Credit computed at a per annum rate for each day from the date of issuance to the date of expiration equal to the Applicable Percentage. The Letter of Credit Fee shall be payable quarterly in arrears on the last Business Day of each March, June, September and December for the immediately preceding quarter (or a portion thereof).

          (ii) Issuing Lender Fees. In addition to the Letter of Credit Fee, the Borrower promises to pay to the Administrative Agent for the account of the Issuing Lender without sharing by the other Lenders (i) a letter of credit fronting fee of one-eighth of one percent (0.125%) on the average daily maximum amount available to be drawn under each Letter of Credit computed at a per annum rate for each day from the date of issuance to the date of expiration and (ii) the customary charges from time to time of the Issuing Lender with respect to the issuance, amendment, transfer, administration, cancellation and conversion of, and drawings under, such Letters of Credit.

     (c) Administrative Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, the fees referred to in the Administrative Agent's Fee Letter (the "Administrative Agent's Fees").

3.6 Capital Adequacy.

     If any Lender has reasonably determined, after the date hereof, that the adoption or the becoming effective of, or any change in, or any change by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof in the interpretation or administration of, any applicable law, rule or regulation regarding capital adequacy, or compliance by such Lender with any request or directive regarding capital adequacy

(whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender's (including, for purposes hereof, the parent company of such Lender) capital or assets as a consequence of its commitments or obligations hereunder to a level below that which such Lender would have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender's policies with respect to capital adequacy), then, upon notice from such Lender to the Borrower, the Borrower shall be obligated to pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction. Each determination by any such Lender of amounts owing under this Section shall, absent manifest error, be conclusive and binding on the parties hereto. If any Lender requests compensation by the Borrower under this Section 3.6, the Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or Continue Eurodollar Loans, or to Convert Base Rate Loans into Eurodollar Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.10 shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

3.7 Limitation on Eurodollar Loans.

     If on or prior to the first day of any Interest Period for any Eurodollar
Loan:

          (a) the Administrative Agent reasonably determines (which determination shall be conclusive absent manifest error) that by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period; or

          (b) the Required Lenders reasonably determine (which determination shall be conclusive absent manifest error) and notify the Administrative Agent that the Eurodollar Rate will not adequately and fairly reflect the cost to the Lenders of funding Eurodollar Loans for such Interest Period;

then the Administrative Agent shall give the Borrower prompt notice thereof, and so long as such condition remains in effect, the Lenders shall be under no obligation to make additional Eurodollar Loans, Continue Eurodollar Loans, or to Convert Base Rate Loans into Eurodollar Loans with respect to the affected currency.

3.8 Illegality.

     Notwithstanding any other provision of this Credit Agreement, in the event that it becomes unlawful for any Lender (or its Applicable Lending Office) to make, maintain, or fund Eurodollar Loans hereunder, then such Lender shall promptly notify the Borrower thereof and such Lender's obligation to make or Continue Eurodollar Loans and to Convert Base Rate Loans into Eurodollar Loans shall be suspended until such time as such Lender may again make, maintain, and fund Eurodollar Loans (in which case the provisions of Section 3.10 shall be applicable).

3.9 Requirements of Law.

     If, after the date hereof, the adoption of any applicable law, rule, or regulation, or any change in any applicable law, rule, or regulation, or any change in the interpretation or administration thereof by any Governmental Authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank, or comparable agency:

          (i) shall subject such Lender (or its Applicable Lending Office) to any additional tax, duty, or other charge with respect to any Eurodollar Loans, its Notes, or its obligation to make Eurodollar Loans, or change the basis of taxation of any amounts payable to such Lender (or its Applicable Lending Office) under this Credit Agreement or its Notes in respect of any Eurodollar Loans (other than taxes imposed on the overall net income of such Lender by the jurisdiction in which such Lender has its principal office or such Applicable Lending Office);

          (ii) shall impose, modify, or deem applicable any reserve, special deposit, assessment, or similar requirement (other than the Eurodollar Reserve Requirement utilized in the determination of the Adjusted Eurodollar Rate) relating to any extensions of credit or other assets of, or any deposits with or other liabilities or commitments of, such Lender (or its Applicable Lending Office), including the Commitment of such Lender hereunder; or

          (iii) shall impose on such Lender (or its Applicable Lending Office) or the London interbank market any other condition affecting this Credit Agreement or its Notes or any of such extensions of credit or liabilities or commitments;

and the result of any of the foregoing is to increase the cost to such Lender (or its Applicable Lending Office) of making, Converting into, Continuing, or maintaining any Eurodollar Loans or to reduce any sum received or receivable by such Lender (or its Applicable Lending Office) under this Credit Agreement or its Notes with respect to any Eurodollar Loans, then the Borrower shall pay to such Lender on demand such amount or amounts as will compensate such Lender for such increased cost or reduction. If any Lender requests compensation by the Borrower under this Section 3.9, the Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or Continue Eurodollar Loans, or to Convert Base Rate Loans into Eurodollar Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.10 shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested. Each Lender shall promptly notify the Borrower and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this Section 3.9 and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Lender, be otherwise disadvantageous to it. Any Lender claiming compensation under this
Section 3.9 shall furnish to the Borrower and the Administrative Agent a statement setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error. In determining such amount, such Lender may use any reasonable averaging and attribution methods.

3.10 Treatment of Affected Loans.

     If the obligation of any Lender to make any Eurodollar Loan or to Continue, or to Convert Base Rate Loans into, Eurodollar Loans shall be suspended pursuant to Section 3.6, 3.8 or 3.9 hereof, such Lender's Eurodollar Loans shall be automatically Converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for such Eurodollar Loans (or, in the case of a Conversion required by Section 3.8 hereof, on such earlier date as such Lender may specify to the Borrower with a copy to the Administrative Agent) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 3.6, 3.8 or 3.9 hereof that gave rise to such Conversion no longer exist:

          (a) to the extent that such Lender's Eurodollar Loans have been so Converted, all payments and prepayments of principal that would otherwise be applied to such Lender's Eurodollar Loans shall be applied instead to its Base Rate Loans; and

          (b) all Loans that would otherwise be made or Continued by such Lender as Eurodollar Loans shall be made or Continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be Converted into Eurodollar Loans shall remain as Base Rate Loans.

If such Lender gives notice to the Borrower (with a copy to the Administrative Agent) that the circumstances specified in Section 3.6, 3.8 or 3.9 hereof that gave rise to the Conversion of such Lender's Eurodollar Loans pursuant to this
Section 3.10 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurodollar Loans made by other Lenders are outstanding, such Lender's Base Rate Loans shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurodollar Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Eurodollar Loans and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Commitments.

3.11 Taxes.

     (a) Any and all payments by any Credit Party to or for the account of any Lender or the Administrative Agent hereunder or under any other Credit Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Administrative Agent, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Lender (or its Applicable Lending Office) or the Administrative Agent (as the case may be) is organized or does business or any political subdivision thereof (all such non-excluded taxes, duties, levies, imposts, deductions, charges, withholdings, and liabilities being hereinafter referred to as "Taxes"). If any Credit Party shall be required by law to deduct or withhold any Taxes from or in respect of any sum payable under this

Credit Agreement or any other Credit Document to any Lender or the Administrative Agent, (i) the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section 3.11) such Lender or the Administrative Agent receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Credit Party shall make such deductions and withholdings, (iii) such Credit Party shall pay the full amount deducted or withheld to the relevant taxation authority or other authority in accordance with applicable law, and (iv) such Credit Party shall furnish to the Administrative Agent, at its address referred to in Section 11.1, the original or a certified copy of a receipt evidencing payment thereof.

     (b) In addition, the Borrower agrees to pay any and all present or future stamp or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under this Credit Agreement or any other Credit Document or from the execution or delivery of, or otherwise with respect to, this Credit Agreement or any other Credit Document (hereinafter referred to as "Other Taxes").

     (c) The Borrower agrees to indemnify each Lender and the Administrative Agent for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 3.11) paid by such Lender or the Administrative Agent (as the case may be) and any liability (including penalties, interest, and expenses) arising therefrom or with respect thereto.

     (d) Each Lender that is not a United States person under Section 7701(a)(30) of the Internal Revenue Code, on or prior to the date of its execution and delivery of this Credit Agreement in the case of each Lender listed on the signature pages hereof and on or prior to the date on which it becomes a Lender in the case of each other Lender, and from time to time thereafter if requested in writing by the Borrower or the Administrative Agent (but only so long as such Lender remains lawfully able to do so), shall provide the Borrower and the Administrative Agent with (i) Internal Revenue Service Form W-8 BEN or W-8 ECI, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Lender is entitled to benefits under an income tax treaty to which the United States is a party which reduces to zero the rate of withholding tax on payments of interest or certifying that the income receivable pursuant to this Credit Agreement is effectively connected with the conduct of a trade or business in the United States, (ii) Internal Revenue Service Form W-8 or W-9, as appropriate, or any successor form prescribed by the Internal Revenue Service, and/or (iii) any other form or certificate required by any taxing authority (including any certificate required by Sections 871(h) and 881(c) of the Internal Revenue Code), certifying that such Lender is entitled to an exemption from tax on payments pursuant to this Credit Agreement or any of the other Credit Documents.

     (e) For any period with respect to which a Lender has failed to provide the Borrower and the Administrative Agent with the appropriate form pursuant to
Section 3.11(d) (unless such failure is due to a change in treaty, law, or regulation occurring subsequent to the date on which a form originally was required to be provided), such Lender shall not be entitled to indemnification under Section 3.11(a) or 3.11(b) with respect to Taxes imposed by the United States; provided, however, that should a Lender, which is otherwise exempt from or subject to a reduced rate of withholding tax, become subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.

     (f) If any Credit Party is required to pay additional amounts to or for the account of any Lender pursuant to this Section 3.11, then such Lender will agree to use reasonable efforts to change the jurisdiction of its Applicable Lending Office so as to eliminate or reduce any such additional payment which may thereafter accrue if such change, in the judgment of such Lender, is not otherwise disadvantageous to such Lender.

     (g) Within thirty (30) days after the date of any payment of Taxes, the applicable Credit Party shall furnish to the Administrative Agent the original or a certified copy of a receipt evidencing such payment.

     (h) Without prejudice to the survival of any other agreement of the Credit Parties hereunder, the agreements and obligations of the Credit Parties contained in this Section 3.11 shall survive the repayment of the Loans, LOC Obligations and other obligations under the Credit Documents and the termination of the Commitments hereunder.

3.12 Compensation.

     Upon the request of any Lender, the respective Borrower shall pay to such Lender such amount or amounts as shall be sufficient (in the reasonable opinion of such Lender) to compensate it for any loss, cost, or expense (including loss of anticipated profits) incurred by it as a result of:

          (a) any payment, prepayment, or Conversion of a Eurodollar Loan for any reason (including, without limitation, the acceleration of the Loans pursuant to Section 9.2) on a date other than the last day of the Interest Period for such Loan; or

          (b) any failure by the applicable Borrower for any reason (including, without limitation, the failure of any condition precedent specified in
     Section 5 to be satisfied) to borrow, Convert, Continue, or prepay a Eurodollar Loan on the date for such borrowing, Conversion, Continuation, or prepayment specified in the relevant notice of borrowing, prepayment, Continuation, or Conversion under this Credit Agreement.

With respect to Eurodollar Loans, such indemnification may include an amount equal to the excess, if any, of (a) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, Converted or Continued, for the period from the date of such prepayment or of such failure to borrow, Convert or Continue to the last day of the applicable Interest Period (or, in the case of a failure to borrow, Convert or Continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Eurodollar Loans provided for herein (excluding, however, the Applicable Percentage included therein, if any) over (b) the amount of interest (as reasonably determined by such Lender) which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurodollar market. The covenants of the Borrower set forth in this Section 3.12 shall survive the repayment of the Loans, LOC Obligations and other obligations under the Credit Documents and the termination of the Commitments hereunder.

3.13 Pro Rata Treatment.

     Except to the extent otherwise provided herein:

          (a) Obligations. Each Revolving Loan advance, each payment or prepayment of principal of any Revolving Loan, each payment of interest on any Revolving Loan, each payment on or in respect of the LOC Obligations and each payment of interest thereon, each payment of the Commitment Fee, each payment of the Letter of Credit Fee, each reduction of aggregate Revolving Committed Amounts, and each conversion or extension of Revolving Loan shall be allocated pro rata among the Lenders according to the respective Revolving Commitment Percentages of the Lenders.

          (b) Advances. No Lender shall be responsible for the failure or delay by any other Lender in its obligation to make its ratable share of a borrowing hereunder; provided, however, that the failure of any Lender to fulfill its obligations hereunder shall not relieve any other Lender of its obligations hereunder. If any Lender shall notify the Administrative Agent prior to the date of any requested borrowing that such Lender does not intend to make available to the Administrative Agent its ratable share of such borrowing to be made on such date, the Administrative Agent shall notify the Borrower thereof. Unless the Administrative Agent shall have been notified by any Lender prior to the date of any requested borrowing that such Lender does not intend to make available to the Administrative Agent its ratable share of such borrowing to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on the date of such borrowing, and the Administrative Agent in reliance upon such assumption, may (in its sole discretion but without any obligation to do so) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent, the Administrative Agent shall be able to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent's demand therefor, the Administrative Agent will promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover from the Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent at a per annum rate equal to (i) from the Borrower at the applicable rate for the applicable borrowing pursuant to the Notice of Borrowing and (ii) from a Lender, if paid within two (2) Business Days of the date such amount was made available by the Administrative Agent to the Borrower, the Federal Funds Rate and thereafter at a rate equal to the Base Rate

3.14 Sharing of Payments.

     (a) Lenders. The Lenders agree that, in the event that any Lender shall obtain payment in respect of any Revolving Loan, LOC Obligation or any other obligation owing to such Lender under this Credit Agreement through the exercise of a right of setoff, banker's lien or counterclaim, or pursuant to a secured claim under Section 506 of the Bankruptcy Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, in excess of its pro rata share of such payment as provided for in this Credit Agreement, such Lender shall promptly purchase from the other Lenders a participation in such Revolving Loan, LOC Obligation and other obligations in such amounts, and make such other adjustments from time to time, as shall be equitable to the end that all such Lenders share such payment in accordance with the respective Revolving Commitment Percentages of such Lenders, as provided for in this Credit Agreement. The Lenders further agree that if payment to any such Lender obtained by such Lender through the exercise of a right of setoff, banker's lien, counterclaim or other event as aforesaid shall be rescinded or must otherwise be restored, each Lender which shall have shared the benefit of such payment shall, by repurchase of a participation theretofore sold, return its share of that benefit (together with its share of any accrued interest payable with respect thereto) to each such Lender whose payment shall have been rescinded or otherwise restored. The Borrower agrees that any Lender so purchasing such a participation may, to the fullest extent permitted by law, exercise all rights of payment, including setoff, banker's lien or counterclaim, with respect to such participation as fully as if such Lender were a holder of such Revolving Loan, LOC Obligation or other obligation in the amount of such participation. If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this
Section 3.16 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders under this Section 3.16 to share in the benefits of any recovery on such secured claim.

     (b) Lenders and Agents. Except as otherwise expressly provided in this Credit Agreement, if any Lender or the Administrative Agent shall fail to remit to the Administrative Agent or any other Lender an amount payable by such Lender or the Administrative Agent to the Administrative Agent or such other Lender pursuant to this Credit Agreement on the date when such amount is due, such payments shall be made together with interest thereon for each date from the date such amount is due until the date such amount is paid to the Administrative Agent or such other Lender at a rate per annum equal to the Federal Funds Rate.

3.15 Payments, Computations, Etc.

     (a) Generally. Except as otherwise specifically provided herein, all payments of principal, interest and fees in connection with Revolving Loans, LOC Obligations, Swingline Loans, the Commitment Fee, the Letter of Credit Fee, the Issuing Lender Fees and the Administrative Agent's Fees shall be made to the Administrative Agent in US Dollars in immediately available funds, without setoff, deduction, counterclaim or withholding of any kind, at the Administrative Agent's office specified in Section 11.1 not later than 2:00 P.M. (Charlotte, North Carolina time) on the date when due. Payments received after such time shall be deemed to have been received on the next succeeding Business Day. The Administrative Agent may (but shall not be obligated to) debit the amount of any such payment which is not made by such time to any ordinary deposit account of the Borrower maintained with the Administrative Agent (with notice to the Borrower). The Borrower shall, at the time it makes any payment under this Credit Agreement, specify to the Administrative Agent the Loans, LOC Obligations, Fees, interest or other amounts payable by the Borrower hereunder to which such payment is to be applied (and in the event that it fails so to specify, or if such application would be inconsistent with the terms hereof, the Administrative Agent shall distribute such payment to the relevant Lenders in such manner as the Administrative Agent may determine to be appropriate in respect of obligations owing by the Borrower hereunder, subject to the terms of Section 3.15(a) and
Section 3.17). The Administrative Agent will distribute such payments to the applicable Lenders if any such payment is received prior to 2:00 P.M. (Charlotte, North Carolina time or London time, as appropriate) on a Business Day in like funds as received prior to the end of such Business Day and otherwise the Administrative Agent will distribute such payment to such Lenders entitled thereto on the next succeeding Business Day. Whenever any payment hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day (subject to accrual of interest and Fees for the period of such extension). Except as expressly provided otherwise herein, all computations of interest and fees shall be made on the basis of the actual number of days elapsed over a year of 360 days, except with respect to computation of interest on Base Rate Loans determined by reference to the Prime Rate which shall be calculated based on a year of 365 or 366 days, as appropriate. Interest shall accrue from and include the date of borrowing, but exclude the date of payment.

     (b) Allocation of Payments After Event of Default. Notwithstanding any other provisions of this Credit Agreement to the contrary, after the occurrence and during the continuance of an Event of Default, all amounts collected or received on or in respect of the Obligations (or other amounts owing under the Credit Documents in connection therewith) shall be paid over or delivered as follows:

          FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation reasonable attorneys' fees) of the Collateral Agent actually incurred in connection with the execution of its duties as Collateral Agent in exercising or attempting to exercise rights and remedies in respect of the collateral and all protective advances made with respect thereto;

          SECOND, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation reasonable attorneys' fees) of the Administrative Agent in connection with enforcing the rights and remedies of the Lenders under the Credit Documents and any protective advances made with respect thereto;

          THIRD, to payment of any fees owed to the Administrative Agent;

          FOURTH, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation, reasonable attorneys' fees) of each of the Lenders hereunder in connection with enforcing its rights under the Credit Documents or otherwise with respect to the Obligations owing to such Lender;

          FIFTH, to the payment of all accrued interest and fees on or in respect of the Obligations;

          SIXTH, to the payment of the outstanding principal amount of the Obligations hereunder (including the payment or cash collateralization of the outstanding LOC Obligations);

          SEVENTH, to all other Obligations hereunder and other obligations which shall have become due and payable under the Credit Documents otherwise and not repaid pursuant to clauses "FIRST" through "SIXTH" above; and

          EIGHTH, to the payment of the surplus, if any, to the Borrower and/or whoever may be lawfully entitled to receive such surplus.

     In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; and (ii) except as otherwise provided, the Lenders shall receive amounts ratably in accordance with their respective pro rata share (based on the proportion that the then outstanding Obligations held by such Lenders bears to the aggregate amount of Obligations then outstanding) of amounts available to be applied pursuant to clauses "FOURTH", "FIFTH", "SIXTH" and "SEVENTH" above; and (iii) to the extent that any amounts available for distribution pursuant to clause "SIXTH" above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by the Administrative Agent in a cash collateral account and applied (A) first, to reimburse the Issuing Lender for any drawings under such Letters of Credit and (B) then, following the expiration of all Letters of Credit, to all other obligations of the types described in clauses "FIFTH" and "SIXTH" above in the manner provided in this Section 3.15(b).

3.16 Certain Limitations.

     The provisions of Sections 3.6, 3.8, 3.9 and 3.11 shall be subject to the following:

     (a) If any Lender demands compensation or indemnification from the Borrower under Section 3.6, 3.9 or 3.11, then such Lender will agree to use reasonable efforts to change the jurisdiction of its applicable lending office so as to eliminate or reduce any such additional payment which may thereafter accrue if such change, in the judgment of such Lender, is not otherwise disadvantageous to such Lender.

     (b) If any Lender determines that it has recovered or used as a credit any amount withheld on its account pursuant to Section 3.6, 3.9 or Section 3.11, it shall reimburse (without any interest) the Borrower to the extent of such amount so determined to have been recovered (to the extent of any tax benefit actually received) or used as a credit, provided that nothing in this clause (b) shall require any Lender to make available its tax returns (or any other information relating to its taxes which it deems to be confidential).

     (c) If any Lender demands compensation or indemnification from the Borrower under Section 3.6, 3.9 or 3.11, such Lender shall be entitled to compensation or indemnification only for increased costs or other amounts (i) incurred during the period of ninety (90) days preceding the date of such Lender's demand therefor and (ii) which such Lender charges to similarly situated borrowers.

     (d) If any Lender notifies the Borrower that it demands compensation or indemnification from the Borrower under Section 3.6, 3.9 or 3.11, or if that it has become unlawful for any Lender to make, maintain, or fund Eurodollar Loans under Section 3.8, the Borrower may, at its option, so long as no Event of Default shall have occurred and be continuing, obtain, at the Borrower's expense, a replacement Lender for the affected Lender. If the Borrower elects to obtain a replacement Lender for the affected Lender, the Borrower shall within thirty (30) after the date of such notification from such affected Lender, notify the Administrative Agent and such affected Lender of its intention to replace the affected Lender. If the Borrower obtains a replacement Lender (which replacement Lender shall be acceptable to the Administrative Agent in its reasonable discretion) within ninety (90) days following notice of its intention to do so, the affected Lender must sell and assign its Loans and Commitments to such replacement Lender pursuant to Section 11.6(b), for an amount equal to the principal balance of all Revolving Loans held by the affected Lender and all accrued interest and Fees with respect thereto through the date of such sale, provided that the Borrower shall have paid to such affected Lender the compensation or indemnification that it is entitled to receive under Section 3.6, 3.9 or 3.11 through the date of such sale and assignment. Notwithstanding the foregoing, if the Borrower shall fail to give the Administrative Agent and the affected Lender notice of its intention to replace the affected Lender or if the Borrower timely gives notice to the Administrative Agent and an affected Lender of its intention to replace such affected Lender and does not so replace such affected Lender within ninety (90) days following such notice, then, in either case, the Borrower's rights under this Section 3.16 to replace such Lender for the particular circumstances shall terminate.

3.17 Evidence of Debt.

     (a) Each Lender shall maintain an account or accounts evidencing each Revolving Loan made by such Lender to the Borrower from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Credit Agreement. Each Lender will make reasonable efforts to maintain the accuracy of its account or accounts and to promptly update its account or accounts from time to time, as necessary.

     (b) The Administrative Agent shall maintain the Register pursuant to
Section 11.3(c)(i), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (A) the amount, type and Interest Period of each such Revolving Loan hereunder, (B) the amount of any principal or interest due and payable or to become due and payable to each Lender hereunder and (C) the amount of any sum received by the Administrative Agent hereunder from or for the account of the Borrower and each Lender's share thereof. The Administrative Agent will make reasonable efforts to maintain the accuracy of the respective subaccounts referred to in the preceding sentences and to promptly update such subaccounts from time to time, as necessary.

     (c) The entries made in the accounts, Register and subaccounts maintained pursuant to subsection (b) of this Section 3.17 (and, if consistent with the entries of the Administrative Agent, subsection (a)) shall be prima facie evidence of the existence and amounts of the obligations of the Credit Parties therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain any such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Credit Parties to repay the loans and obligations owing to such Lender.

                                    SECTION 4

                                    GUARANTY

4.1 The Guaranty.

     (a) Each of the Guarantors hereby jointly and severally guarantees to each Lender, to each Lender and each Affiliate of a Lender that enters into a Hedging Agreement with a Credit Party relating to the Obligations and to the Agents, as hereinafter provided, the prompt payment of the Guaranteed Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof. The Guarantors hereby further agree that if any of the Guaranteed Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.

     (b) Notwithstanding any provision to the contrary contained herein or in any other of the Credit Documents or Hedging Agreements, to the extent the obligations of a Guarantor shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state, provincial or federal law relating to fraudulent conveyances or transfers or the granting of financial assistance) then the obligations of each Guarantor hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal, state or provincial and including, without limitation, the Bankruptcy Code). In such case or otherwise at the request of an Agent, each Credit Party shall take such action and shall execute and deliver all such further documents required by such Agent to cause the obligations of such Guarantor to be enforceable to the extent required by this Agreement.

4.2 Obligations Unconditional.

     The obligations of all of the Guarantors under Section 4.1 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Credit Documents or Hedging Agreements, or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 4.2 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrower or any other Guarantor for amounts paid under this Section 4 until such time as the Lenders (and any Affiliates of Lenders entering into Hedging Agreements relating to the Obligations to the extent permitted hereunder) have been paid in full in respect of all Guaranteed Obligations, all Commitments under this Credit Agreement have been terminated and no Person or Governmental Authority shall have any right to request any return or reimbursement of funds from the Lenders in connection with monies received under the Credit Documents or Hedging Agreements between any Credit Party and any Lender, or any Affiliate of a Lender. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder which shall remain absolute and unconditional as described above:

          (a) at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

          (b) any of the acts mentioned in any of the provisions of any of the Credit Documents, any Hedging Agreement between any Credit Party and any Lender or any Affiliate of a Lender, or any other agreement or instrument referred to in the Credit Documents or such Hedging Agreements shall be done or omitted;

          (c) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Credit Documents, any Hedging Agreement between any Credit Party and any Lender or any Affiliate of a Lender, or any other agreement or instrument referred to in the Credit Documents or such Hedging Agreements shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

          (d) any Lien granted to, or in favor of, any Agent or any Lender or Lenders as security for any of the Guaranteed Obligations shall fail to attach or be perfected; or

          (e) any of the Guaranteed Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor).

With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any Agent or any Lender exhaust any right, power or remedy or proceed against any Person under any of the Credit Documents, any Hedging Agreement between any Credit Party and any Lender, or any Affiliate of a Lender, or any other agreement or instrument referred to in the Credit Documents or such Hedging Agreements, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.

4.3 Reinstatement.

     The obligations of the Guarantors under this Section 4 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Agents and each Lender on demand for all reasonable costs and expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by the Agents or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

4.4 Certain Additional Waivers.

     Without limiting the generality of any other provisions of this Section 4, each Guarantor hereby specifically waives the benefits of North Carolina General Statutes Sections 26-7 through 26-9, inclusive. Each Guarantor further agrees that such Guarantor shall have no right of recourse to security for the Guaranteed Obligations, except through the exercise of rights of subrogation pursuant to Section 4.2 and through the exercise of rights of contribution pursuant to Section 4.6.

4.5 Remedies.

     The Guarantors agree that, to the fullest extent permitted by law, as between the Guarantors, on the one hand, and the Agents and the Lenders, on the other hand, the Guaranteed Obligations may be declared to be forthwith due and payable as provided in Section 9.2 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 9.2) for purposes of Section 4.1 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Guaranteed Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Guaranteed Obligations being deemed to have become automatically due and payable), the Guaranteed Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 4.1. The Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms of the Collateral Documents and that the Lenders may exercise their remedies thereunder in accordance with the terms thereof.

4.6 Rights of Contribution.

     The Guarantors hereby agree, as among themselves, that if any Guarantor shall become an Excess Funding Guarantor (as defined below), each other Guarantor shall, on demand of such Excess Funding Guarantor (but subject to the succeeding provisions of this Section 4.6), pay to such Excess Funding Guarantor an amount equal to such Guarantor's Pro Rata Share (as defined below and determined, for this purpose, without reference to the properties, assets, liabilities and debts of such Excess Funding Guarantor) of such Excess Payment (as defined below). The payment obligation of any Guarantor to any Excess Funding Guarantor under this Section 4.6 shall be subordinate and subject in right of payment to the prior payment in full of the obligations of such Guarantor under the other provisions of this Section 4, and such Excess Funding Guarantor shall not exercise any right or remedy with respect to such excess until payment and satisfaction in full of all of such obligations. For purposes hereof, (a) "Excess Funding Guarantor" shall mean, in respect of any obligations arising under the other provisions of this Section 4 (hereafter, the "Guarantied Obligations"), a Guarantor that has paid an amount in excess of its Pro Rata Share of the Guarantied Obligations; (b) "Excess Payment" shall mean, in respect of any Guarantied Obligations, the amount paid by an Excess Funding Guarantor in excess of its Pro Rata Share of such Guarantied Obligations; and (c) "Pro Rata Share", for the purposes of this Section 4.6, shall mean, for any Guarantor, the ratio (expressed as a percentage) of (i) the amount by which the aggregate present fair saleable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Guarantor (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder) to (ii) the amount by which the aggregate present fair saleable value of all assets and other properties of the Borrower and all of the Guarantors exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of the Borrower and the Guarantors hereunder) of the Borrower and all of the Guarantors, all as of the Closing Date (in each case, if any Guarantor becomes a party hereto subsequent to the Closing Date, then for the purposes of this Section 4.6 such subsequent Guarantor shall be deemed to have been a Guarantor as of the Closing Date and the information pertaining to, and only pertaining to, such Guarantor as of the date such Guarantor became a Guarantor shall be deemed true as of the Closing Date).

4.7 Guarantee of Payment; Continuing Guarantee.

     The guarantee in this Section 4 is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising.

                                    SECTION 5

                                   CONDITIONS

5.1 Closing Conditions.

     The obligation of the Lenders to enter into this Credit Agreement and to make the initial Extensions of Credit shall be subject to satisfaction of the following conditions (in form and substance acceptable to the Lenders):

          (a) Executed Credit Documents. Receipt by (i) the Administrative Agent of (A) multiple counterparts of this Credit Agreement, (B) a Revolving Note for each Lender, and (C) multiple counterparts of the Collateral Documents, in each case executed by a duly authorized officer of each party thereto and in each case conforming to the requirements of this Credit Agreement, and (ii) each Lender of an executed facsimile copy of the Credit Agreement and an executed facsimile copy of the Revolving Note for such Lender (the Administrative Agent shall provide executed copies of the Collateral Documents to the Lenders after the Closing Date).

          (b) Legal Opinions. Receipt by the Administrative Agent of multiple counterparts of opinions of counsel for the Credit Parties relating to the Credit Documents and the transactions contemplated therein, in form and substance reasonably satisfactory to the Administrative Agent and the Lenders, and including, among other things, opinions regarding enforceability of the Credit Documents and the perfection of the security interests created thereby.

          (c) Financial Information. Receipt by the Lenders of such financial information regarding the members of the Consolidated Group as may be requested by, and in each case in form and substance reasonably satisfactory to, the Administrative Agent and the Lenders.

          (d) Personal Property Collateral. Receipt by the Administrative Agent of the following:

               (i) UCC Financing Statements. Duly executed UCC financing statements for each jurisdiction as is necessary or appropriate, in the Collateral Agent's discretion, to perfect the security interests in the Collateral.

               (ii) Certificated Interests. Original certificates evidencing the Capital Stock which is the subject of the Pledge Agreement, together with undated stock transfer powers executed in blank.

               (iii) Intellectual Property. Such patent, trademark and copyright notices and filings as necessary or appropriate, in the Collateral Agent's reasonable discretion, to perfect the security interests in Intellectual Property.

               (iv) Landlord Consents. Landlord consents, estoppel letters or consents and waivers in respect of Collateral held on leased premises as reasonably required by the Administrative Agent.

          (e) Evidence of Insurance. Receipt by the Administrative Agent of insurance certificates or policies evidencing casualty insurance (including builders' risk and all-risk permanent policies) and liability conforming to the requirements of this Credit Agreement and the other Credit Documents, showing the Collateral Agent as sole loss payee with respect to casualty insurance and as additional insured with respect to liability insurance, in each case together with evidence of payment of premiums thereon.

          (f) Absence of Legal Proceedings. There shall not exist any action, suit, investigation or proceeding pending in any court or before any arbitrator or Governmental Authority which would reasonably be expected to have a Material Adverse Effect.

          (g) Corporate Documents. Receipt by the Administrative Agent of the following (or their equivalent) for each of the Credit Parties:

               (i) Charter Documents. Copies of the articles or certificates of incorporation or other charter documents of such Credit Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation and certified by a secretary or assistant secretary of such Credit Party to be true and correct as of the Closing Date.

               (ii) Bylaws. A copy of the bylaws, operating agreement or equivalent of such Credit Party certified by a secretary or assistant secretary of such Credit Party to be true and correct and in force and effect as of the Closing Date.

               (iii) Resolutions. Copies of resolutions of the board of directors of such Credit Party approving and adopting the Credit Documents to which it is a party, the transactions contemplated therein and authorizing execution and delivery thereof, certified by a secretary or assistant secretary of such Credit Party to be true and correct and in force and effect as of the Closing Date.

               (iv) Good Standing. (A) certificates of good standing, existence or its equivalent certified as of a recent date by the appropriate governmental authorities of the state of incorporation and the state in which the principal place of business is located and (B) certificates indicating payment of all corporate franchise taxes certified as of a recent date by the appropriate governmental taxing authorities of the state of incorporation and the state in which the principal place of business is located.

               (v) Officer's Certificate. An officer's certificate for each of the Credit Parties dated as of the Closing Date substantially in the form of Schedule 5.1(g)(v) with appropriate insertions and attachments.

          (h) Fees and Expenses. Payment by the Credit Parties of all fees and expenses owed by them to the Lenders and the Administrative Agent, including, without limitation, payment to the Administrative Agent of the fees set forth in the Administrative Agent's Fee Letter.

5.2 Conditions to all Extensions of Credit.

     The obligation of each Lender to make any Extension of Credit hereunder (including the initial Extension of Credit to be made hereunder) is subject to the satisfaction of the following conditions precedent on the date of making such Extension of Credit:

     (a) Representations and Warranties. The representations and warranties made by the Credit Parties herein and in the other Credit Documents and which are contained in any certificate furnished at any time under or in connection herewith shall be true and correct in all material respects on and as of the date of such Extension of Credit as if made on and as of such date (except for those which expressly relate to an earlier date).

     (b) No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Extension of Credit to be made on such date unless such Default or Event of Default shall have been waived in accordance with this Credit Agreement.

     (c) Additional Conditions to Revolving Loans. If a Revolving Loan is requested, all conditions set forth in Section 2 shall have been satisfied.

     (d) Additional Conditions to Letters of Credit. If the issuance of a Letter of Credit is requested, all conditions set forth in Section 2 shall have been satisfied.

     (e) Additional Conditions to Swingline Loans. If a Swingline Loan is requested, all conditions set forth in Section 2 shall have been satisfied.

     Each request for an Extension of Credit (including Continuations and Conversions) and each acceptance by the applicable Borrower of an Extension of Credit (including Continuations and Conversions) shall be deemed to constitute a representation and warranty by the applicable Borrower as of the date of such Extension of Credit that the applicable conditions in paragraphs (a) and (b), and in (c), (d) or (e) of this subsection have been satisfied.

                                    SECTION 6

                         REPRESENTATIONS AND WARRANTIES

     To induce the Lenders to enter into this Credit Agreement and to make the Extensions of Credit hereunder, each of the Credit Parties hereby represents and warrants to the Administrative Agent and to each Lender that:

6.1 Financial Condition.

     Each of the financial statements described below (copies of which have heretofore been provided to the Administrative Agent for distribution to the Lenders) have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby, are complete and correct in all material respects and present fairly the financial condition (including disclosure of all material liabilities, contingent or otherwise) and results from operations of the entities and for the periods specified, subject in the case of interim company-prepared statements to normal year-end adjustments and the absence of footnotes:

          (i) the audited consolidated balance sheets of the Borrower and its consolidated subsidiaries dated as of October 31, 1996, October 31, 1997 and October 31, 1998, together with the related audited statements of income, stockholders' equity and cash flows for the respective fiscal years then ended, certified by PriceWaterhouseCoopers, LLP, certified public accountants;

          (ii) the unaudited, company-prepared balance sheets of the Borrower and its consolidated subsidiaries as at July 31, 1999 and the related unaudited, company-prepared statements of income, stockholders' equity and cash flows for the fiscal quarter then ended; and

          (iii) after the Closing Date, the annual and quarterly financial statements provided in accordance with Sections 7.1(a) and (b).

6.2 No Changes or Restricted Payments.

     Since July 31, 1999,

          (i) for the period to the Closing Date, except as previously disclosed in writing to the Administrative Agent and the Lenders, (A) there have been no material sales, transfers or other dispositions of any material part of the business or property of the members of the Consolidated Group (except for sales of inventory in the ordinary course of business), nor have there been any material purchases or other acquisitions of any business or property (including the Capital Stock of any other person) by the members of the Consolidated Group, which are not reflected in the annual audited or company-prepared quarterly financial statements referenced in Section 6.1(i) and (ii) hereof, and

     (B) no Restricted Payments have been declared or paid by members of the Consolidated Group; and

          (ii) there has been no circumstance, development or event relating to or affecting the members of the Consolidated Group which has had or would reasonably be expected to have a Material Adverse Effect.

6.3 Organization; Existence; Compliance with Law.

     Each of the members of the North American Group (a) is duly organized, validly existing in good standing under the laws of the jurisdiction of its incorporation or organization, (b) has the corporate power and authority, and the legal right to own and operate its Property, to lease the Property it operates as lessee and to conduct the business in which it is currently engaged,
(c) is duly qualified as a foreign entity and in good standing under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification, other than in such jurisdictions where the failure to be so qualified and in good standing would not, in the aggregate, have a Material Adverse Effect, and (d) is in compliance with all Requirements of Law, except to the extent that the failure to comply therewith would not, in the aggregate, be reasonably expected to have a Material Adverse Effect.

6.4 Power; Authorization; Enforceable Obligations.

     Each of the members of the North American Group has the corporate power and authority, and the legal right, to make, deliver and perform the Credit Documents to which it is a party and has taken all necessary corporate or other action to authorize the execution, delivery and performance by it of the Credit Documents to which it is a party. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with acceptance of Extensions of Credit or the making of the guaranties hereunder or with the execution, delivery or performance of any Credit Documents by the Credit Parties (other than those which have been obtained, such filings as are required by the Securities and Exchange Commission and to fulfill other reporting requirements with Governmental Authorities) or with the validity or enforceability of any Credit Document against the Credit Parties (except such filings as are necessary in connection with the perfection of the Liens created by such Credit Documents). Each Credit Document to which it is a party constitutes a legal, valid and binding obligation of such Credit Party enforceable against such Credit Party in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

6.5 No Legal Bar.

     The execution, delivery and performance of the Credit Documents, the borrowings hereunder and the use of the Extensions of Credit will not violate any Requirement of Law or any Contractual Obligation of any member of the North American Group (except those as to which

(a) waivers or consents have been obtained and (b) the violation of which would not be reasonably expected to have a Material Adverse Effect), and will not result in, or require, the creation or imposition of any Lien on any of its respective properties or revenues pursuant to any Requirement of Law or Contractual Obligation other than the Liens arising under or contemplated in connection with the Credit Documents.

6.6 No Material Litigation and Disputes.

     (a) No claim, litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Credit Parties, threatened by or against, any members of the Consolidated Group or against any of their respective properties or revenues which (a) relate to the Credit Documents or any of the transactions contemplated hereby or thereby or (b) if adversely determined, would reasonably be expected to have a Material Adverse Effect. Set forth on Schedule 6.6 is a summary of all claims, litigation, investigations and proceedings pending or, to the knowledge of the Credit Parties, threatened by or against the members of the Consolidated Group or against any of their respective properties or revenues, and none of such actions, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

     (b) No default exists and, to the knowledge of the Credit Parties, no default has been asserted, under any Contractual Obligations to which any members of the Consolidated Group are party which individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.

6.7 No Defaults.

     No Default or Event of Default exists and is continuing.

6.8 Ownership and Operation of Property.

     Each of the members of the North American Group (i) has valid and marketable title to, or a valid leasehold interest in, all its material real property, and valid title to, or a valid leasehold interest in, all its other material property, and none of such property is subject to any Lien, except for Permitted Liens, and (ii) except to the extent that the failure to do so would not be reasonably expected to have a Material Adverse Effect, has obtained all licenses, permits, franchises or other certifications, consents, approvals and authorizations, governmental or private, necessary to the ownership of its Property and to the conduct of its business.

6.9 Intellectual Property.

     (a) Each of the members of the North American Group owns, or has the legal right to use, all United States trademarks, tradenames, copyrights, patents, technology, know-how and processes, if any, necessary for each of them to conduct its business as currently conducted (the "Intellectual Property") except for those the failure to own or have such legal right to use would not be reasonably expected to have a Material Adverse Effect. Set forth on Schedule 6.9 is a list of (A)


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

all Trademarks (as defined in the Security Agreement) owned by a Credit Party in its own name as of the date hereof and (B) all Copyrights, Copyright Licenses, Patents, Patent Licenses and Trademark Licenses (each as defined in the Security Agreement) owned by a Credit Party in its own name as of the date hereof the loss of which would reasonably be expected to have a Material Adverse Effect. No claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does any Credit Party know of any such claim, and the use of any Intellectual Property by the members of the North American Group does not infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, would not be reasonably expected to have a Material Adverse Effect.

     (b) No member of the North American Group owns any Intellectual Property the loss of which would have a Material Adverse Effect except for the trademark "Grand Theft Auto".

     (c) To the extent any member of the North American Group licenses trademarks from third parties, either (i) such licenses permit the disposition by such member of the North American Group, or its successors in interest, of the inventory bearing such trademarks or (ii) the inventory bearing such licensed trademarks is not material to the business of the members of the North American Group.

     (d) The members of the North American Group hold copyright, patent, and/or software licenses from numerous third parties, which permit the members of the North American Group to carry on their respective business. To the knowledge of the Credit Parties, except with respect to publishing rights granted under License from Sony Computer Entertainment America, Nintendo of America, Inc. and Sega Enterprises, Inc., there are substitute sources for equivalent intellectual property rights on equivalent financial terms for all such licenses, and the loss of even a material number of such licenses (except with respect to publishing rights granted under License from Sony Computer Entertainment America, Nintendo of America, Inc. and Sega Enterprises, Inc.) would not be reasonably expected to have a Material Adverse Effect.

6.10 Taxes.

     Each of the members of the North American Group has filed or caused to be filed all income tax returns (federal, state, local and foreign) and all other material tax returns which are required to be filed and has paid (i) all amounts shown therein to be due (including interest and penalties) and (ii) all other taxes, fees, assessments and other governmental charges (including mortgage recording taxes, documentary stamp taxes and intangibles taxes) owing, except for such taxes which are not yet delinquent or as are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established unless the failure to make any such payment could give rise to an immediate right to foreclose on a Lien securing such amounts. No tax claim or assessment has been asserted against members of the Consolidated which if adversely determined would reasonably be expected to have a Material Adverse Effect.


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

6.11 ERISA

     Except as would not reasonably be expected to have a Material Adverse
Effect:

     (a) During the five-year period prior to the date on which this representation is made or deemed made: (i) no ERISA Event has occurred, and, to the knowledge of the Credit Parties, no event or condition has occurred or exists as a result of which any ERISA Event could reasonably be expected to occur, with respect to any Plan; (ii) no "accumulated funding deficiency," as such term is defined in Section 302 of ERISA and Section 412 of the Internal Revenue Code, whether or not waived, has occurred with respect to any Plan;
(iii) each Plan has been maintained, operated, and funded in compliance with its own terms and in material compliance with the provisions of ERISA, the Internal Revenue Code, and any other applicable federal or state laws; and (iv) no lien in favor of the PBGC or a Plan has arisen or is reasonably likely to arise on account of any Plan.

     (b) The actuarial present value of all "benefit liabilities" (as defined in Section 4001(a)(16) of ERISA), whether or not vested, under each Single Employer Plan, as of the last annual valuation date prior to the date on which this representation is made or deemed made (determined, in each case, in accordance with Financial Accounting Standards Board Statement 87, utilizing the actuarial assumptions used in such Plan's most recent actuarial valuation report), did not exceed as of such valuation date the fair market value of the assets of such Plan.

     (c) No member of the Consolidated Group nor any ERISA Affiliate has incurred, or, to the knowledge of the Credit Parties, could be reasonably expected to incur, any withdrawal liability under ERISA to any Multiemployer Plan or Multiple Employer Plan. No member of the Consolidated Group nor any ERISA Affiliate would become subject to any withdrawal liability under ERISA if any member of the Consolidated Group or any ERISA Affiliate were to withdraw completely from all Multiemployer Plans and Multiple Employer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No member of the Consolidated Group nor any ERISA Affiliate has received any notification that any Multiemployer Plan is in reorganization (within the meaning of Section 4241 of ERISA), is insolvent (within the meaning of Section 4245 of ERISA), or has been terminated (within the meaning of Title IV of ERISA), and no Multiemployer Plan is, to the knowledge of the Credit Parties, reasonably expected to be in reorganization, insolvent, or terminated.

     (d) No prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Internal Revenue Code) or breach of fiduciary responsibility has occurred with respect to a Plan which has subjected or may subject any member of the Consolidated Group or any ERISA Affiliate to any liability under Sections 406, 409, 502(i), or 502(l) of ERISA or Section 4975 of the Internal Revenue Code, or under any agreement or other instrument pursuant to which any member of the Consolidated Group or any ERISA Affiliate has agreed or is required to indemnify any person against any such liability.

     (e) No member of the Consolidated Group nor any ERISA Affiliates has any material liability with respect to "expected post-retirement benefit obligations" within the meaning of the Financial Accounting Standards Board Statement 106. Each Plan which is a welfare plan (as defined in Section 3(1) of ERISA) to which Sections 601-609 of ERISA and Section 4980B of the Internal Revenue Code apply has been administered in compliance in all material respects of such sections.

     (f) Neither the execution and delivery of this Credit Agreement nor the consummation of the financing transactions contemplated thereunder will involve any transaction which is subject to the prohibitions of Sections 404, 406 or 407 of ERISA or in connection with which a tax could be imposed pursuant to Section 4975 of the Internal Revenue Code. The representation by the Credit Parties in the preceding sentence is made in reliance upon and subject to the accuracy of the Lenders' representation in Section 11.15 with respect to their source of funds and is subject, in the event that the source of the funds used by the Lenders in connection with this transaction is an insurance company's general asset account, to the application of Prohibited Transaction Class Exemption 95-60, 60 Fed. Reg. 35,925 (1995), compliance with the regulations issued under
Section 401(c)(1)(A) of ERISA, or the issuance of any other prohibited transaction exemption or similar relief, to the effect that assets in an insurance company's general asset account do not constitute assets of an "employee benefit plan" within the meaning of Section 3(3) of ERISA of a "plan" within the meaning of Section 4975(e)(1) of the Internal Revenue Code.

6.12 Governmental Regulations, Etc.

     (a) No part of the proceeds of the Extensions of Credit hereunder will be used, directly or indirectly, for the purpose of purchasing or carrying any "margin stock" within the meaning of Regulation U, or for the purpose of purchasing or carrying or trading in any other securities. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 referred to in said Regulation
U. No indebtedness being reduced or retired out of the proceeds of the Extensions of Credit hereunder was or will be incurred for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U or any "margin security" within the meaning of Regulation T. "Margin stock" within the meanings of Regulation U does not constitute more than 25% of the value of the consolidated assets of the Borrower and its Subsidiaries. None of the transactions contemplated by this Credit Agreement (including, without limitation, the direct or indirect use of the proceeds of the Loans) will violate or result in a violation of Regulation T, U or X.

     (b) None of the members of the Consolidated Group is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act or the Investment Company Act of 1940, each as amended. In addition, none of the members of the Consolidated Group is (i) an "investment company" registered or required to be registered under the Investment Company Act of 1940, as amended, and is not controlled by such a company, or (ii) a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.


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

6.13 Subsidiaries.

     Set forth on Schedule 6.13 are all the North American Subsidiaries, including the jurisdiction of organization, classes of Capital Stock (including options, warrants, rights of subscription, conversion and exchangeability and other similar rights), ownership and ownership percentages thereof. The outstanding shares of Capital Stock shown have been validly issued, fully paid and are non-assessable and owned free of Liens other than Permitted Liens. The outstanding shares of Capital Stock shown are not the subject of buy-sell, voting trust or other shareholder agreement except as identified on Schedule 6.13.

6.14 Purpose of Extensions of Credit.

     The Loans will be used solely to finance working capital, capital expenditures and other general corporate purposes (including, but not limited to, Permitted Acquisitions).

6.15 Environmental Matters.

     Except as would not reasonably be expected to have a Material Adverse
Effect:

     (a) To the knowledge of the Credit Parties, each of the facilities and properties owned, leased or operated by the members of the Consolidated Group (the "Subject Properties") and all operations at the Subject Properties are in compliance with all applicable Environmental Laws, and there is no violation of any Environmental Law with respect to the Subject Properties or the businesses operated by the members of the Consolidated Group (the "Businesses"), and there are no conditions relating to the Businesses or Subject Properties that could give rise to liability under any applicable Environmental Laws.

     (b) To the knowledge of the Credit Parties, none of the Subject Properties contains, or has previously contained, any Materials of Environmental Concern at, on or under the Subject Properties in amounts or concentrations that constitute or constituted a violation of, or could give rise to liability under, Environmental Laws.

     (c) None of the members of the Consolidated Group has received any written or verbal notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Subject Properties or the Businesses, nor does any member of the Consolidated Group have knowledge or reason to believe that any such notice will be received or is being threatened.

     (d) To the knowledge of the Credit Parties, Materials of Environmental Concern have not been transported or disposed of from the Subject Properties, or generated, treated, stored or disposed of at, on or under any of the Subject Properties or any other location, in each case by or on behalf any members of the Consolidated Group in violation of, or in a manner that would be reasonably likely to give rise to liability under, any applicable Environmental Law.


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

     (e) No judicial proceeding or governmental or administrative action is pending or, to the knowledge of any Credit Party, threatened, under any Environmental Law to which any member of the Consolidated Group is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to any member of the Consolidated Group, the Subject Properties or the Businesses.

     (f) To the knowledge of the Credit Parties, there has been no release or, threat of release of Materials of Environmental Concern at or from the Subject Properties, or arising from or related to the operations (including, without limitation, disposal) of any member of the Consolidated Group in connection with the Subject Properties or otherwise in connection with the Businesses, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.

6.16 Year 2000 Compliance.

     The Borrower has (i) initiated a review and assessment of all areas within its and each of its North American Subsidiaries' business and operations (including those affected by material suppliers, vendors and customers) that could be adversely affected by the "Year 2000 Problem" (that is, the risk that computer applications used by the Borrower or any of its North American Subsidiaries (or material suppliers, vendors and customers) may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date after December 31, 1999), (ii) developed a plan and timeline for addressing the Year 2000 Problem on a timely basis, and (iii) to date, implemented that plan in accordance with that timetable. Based on the foregoing, the Borrower believes that all computer applications (including those of its material suppliers, vendors and customers) that are material to its or any of its North American Subsidiaries' business and operations are reasonably expected on a timely basis to be able to perform properly date-sensitive functions for all dates before and after January 1, 2000 (that is, be "Year 2000 Compliant"), except to the extent that a failure to do so would not reasonably be expected to have a Material Adverse Effect.

6.17 No Material Misstatements.

     None of the written information, reports, financial statements, exhibits or schedules, taken as a whole, furnished by or on behalf of any member of the Consolidated Group to the Administrative Agent or any Lender in connection with the negotiation of the Credit Documents or included therein or delivered pursuant thereto contained or contains any misstatement of material fact or omitted or omits to state any material fact necessary to make the statements therein, in light of the circumstances under which they were, are or will be made, not materially misleading, provided that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection (statistical and numerical information furnished by third parties (or, if disclosed to the Administrative Agent and the Lenders in writing, derived from such information) to the Administrative Agent or any Lender on behalf of any member of the Consolidated Group shall constitute a forecast or projection), each of the Credit Parties represents only that it acted in good faith and utilized reasonable


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

assumptions and due care in the preparation of such information, report, financial statement, exhibit or schedule.

6.18 Labor Matters.

     Except as set forth in Schedule 6.19,

          (i) There are no strikes or lockouts against any members of the North American Group pending or, to the knowledge of the Credit Parties, threatened;

          (ii) the hours worked by and payments made to employees of the Consolidated Group have not been in violation of the Fair Labor Standards Act or any other applicable federal, state, local or foreign law dealing with such matters in any case where a Material Adverse Effect would reasonably be expected to occur as a result of the violation thereof;

          (iii) all payments due from members of the North American Group, or for which any claim may be made against a member of the North American Group, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the respective members of the North American Group; and

          (iv) none of the members of the North American Group is party to a collective bargaining agreement.

6.19 Security Documents.

          (a) Security Agreement. The Security Agreement is effective to create in favor of the Collateral Agent, for the ratable benefit of the holders of the Secured Obligations identified therein, a legal valid and enforceable security interest in the Collateral (as defined in the Security Agreement) and, when financing statements in appropriate form are filed in the appropriate offices for the locations specified in Schedule 2 to the Security Agreement, the Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in such Collateral that may be perfected by filing, recording or registering a financing statement under the Uniform Commercial Code as in effect, in each case prior and superior in right to any other Lien on any Collateral other than Permitted Liens.

          (b) Pledge Agreements. The Pledge Agreement is effective to create in favor of the Collateral Agent, for the ratable benefit of the holders of the Secured Obligations identified therein, a legal valid and enforceable security interest in the Collateral (as defined in the Pledge Agreement) and, when such Collateral is delivered to the Collateral Agent, the Pledge Agreement shall constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the pledgors thereunder in such Collateral, in each case prior and superior in right to any other Lien.


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

          (c) Intellectual Property. The Security Agreement together with the Notice of Grant of Security Interest in Trademarks and the Notice of Grant of Security Interest in Patents filed with the United States Patent and Trademark Office, and the Notice of Grant of Security Interest in Copyrights filed with the United States Copyright Office will constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in all Patents and Patent Licenses, Trademarks and Trademark Licenses and Copyrights and Copyright Licenses (each as defined in the Security Agreement) and in which a security interest may be perfected by filing, recording or registration of a Notice in the United States Patent and Trademark Office and the United States Copyright Office, in each case prior and superior in right to any other Lien other than Permitted Liens.

6.20 Location of Real Property and Leased Premises.

     Set forth on Schedule 6.20(a) is a complete and correct list of all real property located in the United States and owned or leased by any member of the North American Group with street address and state where located. Set forth on
Schedule 6.20(b) is a list of all locations where any tangible personal property of any member of the North American Group is located, including street address and state where located. Set forth on Schedule 6.20(c) is the chief executive office and principal place of business of each member of the North American Group.

6.21 Solvency.

     Immediately after giving effect to the initial Extensions of Credit made on the Closing Date, (i) the fair value of the assets of each Credit Party will exceed its debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of each Credit Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and mature; and (iii) each Credit Party will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Closing Date.

6.22 No Other Broker's Fees.

     None of the members of the Consolidated Group owes to any Person other than the Lenders and their affiliates, or otherwise has any obligation in respect of any finder's, broker's, investment banker's or other similar fee in connection with the transactions contemplated in the Credit Agreement and the other Credit Documents.


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

                                    SECTION 7

                              AFFIRMATIVE COVENANTS

     Each Credit Party hereby covenants and agrees that so long as this Credit Agreement is in effect or any amounts payable hereunder or under any other Credit Document shall remain outstanding or any Letter of Credit is outstanding, and until all of the Commitments hereunder shall have terminated:

7.1 Information Covenants.

     The Credit Parties will furnish, or cause to be furnished, to the Administrative Agent and each of the Lenders:

          (a) Annual Financial Statements. As soon as available, and in any event within 90 days after the close of each fiscal year of the members of the Consolidated Group, audited consolidated and unaudited company-prepared consolidating balance sheet and income statement of the members of the Consolidated Group as of the end of such fiscal year, together with related audited consolidated and unaudited company-prepared consolidating statements of operations and retained earnings and of cash flows for such fiscal year, in each case setting forth in comparative form consolidated and consolidating figures for the preceding fiscal year, all such financial information described above to be in reasonable form and detail and audited by PriceWaterhouseCoopers LLP or other independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent and the Required Lenders and whose opinion shall be to the effect that such financial statements have been prepared in accordance with GAAP (except for changes with which such accountants concur) and shall not be limited as to the scope of the audit or qualified as to the status of the members of the Consolidated Group as a going concern or any other material qualifications or exceptions.

          (b) Quarterly Financial Statements. As soon as available, and in any event within 45 days after the close of each fiscal quarter of the Consolidated Group (other than the fourth fiscal quarter, in which case 90 days after the end thereof) a consolidated and consolidating balance sheet and income statement of the Consolidated Group as of the end of such fiscal quarter, together with related consolidated and consolidating statements of operations and retained earnings and of cash flows for such fiscal quarter, in each case setting forth in comparative form consolidated and consolidating figures for the corresponding period of the preceding fiscal year, all such financial information described above to be in reasonable form and detail and reasonably acceptable to the Administrative Agent, and accompanied by a certificate of an Executive Officer of the Borrower to the effect that such quarterly financial statements fairly present in all material respects the financial condition of the Consolidated Group and have been prepared in accordance with GAAP, subject to changes resulting from audit and normal year-end audit adjustments and absence of footnotes.


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

          (c) Officer's Certificate. At the time of delivery of the financial statements provided for in Sections 7.1(a) and 7.1(b) above, a certificate of an Executive Officer of the Borrower substantially in the form of
     Schedule 7.1(c), (i) demonstrating compliance with the financial covenants contained in Section 7.11 by calculation thereof as of the end of each such fiscal period and (ii) stating that no Default or Event of Default exists, or if any Default or Event of Default does exist, specifying the nature and extent thereof and what action the Credit Parties propose to take with respect thereto.

          (d) North American Borrowing Base Certificate. Within 15 days after the end of each calendar month, a statement of the North American Borrowing Base and its components as of the end of such calendar month, in form and content satisfactory to the Administrative Agent and certified by the chief financial officer of the Borrower to be true and correct as of the date thereof (the "North American Borrowing Base Certificate").

          (e) UK Borrowing Base Certificate. Upon request of the Administrative Agent, within 15 days after the end of each calendar month, a statement of the UK Borrowing Base and its components as of the end of such calendar month, in form and content satisfactory to the Administrative Agent and certified by the chief financial officer of the Borrower to be true and correct as of the date thereof (the "UK Borrowing Base Certificate").

          (f) Annual Business Plan and Budgets. At least 30 days prior to the end of each fiscal year of the Borrower, beginning with the fiscal year ending October 31, 2000, an annual business plan and budget of the Consolidated Group containing, among other things, pro forma financial statements for the next fiscal year.

          (g) Accountant's Certificate. Within the period for delivery of the annual financial statements provided in Section 7.1(a), a certificate of the accountants conducting the annual audit stating that they have reviewed this Credit Agreement and stating further whether, in the course of their audit, they have become aware of any Default or Event of Default relating to the financial covenants contained in Section 7.11 and, if any such Default or Event of Default exists, specifying the nature and extent thereof.

          (h) Auditor's Reports. Promptly upon receipt thereof, a copy of any other report or "management letter" submitted by independent accountants to any member of the Consolidated Group in connection with any annual, interim or special audit of the books of such Person.

          (i) Reports. Promptly upon transmission or receipt thereof, (i) copies of any filings and registrations with, and reports to or from, the Securities and Exchange Commission, or any successor agency, and copies of all financial statements, proxy statements, notices and reports as any member of the Consolidated Group shall send to its shareholders or to a holder of any Indebtedness owed by any member of the Consolidated Group in its capacity as such a holder and (ii) upon the request of the Administrative Agent,


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

     all reports and written information to and from the United States Environmental Protection Agency, or any state or local agency responsible for environmental matters, the United States Occupational Health and Safety Administration, or any state or local agency responsible for health and safety matters, or any successor agencies or authorities concerning environmental, health or safety matters.

          (j) Notices. Upon any Executive Officer of a Credit Party obtaining knowledge thereof, the Credit Parties will give written notice to the Administrative Agent immediately of (i) the occurrence of an event or condition constituting a Default or Event of Default, specifying the nature and existence thereof and what action the Credit Parties propose to take with respect thereto, and (ii) the occurrence of any of the following with respect to any member of the Consolidated Group (A) the pendency or commencement of any litigation, arbitral or governmental proceeding against such Person which if adversely determined would reasonably be expected to have a Material Adverse Effect or (B) the institution of any proceedings against such Person with respect to, or the receipt of notice by such Person of potential liability or responsibility for violation, or alleged violation of any federal, state or local law, rule or regulation, including but not limited to, Environmental Laws, the violation of which would reasonably be expected to have a Material Adverse Effect.

          (k) ERISA. Upon any Executive Officer of a Credit Party obtaining knowledge thereof, the Credit Parties will give written notice to the Administrative Agent promptly (and in any event within five Business Days) of: (i) any event or condition, including, but not limited to, any Reportable Event, that constitutes, or would reasonably be expected to lead to, an ERISA Event; (ii) with respect to any Multiemployer Plan, the receipt of notice as prescribed in ERISA or otherwise of any withdrawal liability assessed against the Credit Parties or any ERISA Affiliates, or of a determination that any Multiemployer Plan is in reorganization or insolvent (both within the meaning of Title IV of ERISA); (iii) the failure to make full payment on or before the due date (including extensions) thereof of all amounts which any member of the Consolidated Group or any ERISA Affiliate is required to contribute to each Plan pursuant to its terms and as required to meet the minimum funding standard set forth in ERISA and the Internal Revenue Code with respect thereto; or (iv) any change in the funding status of any Plan that would reasonably be expected to have a Material Adverse Effect, together with a description of any such event or condition or a copy of any such notice and a statement by an Executive Officer of the Borrower briefly setting forth the details regarding such event, condition, or notice, and the action, if any, which has been or is being taken or is proposed to be taken by the Credit Parties with respect thereto. Promptly upon request, the Credit Parties shall furnish the Administrative Agent and the Lenders with such additional information concerning any Plan as may be reasonably requested, including, but not limited to, copies of each annual report/return (Form 5500 series), as well as all schedules and attachments thereto required to be filed with the Department of Labor and/or the Internal Revenue Service pursuant to ERISA and the Internal Revenue Code, respectively, for each "plan year" (within the meaning of Section 3(39) of ERISA).

          (l) Environmental.


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

               (i) Upon the reasonable written request of the Administrative Agent following the occurrence of any event or the discovery of any condition which the Administrative Agent or the Required Lenders reasonably believe has caused (or would be reasonably expected to cause) the representations and warranties set forth in Section 6.16 to be untrue in any material respect, the Credit Parties will furnish or cause to be furnished to the Administrative Agent, at the Credit Parties' expense, a report of an environmental assessment of reasonable scope, form and depth, (including, where appropriate, invasive soil or groundwater sampling) by a consultant reasonably acceptable to the Administrative Agent as to the nature and extent of the presence of any Materials of Environmental Concern on any Subject Properties (as defined in Section 6.16) and as to the compliance by any member of the Consolidated Group with Environmental Laws at such Subject Properties. If the Credit Parties fail to deliver such an environmental report within seventy-five (75) days after receipt of such written request then the Administrative Agent may arrange for same, and the members of the Consolidated Group hereby grant to the Administrative Agent and their representatives access to the Subject Properties to reasonably undertake such an assessment (including, where appropriate, invasive soil or groundwater sampling). The reasonable cost of any assessment arranged for by the Administrative Agent pursuant to this provision will be payable by the Credit Parties on demand and added to the obligations secured by the Collateral Documents.

               (ii) The members of the Consolidated Group will conduct and complete all investigations, studies, sampling, and testing and all remedial, removal, and other actions necessary to address all Materials of Environmental Concern on, from or affecting any of the Subject Properties to the extent necessary to be in compliance with all Environmental Laws and with the validly issued orders and directives of all Governmental Authorities with jurisdiction over such Subject Properties to the extent any failure could have a Material Adverse Effect.

          (m) Additional Patents and Trademarks. At the time of delivery of the financial statements and reports provided for in Section 7.1(a), a report signed by an Executive Officer of the Borrower setting forth (i) a list of registration numbers for all patents, trademarks, service marks, tradenames and copyrights awarded to any Credit Party since the last day of the immediately preceding fiscal year and (ii) a list of all patent applications, trademark applications, service mark applications, trade name applications and copyright applications submitted by any Credit Party since the last day of the immediately preceding fiscal year and the status of each such application, all in such form as shall be reasonably satisfactory to the Administrative Agent.

          (n) Other Information. With reasonable promptness upon any such request, such other information regarding the business, properties or financial condition of any member of the Consolidated Group as the Administrative Agent or any Lender may reasonably request.


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

7.2 Preservation of Existence and Franchises.

     Except as a result of or in connection with a dissolution, merger or disposition of a Subsidiary permitted under Section 8.4 or Section 8.5, each Credit Party will, and will cause each of its Subsidiaries to, do all things necessary to preserve and keep in full force and effect its existence, rights, franchises and authority.

7.3 Books and Records.

     Each Credit Party will, and will cause each of its Subsidiaries to, keep complete and accurate books and records of its transactions in accordance with good accounting practices on the basis of GAAP (including the establishment and maintenance of appropriate reserves).

7.4 Compliance with Law.

     Each Credit Party will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders, and all applicable restrictions imposed by all Governmental Authorities, applicable to it and its Property if noncompliance with any such law, rule, regulation, order or restriction could have a Material Adverse Effect.

7.5 Payment of Taxes and Other Indebtedness.

     Each Credit Party will, and will cause each of its Subsidiaries to, pay and discharge (a) all taxes, assessments and governmental charges or levies imposed upon it, or upon its income or profits, or upon any of its properties, before they shall become delinquent, (b) all lawful claims (including claims for labor, materials and supplies) which, if unpaid, would give rise to a Lien upon any of its properties, and (c) except as prohibited hereunder, all of its other Indebtedness as it shall become due; provided, however, that no member of the Consolidated Group shall be required to pay any such tax, assessment, charge, levy, claim or Indebtedness which is being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established, unless the failure to make any such payment (i) would give rise to an immediate right to foreclose on a Lien securing such amounts or (ii) would reasonably be expected to have a Material Adverse Effect.

7.6 Insurance.

     Each Credit Party will, and will cause each of its Subsidiaries to, at all times maintain in full force and effect insurance (including worker's compensation insurance, liability insurance, casualty insurance and business interruption insurance) in such amounts, covering such risks and liabilities and with such deductibles or self-insurance retentions as are in accordance with normal industry practice (or as otherwise required by the Collateral Documents). The or Collateral Agent shall be named as loss payee or mortgagee, as its interest may appear, and/or additional insured with respect to any such insurance providing coverage in respect of any Collateral, and each provider of any such insurance shall agree, by endorsement upon the policy or policies issued by it or by


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

independent instruments furnished to the Agent, that it will give the Collateral Agent thirty (30) days prior written notice before any such policy or policies shall be altered or canceled, and that no act or default of any member of the Consolidated Group or any other Person shall affect the rights of the Collateral Agent or the Lenders under such policy or policies. The present insurance coverage of the members of the Consolidated Group is outlined as to carrier, policy number, expiration date, type and amount on Schedule 7.6.

     7.7 Maintenance of Property.

     Each Credit Party will, and will cause each of its Subsidiaries to, maintain and preserve its properties and equipment material to the conduct of its business in good repair, working order and condition, normal wear and tear and casualty and condemnation excepted, and will make, or cause to be made, in such properties and equipment from time to time all repairs, renewals, replacements, extensions, additions, betterments and improvements thereto as may be needed or proper, to the extent and in the manner customary for companies in similar businesses.

7.8 Performance of Obligations.

     Each Credit Party will, and will cause each of its Subsidiaries to, perform in all material respects all of its obligations under the terms of all material agreements, indentures, mortgages, security agreements and other debt instruments to which it is a party or by which it is bound.

7.9 Use of Proceeds.

     The Borrower will use the proceeds of Extensions of Credit solely for the purposes set forth in Section 6.14.

7.10 Audits/Inspections.

     Upon reasonable notice and during normal business hours, each Credit Party will, and will cause each of its North American Subsidiaries to, permit representatives appointed by the Administrative Agent, including, without limitation, independent accountants, agents, attorneys, and appraisers to visit and inspect its property, including its books and records, its accounts receivable and inventory, its facilities and its other business assets, and to make photocopies or photographs thereof and to write down and record any information such representative obtains and shall permit the Administrative Agent or its representatives to investigate and verify the accuracy of information provided to the Lenders and to discuss all such matters with the officers, employees and representatives of such Person. The Credit Parties agree that the Administrative Agent, and its representatives, may conduct periodic audits of the Collateral. As provided in Section 11.5, (a) at any time that an Event of Default is not continuing, the reasonable costs and expenses of the Administrative Agent, and its representatives, for up to two (2) audits of the Collateral in any fiscal year shall be paid by the Credit Parties and (b) during the continuance of an Event of Default, the reasonable costs and expenses of the Administrative Agent, and its representatives, for additional audits of the Collateral shall be paid for by the Credit Parties.


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

7.11 Financial Covenants.

     (a) Consolidated Net Worth. As of the end of each fiscal quarter, Consolidated Net Worth shall be not less than the sum of $67.1 million, plus on the last day of each fiscal quarter to end after the Closing Date, an amount equal to seventy-five percent (75%) of Consolidated Net Income for the fiscal quarter then ending (but not less than zero), such increases to be cumulative, plus an amount equal to one hundred percent (100%) of the net proceeds received from any Equity Transactions occurring after the Closing Date.

     (b) Consolidated Leverage Ratio. As of the end of each fiscal quarter, the Consolidated Leverage Ratio shall not be greater than 3.0:1.0.

     (c) Consolidated Fixed Charge Coverage Ratio. As of the end of each fiscal quarter, the Consolidated Fixed Charge Coverage Ratio shall be not less than 2.0:1.0.

7.12 Additional Guarantors.

     (a) Domestic Subsidiaries. Where Domestic Subsidiaries which are not Guarantors (the "Non-Guarantor Domestic Subsidiaries") shall at any time (the "Domestic Threshold Requirement"):

          (i) in any instance for any such Non-Guarantor Domestic Subsidiary, constitute more than five percent (5%) of consolidated assets for the Consolidated Group as of the end of the immediately preceding fiscal quarter or generate more than five percent (5%) of consolidated revenues for the Consolidated Group for the period of four consecutive fiscal quarters ending as of the end of the immediately preceding fiscal quarter, or

          (ii) in the aggregate for all such Non-Guarantor Domestic Subsidiaries, constitute more than ten percent (10%) of consolidated assets for the Consolidated Group as of the end of the immediately preceding fiscal quarter or generate more than ten percent (10%) of consolidated revenues for the Consolidated Group for the period of four consecutive fiscal quarters ending as of the end of the immediately preceding fiscal quarter, then the Borrower shall (i) notify the Administrative Agent thereof within 10 days after a Responsible Officer has knowledge thereof, and (ii) within 45 days thereafter, (A) cause each such Domestic Subsidiary to become a Guarantor by execution of a Joinder Agreement, such that immediately after joinder as a Guarantor, the remaining Non-Guarantor Domestic Subsidiaries shall not in any instance, or collectively, exceed the Domestic Threshold Requirement, (B) deliver with the Joinder Agreement such supporting resolutions, incumbency certificates, corporate formation and organizational documentation and opinions of counsel as the Administrative Agent may reasonably request, and (C) deliver stock certificates and related pledge agreements or pledge joinder agreements evidencing the pledge of 100% of the capital stock of each Domestic Subsidiary (whether or not it is a Guarantor) of the Borrower and 66%


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(or such greater percentage which would not result in material adverse tax consequences) of the issued and outstanding capital stock entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Capital Stock not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) of each Canadian Subsidiary directly owned by each such Domestic Subsidiary to secure the obligations of the Credit Parties under the Credit Documents, together with undated stock transfer powers executed in blank.

     (b) Foreign Subsidiaries. At any time that Foreign Subsidiaries (other than Canadian Subsidiaries) shall in the aggregate generate more than ten percent (10%) of consolidated revenues for the Consolidated Group for the period of four consecutive fiscal quarters ending as of the end of the immediately preceding fiscal quarter or more than ten percent (10%) of Consolidated EBITDA for the period of four consecutive fiscal quarters ending as of the end of the immediately preceding fiscal quarter, then the Borrower shall (a) notify the Administrative Agent thereof within 10 days after a Responsible Officer has knowledge thereof, and (b) if the Capital Stock of such Foreign Subsidiaries is not required (or reasonably expected to be required) to be pledged to secure the UK Subsidiary Credit Facility, cause, within 45 days thereafter, (i) delivery of supporting resolutions, incumbency certificates, corporation formation and organizational documentation and opinions of counsel as the Administrative Agent may reasonably request, and (ii) delivery of stock certificates (where required for perfection under local law) and a related pledge agreement or pledge joinder agreement evidencing the pledge of 66% (or such greater percentage which would not result in material adverse tax consequences) of the issued and outstanding capital stock entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Capital Stock not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) of each Foreign Subsidiary (other than Canadian Subsidiaries) directly owned by the Borrower or any Domestic Subsidiary of the Borrower to secure the obligations of the Credit Parties under the Credit Documents.

     (c) Guaranties Given in respect of Other Indebtedness. Notwithstanding anything to the contrary contained herein, the Borrower will promptly provide, or cause to be provided, to the Administrative Agent, appropriate Joinder Agreements in respect of the obligations of the Domestic Guarantors under the Credit Documents from any Subsidiary or Affiliate which shall give a guaranty in respect of any other Funded Debt, together with the other items referenced in subsection (a) above, as appropriate.

7.13 Pledged Assets.

     Each Credit Party will cause all of its owned personal property located in the United States other than Excluded Property to be subject at all times to first priority, perfected Liens in favor of the Administrative Agent to secure the loans and obligations owing hereunder pursuant to the terms and conditions of the Collateral Documents or, with respect to any such Property acquired subsequent to the Closing Date, such other additional security documents as the Administrative Agent shall reasonably request, subject in any case to Permitted Liens. Without limiting the generality of the above, the Credit Parties will cause (i) 100% of the issued and outstanding Capital


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Stock of each Domestic Subsidiary and (ii) 66% (or such greater percentage which would not result in material adverse tax consequences) of the issued and outstanding Capital Stock entitled to vote (within the meaning of Treas. Reg.
Section 1.956-2(c)(2)) and 100% of the issued and outstanding Capital Stock not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) of each Canadian Subsidiary directly owned by the Borrower or any Domestic Subsidiary of the Borrower to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent pursuant to the terms and conditions of the Collateral Documents or such other security documents as the Administrative Agent shall reasonably request.

     If, subsequent to the Closing Date, a Credit Party shall acquire any Property required to be pledged to the Administrative Agent as Collateral by this Section 7.13 or by any of the Collateral Documents, the Credit Parties shall promptly notify the Administrative Agent of the same and each Credit Party shall, and shall cause each of its Domestic Subsidiaries to, take such action (including but not limited to the actions set forth in Sections 5.1(d) and (e)) at its own expense as requested by the Administrative Agent to ensure that the Administrative Agent has a first priority, perfected Lien to secure the obligations of the Credit Parties under the Credit Documents in all owned personal property of the Credit Parties located in the United States other than Excluded Property, subject in each case only to Permitted Liens. Each Credit Party shall, and shall cause each of its Subsidiaries to, adhere to the covenants regarding the location of personal property as set forth in the Security Agreement.

7.14 Year 2000 Compliance.

     The Credit Parties will promptly notify the Administrative Agent in the event any North American Subsidiary discovers or determines that any computer application (including those of its material suppliers, vendors and customers) that is material to its or any of its Subsidiaries' business and operations will not be Year 2000 Compliant, except to the extent that such failure would not reasonably be expected to have a Material Adverse Effect.

                                    SECTION 8

                               NEGATIVE COVENANTS

     Each Credit Party hereby covenants and agrees that so long as this Credit Agreement is in effect or any amounts payable hereunder or under any other Credit Document shall remain outstanding or any Letter of Credit is outstanding, and until all of the Commitments hereunder shall have terminated:

8.1 Indebtedness.

     The Credit Parties will not permit any member of the Consolidated Group to contract, create, incur, assume or permit to exist any Indebtedness, except:

          (a) Indebtedness existing or arising under this Credit Agreement or the other Credit Documents;


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

          (b) Indebtedness existing on the Closing Date and set forth on
     Schedule 8.1, and renewals, refinancings and extensions thereof on terms and conditions no less favorable to such Person than such existing Indebtedness;

          (c) purchase money Indebtedness (including obligations in respect of Capital Leases or Synthetic Leases) hereafter incurred by the Borrower or any of its Subsidiaries to finance the purchase of fixed assets provided that (i) the total of all such Indebtedness for the Borrower and its Subsidiaries taken together shall not exceed an aggregate principal amount of $3,000,000 at any one time outstanding; (ii) such Indebtedness when incurred shall not exceed the purchase price of the asset(s) financed; and
     (iii) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing;

          (d) obligations owing under interest rate, commodities and foreign currency exchange protection agreements entered into in the ordinary course of business to manage existing or anticipated risks and not for speculative purposes;

          (e) unsecured intercompany Indebtedness owing to another member of the Consolidated Group (subject, however, to the limitations of Section 8.6 in the case of the member of the Consolidated Group extending the loan, advance or credit);

          (f) secured Funded Debt of the UK Subsidiaries under a revolving credit facility (the "UK Subsidiary Credit Facility") in an aggregate principal amount not to exceed an amount equal to the sum of the UK Borrowing Base minus the aggregate amount of Investments (including loans and advances) made by the members of the North American Group in the UK Subsidiaries after the Closing Date;

          (g) secured Funded Debt of Jack of All Games, Inc. under the floor planning line of credit for Nintendo inventory provided by Bank of America Distribution Finance in an aggregate principal amount not to exceed (i) prior to January 1, 2000, $6,500,000 and (ii) on or after January 1, 2000, $5,000,000;

          (h) unsecured Funded Debt assumed by the Borrower and its Subsidiaries in connection with Acquisitions permitted hereunder;

          (i) other unsecured Funded Debt of the Borrower and its Subsidiaries in an aggregate outstanding principal amount of up to $2,000,000 at any time; and

          (j) Support Obligations of any Credit Party with respect to any Indebtedness permitted under this Section 8.1.


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

8.2 Liens.

     The Credit Parties will not permit any member of the Consolidated Group to contract, create, incur, assume or permit to exist any Lien with respect to any of its Property, whether now owned or after acquired, except for Permitted Liens.

8.3 Nature of Business.

     The Credit Parties will not permit any member of the Consolidated Group to substantively alter the character or conduct of the business conducted by such Person as of the Closing Date.

8.4 Merger and Consolidation, Dissolution and Acquisitions.

     (a) No member of the North American Group will enter into any transaction of merger or consolidation, except that

          (i) a Domestic Credit Party may be party to a transaction of merger or consolidation with another Domestic Credit Party, provided that if the Borrower is a party to such transaction, it shall be the surviving entity;

          (ii) a Domestic Subsidiary may be party to a transaction of merger or consolidation with a Foreign Subsidiary, provided that such Domestic Subsidiary shall be the surviving entity and if such Domestic Subsidiary is not already a Credit Party, it shall execute and deliver such joinder and pledge agreements as may be necessary for compliance with the provisions of Sections 7.12 and 7.13;

          (iii) a Domestic Subsidiary may be a party to a transaction of merger or consolidation with a Person other than a member of the Consolidated Group, provided that (A) the surviving entity shall be a Domestic Subsidiary and shall execute and deliver such joinder and pledge agreements as may be necessary for compliance with the provisions of Sections 7.12 and 7.13, (B) no Default or Event of Default shall exist immediately after giving effect thereto, and (C) the transaction shall otherwise constitute a Permitted Acquisition; and

          (iv) a Domestic Subsidiary may enter into a transaction of merger or consolidation in connection with an Asset Disposition permitted under
     Section 8.5.

     (b) No member of the North American Group, other than a Wholly Owned Subsidiary (and then only if no Material Adverse Effect shall result on account thereof), may dissolve, liquidate or wind up its affairs.

     (c) No member of the North American Group shall make any Acquisition, unless:

          (i) in the case of an acquisition of Capital Stock of another Person, after giving effect to such acquisition,


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               (A) if the Acquisition is not of a controlling interest in the subject Person such that after giving effect thereto the subject Person will not be a Subsidiary, then such Acquisition constitutes a Permitted Investment; and

               (B) if the Acquisition is of a controlling interest in the subject Person such that after giving effect thereto the subject Person will be a Subsidiary, then such Acquisition constitutes a Permitted Acquisition;

          (ii) in the case of an Acquisition of all or any substantial portion of the Property (other than Capital Stock) of another Person, then such Acquisition constitutes a Permitted Acquisition.

8.5 Asset Dispositions.

     The Credit Parties will not permit any member of the North American Group to make any Asset Disposition (including, without limitation, any Sale and Leaseback Transaction), unless

          (i) the sale, lease or other disposition is to a Credit Party;

          (ii) in all other cases, (A) if the subject transaction is a Sale and Leaseback Transaction, such transaction shall be permitted by Section 8.13,
     (B) if the subject transaction involves Capital Stock of a Subsidiary, the subject transaction is of a controlling interest in such Subsidiary, (C) the aggregate net book value of all assets sold, leased or otherwise disposed of shall not exceed an amount in any fiscal year equal to the lesser of (i) ten percent (10%) of consolidated assets for the Borrower and its Domestic Subsidiaries as of the end of the immediately preceding fiscal year or (ii) assets producing ten percent (10%) of Consolidated EBITDA, (D) no Default or Event of Default shall exist immediately after giving effect thereto, (E) the Borrower shall have demonstrated compliance with the financial covenants hereunder on a Pro Forma Basis after giving effect to the disposition and shall have delivered to the Administrative Agent a Pro Forma Compliance Certificate (including reaffirmation of the representations and warranties hereunder as of such date before and after giving effect to such transaction) in connection therewith, and (F) the Borrower shall have given written notice to the Administrative Agent at least 30 days in advance of the prospective disposition, and the terms thereof, in sufficient detail as to the book value and consideration to be paid, terms of disposition, and net proceeds expected therefrom and intended application thereof.

     The Administrative Agent will promptly deliver to the Borrower upon request, at the Borrower's expense, such release documentation (including delivery of applicable stock certificates) as may be reasonably requested to give effect to the release of subject Property from the security interests securing the obligations hereunder in connection with Asset Dispositions permitted hereunder.


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

8.6 Investments.

     The Credit Parties will not permit any member of the North American Group to make or permit to exist Investments in or to any Person, except for Permitted Investments.

8.7 Restricted Payments.

     The Credit Parties will not make, or permit any member of the North American Group to make, any Restricted Payment, unless (i) no Default or Event of Default shall exist immediately after giving effect thereto and (ii) the Borrower shall have demonstrated compliance with the financial covenants hereunder on a Pro Forma Basis after giving effect to the Restricted Payment and shall have delivered to the Administrative Agent a Pro Forma Compliance Certificate (including reaffirmation of the representations and warranties hereunder as of such date before and after giving effect to such transaction) in connection therewith.

8.8 Modifications and Payments in respect of Funded Debt.

     None of the members of the Consolidated Group will

     (a) After the issuance thereof, amend or modify (or permit the amendment or modification of) the terms of any Funded Debt in a manner adverse to the interests of the Lenders (including specifically shortening any maturity or average life to maturity or requiring any payment sooner than previously scheduled or increasing the interest rate or fees applicable thereto);

     (b) Amend or modify, or permit or acquiesce to the amendment or modification (including waivers) of, any material provisions of any Subordinated Debt, including any notes or instruments evidencing any Subordinated Debt and any indenture or other governing instrument relating thereto;

     (c) Make any payment in contravention of the terms of any Subordinated Debt; or

     (d) Except in connection with a refinancing or refunding permitted hereunder, make any prepayment, redemption, defeasance or acquisition for value of (including without limitation, by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due), or refund, refinance or exchange of any Funded Debt (other than the Indebtedness under the Credit Documents and intercompany Indebtedness permitted hereunder) other than regularly scheduled payments of principal and interest on such Funded Debt.

8.9 Transactions with Affiliates.

     The Credit Parties will not permit any member of the Consolidated Group to enter into or permit to exist any transaction or series of transactions with any officer, director, shareholder, Subsidiary or Affiliate of such Person other than (a) advances of working capital to any Credit


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

Party, (b) transfers of cash and assets to any Credit Party, (c) transactions permitted by Section 8.1, Section 8.4, Section 8.5, Section 8.6, or Section 8.7,
(d) normal compensation and reimbursement of expenses of officers and directors and (e) except as otherwise specifically limited in this Credit Agreement, other transactions which are entered into in the ordinary course of such Person's business on terms and conditions substantially as favorable to such Person as would be obtainable by it in a comparable arms-length transaction with a Person other than an officer, director, shareholder, Subsidiary or Affiliate.

8.10 Fiscal Year; Organizational Documents.

     The Credit Parties will not permit any member of the Consolidated Group to change its fiscal year or amend, modify or change its articles of incorporation (or corporate charter or other similar organizational document) or bylaws (or other similar document) without the prior written consent of the Required Lenders (which consent shall not be unreasonably withheld).

8.11 Limitation on Restricted Actions.

     The Credit Parties will not permit any member of the Consolidated Group to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Person to
(a) pay dividends or make any other distributions on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits,
(b) pay any Indebtedness or other obligation, (c) make loans, advances or capital contributions, (d) sell, lease or otherwise transfer any of its properties or assets, or (e) act as a guarantor or pledge its assets, except for such encumbrances or restrictions existing under or by reason of (i) this Credit Agreement and the other Credit Documents, (ii) pursuant to the terms of any purchase money Indebtedness permitted by Section 8.1(c) to the extent such limitations relate only to the property which is the subject of such financing,
(iii) pursuant to the terms of any licensing or use agreement to the extent such agreements prohibit the assignment of, or the grant of a security interest in, such agreement or the Property subject thereto and (iv) with respect to the UK Subsidiaries only, the loan documents governing the UK Subsidiary Credit Facility.

8.12 Ownership of Subsidiaries.

     Notwithstanding any other provisions of this Credit Agreement to the contrary, the Credit Parties will not, and will not permit any member of the North American Group to, (i) permit any Person (other than the Borrower or any Wholly Owned Subsidiary of the Borrower) to own any Capital Stock of any North American Subsidiary, except (A) to qualify directors where required by applicable law or to satisfy other requirements of applicable law with respect to the ownership of Capital Stock of North American Subsidiaries or (B) as a result of or in connection with a dissolution, merger, consolidation or disposition of a North American Subsidiary permitted under Section 8.4 or
Section 8.5, (ii) permit any Subsidiary of the Borrower to issue any shares of preferred Capital Stock or (iii) permit, create, incur, assume or suffer to exist any Lien on any Capital Stock of any Subsidiary of the Borrower, except for Permitted Liens.


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

8.13 Sale Leasebacks.

     The Credit Parties will not permit any member of the North American Group to enter into any Sale and Leaseback Transaction unless such Sale and Leaseback Transaction constitutes purchase money Indebtedness permitted by Section 8.1(c).

8.14 No Further Negative Pledges.

     The Credit Parties will not permit any member of the Consolidated Group to enter into, assume or become subject to any agreement prohibiting or otherwise restricting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired, or requiring the grant of any security for any obligation if security is given for any other obligation, except (a) pursuant to this Credit Agreement and the other Credit Documents, (b) pursuant to the terms of any purchase money Indebtedness permitted by Section 8.1(c) to the extent such limitations relate only to the property which is the subject of such financing, (c) pursuant to the terms of any licensing or use agreement to the extent such agreements prohibit the assignment of, or the grant of a security interest in, such agreement or the Property subject thereto and
(d) with respect to the UK Subsidiaries only, the loan documents governing the UK Subsidiary Credit Facility.

                                    SECTION 9

                                EVENTS OF DEFAULT

9.1 Events of Default.

     An Event of Default shall exist upon the occurrence of any of the following specified events (each an "Event of Default"):

          (a) Payment. Any Credit Party shall

               (i) default in the payment when due of any principal of any of the Loans or of any reimbursement obligations arising from drawings under Letters of Credit, or

               (ii) default, and such default shall continue for three (3) or more Business Days, in the payment when due of any interest on the Loans or on any reimbursement obligations arising from drawings under Letters of Credit, or of any Fees or other amounts owing hereunder, under any of the other Credit Documents or in connection herewith or therewith; or

          (b) Representations. Any representation or warranty made or deemed to be made by any Credit Party herein, in any of the other Credit Documents, or in any written statement or certificate delivered or required to be delivered pursuant hereto or thereto shall


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     prove untrue in any material respect on the date as of which it was deemed to have been made; or

          (c) Covenants. Any Credit Party shall

               (i) default in the due performance or observance of any term, covenant or agreement contained in Sections 7.2, 7.9, 7.11, 7.12, 7.13 or 8.1 through 8.14, inclusive;

               (ii) default in the due performance or observance of any term, covenant or agreement contained in Sections 7.1(a), (b) (c) or (d) and such default shall continue unremedied for a period of at least 5 days after the earlier of an Executive Officer of a Credit Party becoming aware of such default or notice thereof by the Administrative Agent; or

               (iii) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in subsections (a), (b), (c)(i) or (c)(ii) of this Section 9.1) contained in this Credit Agreement or any other Credit Document and such default shall continue unremedied for a period of at least 30 days after the earlier of an Executive Officer of a Credit Party becoming aware of such default or notice thereof by the Administrative Agent; or

          (d) Other Credit Documents. Except as a result of or in connection with a dissolution, merger or disposition of a Subsidiary permitted under
     Section 8.4 or Section 8.5, any Credit Document shall fail to be in full force and effect or to give the Administrative Agent and/or the Lenders the Liens, rights, powers and privileges purported to be created thereby, or any Credit Party shall so state in writing; or

          (e) Guaranties. Except as the result of or in connection with a dissolution, merger or disposition of a Subsidiary permitted under Section
     8.4 or Section 8.5, the guaranty given by any Guarantor (including any Person which becomes a Guarantor after the Closing Date in accordance with
     Section 7.12) or any provision thereof shall cease to be in full force and effect, or any Guarantor (including any Person which becomes a Guarantor after the Closing Date in accordance with Section 7.12) or any Person acting by or on behalf of such Guarantor shall deny or disaffirm such Guarantor's obligations under such guaranty, or any Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any guaranty; or

          (f) Bankruptcy, etc. Any Bankruptcy Event shall occur with respect to any member of the Consolidated Group; or

          (g) Defaults under Other Agreements. With respect to any Funded Debt (other than Funded Debt outstanding under this Credit Agreement) in excess of $2,500,000 in the aggregate for the members of the Consolidated Group taken as a whole, (i) any member of the Consolidated Group shall (A) default in any payment (beyond the applicable grace


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     period with respect thereto, if any) with respect to any such Funded Debt, or (B) the occurrence and continuance of a default in the observance or performance relating to such Funded Debt or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event or condition shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit, the holder or holders of such Funded Debt (or trustee or agent on behalf of such holders) to cause (determined without regard to whether any notice or lapse of time is required), any such Funded Debt to become due prior to its stated maturity; or (ii) any such Funded Debt shall be declared due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof; or

          (h) Judgments. One or more judgments or decrees shall be entered against one or more of the members of the Consolidated Group involving a liability of $2,500,000 or more in the aggregate (to the extent not paid or fully covered by insurance provided by a carrier who has acknowledged coverage and has the ability to perform) and any such judgments or decrees shall not have been vacated, discharged or stayed or bonded pending appeal within 45 days from the entry thereof; or

          (i) ERISA. Any of the following events or conditions, if such event or condition could involve possible taxes, penalties, and other liabilities in an aggregate amount which would have a Material Adverse Effect: (i) any "accumulated funding deficiency," as such term is defined in Section 302 of ERISA and Section 412 of the Internal Revenue Code, whether or not waived, shall exist with respect to any Plan, or any lien shall arise on the assets of any member of the Consolidated Group or any ERISA Affiliate in favor of the PBGC or a Plan; (ii) an ERISA Event shall occur with respect to a Single Employer Plan, which is, in the reasonable opinion of the Administrative Agent, likely to result in the termination of such Plan for purposes of Title IV of ERISA; (iii) an ERISA Event shall occur with respect to a Multiemployer Plan or Multiple Employer Plan, which is, in the reasonable opinion of the Administrative Agent, likely to result in (A) the termination of such Plan for purposes of Title IV of ERISA, or (B) any member of the Consolidated Group or any ERISA Affiliate incurring any liability in connection with a withdrawal from, reorganization of (within the meaning of Section 4241 of ERISA), or insolvency (within the meaning of
     Section 4245 of ERISA) of such Plan; or (iv) any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Internal Revenue Code) or breach of fiduciary responsibility shall occur which may subject any member of the Consolidated Group or any ERISA Affiliate to any liability under Sections 406, 409, 502(i), or 502(l) of ERISA or Section 4975 of the Internal Revenue Code, or under any agreement or other instrument pursuant to which any member of the Consolidated Group or any ERISA Affiliate has agreed or is required to indemnify any person against any such liability; or

          (j) Ownership. There shall occur a Change of Control.


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9.2 Acceleration; Remedies.

     Upon the occurrence of an Event of Default, and at any time thereafter unless and until such Event of Default has been waived by the requisite Lenders (pursuant to the voting requirements of Section 11.6) or cured to the satisfaction of the requisite Lenders (pursuant to the voting procedures in Section 11.6), the Administrative Agent shall, upon the request and direction of the Required Lenders, by written notice to the Credit Parties take any of the following actions:

          (a) Termination of Commitments. Declare the Commitments terminated whereupon the Commitments shall be immediately terminated.

          (b) Acceleration. Declare the unpaid principal of and any accrued interest in respect of all Loans, any reimbursement obligations arising from drawings under Letters of Credit and any and all other indebtedness or obligations of any and every kind owing by the Credit Parties to the Agents and/or any of the Lenders hereunder to be due whereupon the same shall be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Credit Parties.

          (c) Cash Collateral. Direct the Credit Parties to pay (and the Credit Parties agree that upon receipt of such notice, or upon the occurrence of an Event of Default under Section 9.1(f), they will immediately pay) to the Administrative Agent additional cash, to be held by the Administrative Agent, for the benefit of the Lenders, in a cash collateral account as additional security for the LOC Obligations in respect of subsequent drawings under all then outstanding Letters of Credit in an amount equal to the maximum aggregate amount which may be drawn under all Letters of Credits then outstanding.

          (d) Enforcement of Rights. Enforce any and all rights and interests created and existing under the Credit Documents including, without limitation, all rights and remedies existing under the Collateral Documents, all rights and remedies against a Guarantor and all rights of set-off.

     Notwithstanding the foregoing, if an Event of Default specified in Section 9.1(f) shall occur with respect to the Borrower, then the Commitments shall automatically terminate and all Loans, all reimbursement obligations arising from drawings under Letters of Credit, all accrued interest in respect thereof, all accrued and unpaid Fees and other indebtedness or obligations owing to the Agents and/or any of the Lenders hereunder automatically shall immediately become due and payable without the giving of any notice or other action by the Agents or the Lenders.


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                                   SECTION 10

                                AGENCY PROVISIONS

10.1 Appointment, Powers and Immunities.

     The Lenders hereby designate and appoint Bank of America, N.A., as Administrative Agent and as Collateral Agent for the Lenders to act as specified herein, and authorize the Agents to take such action on their behalf under the provisions of the Credit Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated by the terms hereof and of the other Credit Documents, together with such other powers as are reasonably incidental thereto. Each Lender further authorizes and directs the Agents to execute and deliver releases (or similar agreements) to give effect to the provisions of this Credit Agreement and the other Credit Documents, including specifically, without limitation, the provisions of Section
8.5 hereof. The Agents (which term as used in this sentence and in Section 10.5 and the first sentence of Section 10.6 shall include their Affiliates and their own and their Affiliates' officers, directors, employees, and agents): (a) shall not have any duties or responsibilities except those expressly set forth in this Credit Agreement and shall not be a trustee or fiduciary for any Lender; (b) shall not be responsible to the Lenders for any recital, statement, representation, or warranty (whether written or oral) made in or in connection with any Credit Document or any certificate or other document referred to or provided for in, or received by any of them under, any Credit Document, or for the value, validity, effectiveness, genuineness, enforceability, or sufficiency of any Credit Document, or any other document referred to or provided for therein or for any failure by any Credit Party or any other Person to perform any of its obligations thereunder; (c) shall not be responsible for or have any duty to ascertain, inquire into, or verify the performance or observance of any covenants or agreements by any Credit Party or the satisfaction of any condition or to inspect the property (including the books and records) of any Credit Party or any of its Subsidiaries or Affiliates; (d) shall not be required to initiate or conduct any litigation or collection proceedings under any Credit Document; and (e) shall not be responsible for any action taken or omitted to be taken by it under or in connection with any Credit Document, except for its own gross negligence or willful misconduct. Each Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care.

10.2 Reliance by Agents.

     Each Agent shall be entitled to rely upon any certification, notice, instrument, writing, or other communication (including, without limitation, any thereof by telephone or telecopy) believed by them to be genuine and correct and to have been signed, sent or made by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel (including counsel for any Credit Party), independent accountants, and other experts selected by such Agent. Each Agent may deem and treat the payee of any Note as the holder thereof for all purposes hereof unless and until the Administrative Agent receives and accepts an Assignment and Acceptance executed in accordance with Section 11.3(b) hereof. As to any matters not expressly


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

provided for by this Credit Agreement, neither Agent shall be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding on all of the Lenders; provided, however, that neither Agent shall be required to take any action that exposes such Agent to personal liability or that is contrary to any Credit Document or applicable law or unless it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking any such action.

10.3 Defaults.

     Neither Agent shall be deemed to have knowledge or notice of the occurrence of a Default or Event of Default unless the Administrative Agent has received written notice from a Lender or a Credit Party specifying such Default or Event of Default and stating that such notice is a "Notice of Default". In the event that the Administrative Agent receive such a notice of the occurrence of a Default or Event of Default, the Administrative Agent shall give prompt notice thereof to the Collateral Agent and to the Lenders. The Agents shall (subject to Section 10.2) take such action with respect to such Default or Event of Default as shall reasonably be directed by the Required Lenders (or such other Lenders as required by Section 11.6), provided that, unless and until the Agents shall have received such directions, the Agents may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interest of the Lenders.

10.4 Rights as a Lender.

     With respect to its Commitment and the Loans made by it, Bank of America (and any successor acting as Administrative Agent and/or Collateral Agent) in its capacity as a Lender hereunder shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as Administrative Agent and/or Collateral Agent, and the term "Lender" or "Lenders" shall, unless the context otherwise indicates, include the Administrative Agent and/or Collateral Agent in its individual capacity. Bank of America (and any successor acting as Administrative Agent and/or Collateral Agent) and its Affiliates may (without having to account therefor to any Lender) accept deposits from, lend money to, make investments in, provide services to, and generally engage in any kind of lending, trust, or other business with any Credit Party or any of its Subsidiaries or Affiliates as if it were not acting as Administrative Agent and/or Collateral Agent, and Bank of America (and any successor acting as Administrative Agent and/or Collateral Agent) and its Affiliates may accept fees and other consideration from any Credit Party or any of its Subsidiaries or Affiliates for services in connection with this Credit Agreement or otherwise without having to account for the same to the Lenders.

10.5 Indemnification.

     The Lenders agree to indemnify the Agents (to the extent not reimbursed under Section 11.5 hereof, but without limiting the obligations of the Credit Parties under Section 11.5) ratably


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(in accordance with their respective Revolving Commitments (or, if the Revolving
Commitments have been terminated, the outstanding Revolving Loans, Swingline Loans and Participation Interests in Letters of Credit and Swingline Loan (including the Participation Interests of the Issuing Lender in Letters of
Credit and the Participation Interests of the Swingline Lender in Swingline Loans)) for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys' fees), or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against the Agents (including by any Lender) in any way relating to or arising out of any Credit Document or the transactions contemplated thereby or any action taken or omitted by the Agents under any Credit Document; provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the Person to be indemnified. Without limitation of the foregoing, each Lender agrees to reimburse the Agents promptly upon demand for its ratable share of any costs or expenses payable by the Credit Parties under Section 11.5, to the extent that the Agents are not promptly reimbursed for such costs and expenses by the Credit Parties. The agreements in this Section 10.5 shall survive the repayment of the Loans, LOC Obligations and other obligations under the Credit Documents and the termination of the Commitments hereunder.

10.6 Non-Reliance on Agents and Other Lenders.

     Each Lender agrees that it has, independently and without reliance on either Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Credit Parties and their Subsidiaries and decision to enter into this Credit Agreement and that it will, independently and without reliance upon either Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under the Credit Documents. Except for notices, reports, and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Agents shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition, or business of any Credit Party or any of its Subsidiaries or Affiliates that may come into the possession of either Agent or any of its Affiliates.

10.7 Successor Agent.

     The Administrative Agent and/or the Collateral Agent may resign at any time by giving notice thereof to the Lenders and the Credit Parties. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Agent (which Agent shall be reasonably acceptable to the Borrower). If no successor Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent's giving of notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent which shall be a commercial bank organized under the laws of the United States having combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor, such successor shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and


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obligations hereunder. After any retiring Agent's resignation hereunder as
Administrative Agent, the provisions of this Section 10 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

                                   SECTION 11

                                  MISCELLANEOUS

11.1 Notices.

     Except as otherwise expressly provided herein, all notices and other communications shall have been duly given and shall be effective (a) when delivered, (b) when transmitted via telecopy (or other facsimile device) to the number set out below (followed by delivery by a reputable national overnight air courier service or by certified or registered mail), (c) the Business Day following the day on which the same has been delivered prepaid to a reputable national overnight air courier service, or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case to the respective parties at the address, in the case of the Credit Parties and the Agents, set forth below, and, in the case of the Lenders, set forth on Schedule 11.1, or at such other address as such party may specify by written notice to the other parties hereto:

     if to any Credit Party:

     Take-Two Interactive Software, Inc.
     575 Broadway, Third Floor
     New York, New York 10012
     Attn: Larry Muller, Chief Financial Officer
     Telephone: 212- 334-6633
     Telecopy:

     if to the Administrative Agent:                 with a copy to:

     Bank of America, N.A.                           Bank of America, N.A.
     101 N. Tryon Street                             1111 East Main Street
     Independence Center, 15th Floor                 Richmond, VA  23219
     NC1-001-15-04                                   Attn: Austin Welder
     Charlotte, North Carolina 28255                 Telephone: (804) 788-2534
     Attn: William Cessna                            Telecopy: (804) 788-3432
           Agency Services
     Telephone: (704) 386-7637
     Telecopy: (704) 409-0029

11.2 Right of Set-Off; Adjustments.

     Upon the occurrence and during the continuance of any Event of Default, each Lender (and each of its domestic Affiliates) is hereby authorized at any time and from time to time, to


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the fullest extent permitted by law, to set off and apply any and all deposits
(general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender (or any of its domestic Affiliates) to or for the credit or the account of any Credit Party against any and all of the obligations of such Person now or hereafter existing under this Credit Agreement, under the Notes, under any other Credit Document or otherwise, irrespective of whether such Lender shall have made any demand under hereunder or thereunder and although such obligations may be unmatured. Each Lender agrees promptly to notify any affected Credit Party after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section 11.2 are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender may have.

11.3 Benefit of Agreement.

          (a) This Credit Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided that none of the Credit Parties may assign or transfer any of its interests and obligations without prior written consent of each of the Lenders; provided further that the rights of each Lender to transfer, assign or grant participations in its rights and/or obligations hereunder shall be limited as set forth in this Section 11.3.

          (b) Each Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Credit Agreement (including, without limitation, all or a portion of its Loans, its Notes, and its Commitment); provided, however, that

               (i) each such assignment shall be to an Eligible Assignee;

               (ii) except in the case of an assignment to another Lender, an Affiliate of an existing Lender or any fund that invests in bank loans and is advised or managed by an investment advisor to an existing Lender or an assignment of all of a Lender's rights and obligations under this Credit Agreement, any such partial assignment shall be in an amount at least equal to $5,000,000 (or, if less, the remaining amount of the Commitment being assigned by such Lender) or an integral multiple of $1,000,000 in excess thereof;

               (iii) any such assignment shall be of a constant, not varying, percentage of all of the Obligations and Commitments hereunder; and

               (iv) the parties to such assignment shall execute and deliver to the Administrative Agent for its acceptance an Assignment and Acceptance in the form of Schedule 11.3(b) hereto, together with any Note subject to such assignment and a processing fee of $3,500.

     Upon execution, delivery, and acceptance of such Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of such assignment, have the


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     obligations, rights, and benefits of a Lender hereunder and the assigning
     Lender shall, to the extent of such assignment, relinquish its rights and be released from its obligations under this Credit Agreement. Upon the consummation of any assignment pursuant to this Section 11.3(b), the assignor, the Administrative Agent and the Credit Parties shall make appropriate arrangements so that, if required, new Notes are issued to the assignor and the assignee. If the assignee is not a United States person under Section 6701(a)(30) of the Internal Revenue Code, it shall deliver to the Credit Parties and the Administrative Agent certification as to exemption from deduction or withholding of Taxes in accordance with Section 3.11.

          (c) Maintenance of Register. The Administrative Agent shall maintain at one of its offices in Charlotte, North Carolina a copy of each Lender assignment agreement delivered to it in accordance with the terms of subsection (b) above and a register for the recordation of the identity of the principal amount, type and Interest Period of each Domestic Loan outstanding hereunder, the names, addresses and the Commitments of the Lenders pursuant to the terms hereof from time to time (the "Register"). The Administrative Agent will make reasonable efforts to maintain the accuracy of the Register and to promptly update the Register from time to time, as necessary. The entries in the Register shall be conclusive in the absence of manifest error and the Borrower, the Agents and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Credit Agreement. The Register shall be available for inspection by the Borrower and each Lender, at any reasonable time and from time to time upon reasonable prior notice.

          (d) Upon its receipt of an Assignment and Acceptance executed by the parties thereto, together with any Note subject to such assignment and payment of the processing fee, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Schedule 11.3(b) hereto, (i) accept such Assignment and Acceptance,
     (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the parties thereto.

          (e) Each Lender may sell participations to one or more Persons in all or a portion of its rights, obligations or rights and obligations under this Credit Agreement (including all or a portion of its Commitment or its Loans); provided, however, that (i) such Lender's obligations under this Credit Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participant shall be entitled to the benefit of the yield protection provisions contained in Sections 3.7 through 3.12, inclusive (but only to the extent of the rights of such Lender therein), and the right of set-off contained in Section 11.2 (but only to the extent of the rights of such Lender therein), and (iv) the Credit Parties shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Credit Agreement, and such Lender shall retain the sole right to enforce the obligations of the Credit Parties relating to the Credit Party Obligations owing to such Lender and to approve any amendment, modification, or waiver of any provision of this Credit Agreement (other than amendments, modifications,


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

     or waivers decreasing the amount of principal of or the rate at which interest is payable on such Loans or Notes, extending any scheduled principal payment date or date fixed for the payment of interest on such Loans or Notes, or extending its Commitment).

          (f) Notwithstanding any other provision set forth in this Credit Agreement, any Lender may at any time assign and pledge all or any portion of its Loans and its Notes to any Federal Reserve Bank as collateral security pursuant to Regulation A and any Operating Circular issued by such Federal Reserve Bank. No such assignment shall release the assigning Lender from its obligations hereunder.

          (g) Any Lender may furnish any information concerning the members of the Consolidated Group in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants), subject, however, to the provisions of Section 11.14 hereof.

11.4 No Waiver; Remedies Cumulative.

     No failure or delay on the part of either Agent or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between either Agent or any Lender and any of the Credit Parties shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies provided herein are cumulative and not exclusive of any rights or remedies which either Agent or any Lender would otherwise have. No notice to or demand on any Credit Party in any case shall entitle the Credit Parties to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Agents or the Lenders to any other or further action in any circumstances without notice or demand.

11.5 Expenses; Indemnification.

     (a) The Credit Parties jointly and severally agree to pay on demand all reasonable costs and expenses of the Agents in connection with the syndication, preparation, execution, delivery, modification, and amendment of this Credit Agreement, the other Credit Documents, and the other documents to be delivered hereunder, including, without limitation, the reasonable fees and expenses of counsel for the Agents. The Credit Parties also jointly and severally agree to pay on demand all reasonable costs and expenses of the Agents and the Lenders, if any (including, without limitation, reasonable attorneys' fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings, or otherwise) of the Credit Documents and the other documents to be delivered thereunder. The Credit Parties further jointly and severally agree to pay all reasonable costs and expenses of the Administrative Agent, and its representatives, for up to two (2) audits of the Collateral in any fiscal year, provided that during the continuance of an Event of Default, the reasonable costs and expenses of the Administrative Agent, and its representatives, for additional audits of the Collateral shall be paid for by the Credit Parties.


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     (b) The Credit Parties jointly and severally agree to indemnify and hold harmless each Agent and each Lender and each of their Affiliates and their respective officers, directors, employees, agents, and advisors (each, an "Indemnified Party") from and against any and all claims, damages, losses, liabilities, costs, and expenses (including, without limitation, reasonable attorneys' fees) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation, or proceeding or preparation of defense in connection therewith) the Credit Documents, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Loans, except to the extent such claim, damage, loss, liability, cost, or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this
Section 11.5 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any of the Credit Parties, their respective directors, shareholders or creditors or an Indemnified Party or any other Person or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The Credit Parties agree not to assert any claim against either Agent, any Lender, any of their Affiliates, or any of their respective directors, officers, employees, attorneys, agents, and advisors, on any theory of liability, for special, indirect, consequential, or punitive damages arising out of or otherwise relating to the Credit Documents, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Loans.

     (c) Without prejudice to the survival of any other agreement of the Credit Parties hereunder, the agreements and obligations of the Credit Parties contained in this Section 11.5 shall survive the repayment of the Loans, LOC Obligations and other obligations under the Credit Documents and the termination of the Commitments hereunder.

11.6 Amendments, Waivers and Consents.

     Neither this Credit Agreement nor any other Credit Document nor any of the terms hereof or thereof may be amended, changed, waived, discharged or terminated unless such amendment, change, waiver, discharge or termination is in writing entered into by, or approved in writing by, the Required Lenders and the Borrower, provided, however, that:

          (a) without the consent of each Lender affected thereby, neither this Credit Agreement nor any other Credit Document may be amended to

               (i) extend the final maturity of any Loan or of any reimbursement obligation, or any portion thereof, arising from drawings under Letters of Credit,

               (ii) reduce the rate or extend the time of payment of interest (other than as a result of waiving the applicability of any post-default increase in interest rates) thereon or Fees hereunder,


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               (iii) reduce or waive the principal amount of any Loan or of any reimbursement obligation, or any portion thereof, arising from drawings under Letters of Credit,

               (iv) increase the Commitment of a Lender over the amount thereof in effect (it being understood and agreed that a waiver of any Default or Event of Default or mandatory reduction in the Commitments shall not constitute a change in the terms of any Commitment of any Lender),

               (v) except as the result of or in connection with a dissolution, merger or disposition of a member of the North American Group permitted under Section 8.3, release the Borrower or substantially all of the Guarantors from its or their obligations under the Credit Documents,

               (vi) except as the result of or in connection with an Asset Disposition permitted under Section 8.3(b), release all or substantially all of the Collateral,

               (vii) amend, modify or waive any provision of this Section 11.6 or Section 3.6, 3.7, 3.8, 3.9, 3.10, 3.11, 3.12, 3.13, 3.14, 3.15,
          9.1(a), 11.2, 11.3, 11.5 or 11.9,

               (viii) reduce any percentage specified in, or otherwise modify, the definition of Required Lenders, or

               (ix) consent to the assignment or transfer by the Borrower or all or substantially all of the other Credit Parties of any of its or their rights and obligations under (or in respect of) the Credit Documents except as permitted thereby;

          (b) without the consent of the Agents, no provision of Section 10 may be amended; and

          (c) without the consent of the Issuing Lender, no provision of Section
     2.2 may be amended.

     Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above, (x) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of
     Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein and (y) the Required Lenders may consent to allow a Credit Party to use cash collateral in the context of a bankruptcy or insolvency proceeding.


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

11.7 Counterparts.

     This Credit Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. It shall not be necessary in making proof of this Credit Agreement to produce or account for more than one such counterpart for each of the parties hereto. Delivery by facsimile by any of the parties hereto of an executed counterpart of this Credit Agreement shall be as effective as an original executed counterpart hereof and shall be deemed a representation that an original executed counterpart hereof will be delivered.

11.8 Headings.

     The headings of the sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Credit Agreement.

11.9 Survival.

     All indemnities set forth herein, including, without limitation, in Section 2.6(h), 3.11, 3.12, 10.5 or 11.5 shall survive the execution and delivery of this Credit Agreement, the making of the Loans, the issuance of the Letters of Credit, the repayment of the Loans, LOC Obligations and other obligations under the Credit Documents and the termination of the Commitments hereunder, and all representations and warranties made by the Credit Parties herein shall survive delivery of the Notes and the making of the Loans hereunder.

11.10 Governing Law; Submission to Jurisdiction; Venue.

     (a) THIS CREDIT AGREEMENT AND, UNLESS OTHERWISE EXPRESSLY PROVIDED THEREIN, THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NORTH CAROLINA. Any legal action or proceeding with respect to this Credit Agreement or any other Credit Document may be brought in the State or Federal courts located in Charlotte, North Carolina, and, by execution and delivery of this Credit Agreement, each of the Credit Parties hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the nonexclusive jurisdiction of such courts. Each of the Credit Parties further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at the address set out for notices pursuant to Section 11.1, such service to become effective three (3) Business Days after such mailing. Nothing herein shall affect the right of the Administrative Agent or any Lender to serve process in any other manner permitted by law or to commence legal proceedings or to otherwise proceed against any Credit Party in any other jurisdiction.

     (b) Each of the Credit Parties hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising


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

out of or in connection with this Credit Agreement or any other Credit Document brought in the courts referred to in subsection (a) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

     (c) TO THE EXTENT PERMITTED BY LAW, EACH OF THE ADMINISTRATIVE AGENT, THE LENDERS AND EACH OF THE CREDIT PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT, ANY OF THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY.

11.11 Severability.

     If any provision of any of the Credit Documents is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.

11.12 Entirety.

     This Credit Agreement together with the other Credit Documents represent the entire agreement of the parties hereto and thereto, and supersede all prior agreements and understandings, oral or written, if any, including any commitment letters or correspondence relating to the Credit Documents or the transactions contemplated herein and therein.

11.13 Binding Effect; Termination.

     (a) This Credit Agreement shall become effective at such time on or after the Closing Date when it shall have been executed by each Credit Party and the Administrative Agent, and the Administrative Agent and each Lender shall have received copies hereof (telefaxed or otherwise) which, when taken together, bear the signatures of each Lender, and thereafter this Credit Agreement shall be binding upon and inure to the benefit of each Credit Party, the Administrative Agent and each Lender and their respective successors and assigns.

     (b) The term of this Credit Agreement shall be until no Loans, LOC Obligations or any other amounts payable hereunder or under any of the other Credit Documents shall remain outstanding, no Letters of Credit shall be outstanding, all of the Credit Party Obligations have been irrevocably satisfied in full and all of the Commitments hereunder shall have expired or been terminated.

11.14 Confidentiality.

     Each Agent and each Lender (each, a "Lending Party") agrees to keep confidential any information furnished or made available to it by the Credit Parties pursuant to this Credit


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

Agreement that is marked confidential; provided that nothing herein shall prevent any Lending Party from disclosing such information (a) to any other Lending Party or any Affiliate of any Lending Party, or any officer, director, employee, agent, or advisor of any Lending Party or Affiliate of any Lending Party, (b) to any other Person if reasonably incidental to the administration of the credit facility provided herein, (c) as required by any law, rule, or regulation, (d) upon the order of any court or administrative agency, (e) upon the request or demand of any regulatory agency or authority, (f) that is or becomes available to the public or that is or becomes available to any Lending Party other than as a result of a disclosure by any Lending Party prohibited by this Credit Agreement, (g) in connection with any litigation to which such Lending Party or any of its Affiliates may be a party, (h) to the extent necessary in connection with the exercise of any remedy under this Credit Agreement or any other Credit Document, (i) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender's investment portfolio in connection with ratings issued with respect to such Lender, (j) to any direct or indirect contractual counterparty in swap agreements or such contractual counterparty's professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty (i) has been approved in writing by the Borrower and (ii) agrees in a writing enforceable by the Borrower to be bound by the provisions of this Section 11.14) and (k) subject to provisions substantially similar to those contained in this
Section 11.14, to any actual or proposed participant or assignee.

11.15 Source of Funds.

     Each of the Lenders hereby represents and warrants to the Borrower that at least one of the following statements is an accurate representation as to the source of funds to be used by such Lender in connection with the financing hereunder:

          (a) no part of such funds constitutes assets allocated to any separate account maintained by such Lender in which any employee benefit plan (or its related trust) has any interest;

          (b) to the extent that any part of such funds constitutes assets allocated to any separate account maintained by such Lender, such Lender has disclosed to the Borrower the name of each employee benefit plan whose assets in such account exceed 10% of the total assets of such account as of the date of such purchase (and, for purposes of this subsection (b), all employee benefit plans maintained by the same employer or employee organization are deemed to be a single plan);

          (c) to the extent that any part of such funds constitutes assets of an insurance company's general account, such insurance company has complied with all of the requirements of the regulations issued under Section 401(c)(1)(A) of ERISA; or

          (d) such funds constitute assets of one or more specific benefit plans which such Lender has identified in writing to the Borrower.


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

As used in this Section 11.15, the terms "employee benefit plan" and "separate account" shall have the respective meanings assigned to such terms in Section 3 of ERISA.

11.16 Conflict.

     To the extent that there is a conflict or inconsistency between any provision hereof, on the one hand, and any provision of any Credit Document, on the other hand, this Credit Agreement shall control.

                           [Signature Pages to Follow]

      IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Credit Agreement to be duly executed and delivered as of the date first above written.

BORROWER:                          TAKE-TWO INTERACTIVE SOFTWARE, INC.,
                                   a Delaware Corporation


                                   By:
                                      -------------------------------------
                                   Name:  Larry Muller
                                   Title: Chief Financial Officer

GUARANTORS:                        FALCON VENTURES CORPORATION,
                                   a California corporation
                                   GEARHEAD ENTERTAINMENT, INC.,
                                   a Pennsylvania corporation
                                   MISSION STUDIOS, INC.,
                                   an Illinois corporation
                                   INVENTORY MANAGEMENT SYSTEMS, INC.,
                                   a Delaware corporation
                                   JACK OF ALL GAMES, INC.,
                                   a New York corporation
                                   TALONSOFT, INC.,
                                   a Delaware Corporation


                                   By:
                                      -------------------------------------
                                   Name:    Larry Muller
                                   Title:   Chief Financial Officer of
                                            each of the foregoing Guarantors

                           [Signature Pages Continue]

ADMINISTRATIVE AGENT:              BANK OF AMERICA, N.A.,
                                   in its capacity as Administrative Agent
                                   and individually in its capacity as a Lender


                                   By:
                                      ----------------------------------
                                   Name:
                                   Title:


                                   COMERICA BANK


                                   By:
                                      ----------------------------------
                                   Name:
                                   Title:


                                   THE PROVIDENT BANK


                                   By:
                                      ----------------------------------
                                   Name:
                                   Title:


                                   SUMMIT BANK, N.A.


                                   By:
                                      ----------------------------------
                                   Name:
                                   Title: